Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and between

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

and

PROKIDNEY LP,

dated as of January 18, 2022

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Exhibits

Exhibit A Exhibit B	Form of New GP Joinder Form of Second Amended and Restated Company Limited Partnership Agreement
Exhibit C Exhibit D	Form of Amended and Restated New GP Governing Documents Form of Amended & Restated Memorandum and Articles of Association of Acquiror
Exhibit E	Form of Tax Receivable Agreement
Exhibit F Exhibit G	Form of Exchange Agreement Form of Promissory Note
Exhibit H Exhibit I	Form of Registration Rights Agreement Form of Lock-Up Agreement

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 18, 2022 (this “Agreement”), is made and entered into by and between Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”) and ProKidney LP, a limited partnership organized under the laws of Ireland (the “Company”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy General Partner”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Business Combination, as soon as practicable after the date hereof, and in any event prior to the Closing (as defined below), Acquiror shall cause to be formed a private company limited by shares organized under the laws of Ireland (“New GP”) for the purposes of the transactions contemplated by this Agreement;

WHEREAS, it is contemplated that New GP shall become a party to this Agreement and the Exchange Agreement (as defined below) for all purposes and subject to the terms and conditions hereunder and thereunder, in the case of this Agreement promptly after its incorporation by executing and delivering an executed joinder to this Agreement, substantially in the form attached hereto as Exhibit A (the “New GP Joinder”), and in the case of the Exchange Agreement, at the Closing;

WHEREAS, on the Closing Date, immediately prior to the consummation of the Business Combination, (a) the Company shall amend and restate the Company Limited Partnership Agreement to be substantially in the form attached hereto as Exhibit B, with such changes as may be agreed by Acquiror and the Company (the “Second Amended and Restated Company Limited Partnership Agreement”), (b) New GP shall amend and restate its governing documents to be substantially in the form attached hereto as Exhibit C, with such changes as may be agreed by Acquiror and the Company (the “Amended and Restated New GP Governing Documents”) and (c) Acquiror shall amend and restate its amended and restated memorandum and articles of association to be substantially in the form attached hereto as Exhibit D, with such changes as may be agreed by Acquiror and the Company (the “Acquiror Charter Amendment”);

WHEREAS, on the Closing Date, immediately following the effectiveness of the Second Amended and Restated Company Limited Partnership Agreement and the Acquiror Charter Amendment, (a) the Company shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock, Acquiror Class B PMEL RSRs and cash, (b) New GP shall be admitted as the general partner of the Company, and (c) the Company shall distribute the shares of Acquiror Class B Common Stock and Acquiror Class B PMEL RSRs to the Closing Company Unitholders in accordance with the Second Amended and Restated Company Limited Partnership Agreement (collectively, the “Business Combination”);

WHEREAS, at the Closing, Acquiror, the Company and the Closing Company Unitholders will enter into a tax receivable agreement, substantially in the form attached hereto as Exhibit E (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, Acquiror, the Company, the New GP and the Closing Company Unitholders will enter into an exchange agreement, substantially in the form attached hereto as Exhibit F (the “Exchange Agreement”);

WHEREAS, the respective boards of directors or equivalent governing bodies of each of the Acquiror and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”), including the Business Combination, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Limited Partnerships Act 1907 and the Partnership Act 1890 (each as amended and currently in effect), as applicable, and have recommended to their respective equityholders the approval of the Transactions;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Unitholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Unitholders have agreed to, among other things, substantially concurrently with the execution and delivery of this Agreement, vote (pursuant to an action by written consent of each of the two Existing Company Unitholders who hold Legacy Class A Units) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Business Combination and in accordance with the terms hereof, Acquiror shall provide an opportunity to its eligible (as determined in accordance with the Acquiror’s Governing Documents (as defined below)) shareholders to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, prior to the Closing and in furtherance of the Business Combination, the Company shall (at its election) enter into one or more promissory notes with certain Existing Company Unitholders substantially in the form attached hereto as Exhibit G (the “Promissory Notes”) and pursuant to which such Existing Company Unitholders shall agree to fund up to $100,000,000 to support the operational financing needs of the Company prior to the Closing (the “Interim Financing”);

WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with each of the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed to subscribe for and purchase from Acquiror, and Acquiror has agreed to issue and sell to each such PIPE Investor, the number of shares of Acquiror Class A Common Stock set forth in the applicable Subscription Agreement in exchange for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated substantially concurrently with the Closing (as defined below);

WHEREAS, at the Closing, Acquiror, the Company, the Sponsor and certain of the Closing Company Unitholders, and their respective Affiliates, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit H (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror, the Company and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit I (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.    Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Class A Common Stock” means the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means (i) prior to the Closing, the Class B ordinary shares, par value $0.0001 per share, of Acquiror; and (ii) following the Closing, the Class B ordinary shares, par value $0.0001 per share, of Acquiror pursuant to the Acquiror Charter Amendment, each share of which in the case of clause (ii) will have voting rights equal to a share of Acquiror Class A Common Stock but which shall have no entitlement to earnings or distributions of Acquiror or other economic rights and as otherwise set out in the Acquiror Charter Amendment.

“Acquiror Class B Earnout RSRs” means the Acquiror Class B Series 1 RSRs, the Acquiror Class B Series 2 RSRs and the Acquiror Class B Series 3 RSRs.

“Acquiror Class B PMEL RSRs” means Restricted Stock Rights of Acquiror designated as “Class B PMEL RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Class B Series 1 RSRs” means Restricted Stock Rights of Acquiror designated as “Class B Series 1 RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Class B Series 2 RSRs” means Restricted Stock Rights of Acquiror designated as “Class B Series 2 RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Class B Series 3 RSRs” means Restricted Stock Rights of Acquiror designated as “Class B Series 3 RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Key Holders” means the Sponsor and each Person that owns shares of Acquiror Class B Common Stock as of immediately prior to the Business Combination.

“Acquiror Outstanding Share Number” means a number equal to the number of fully diluted outstanding shares of Acquiror Common Stock, as of immediately prior to the Closing, after giving effect to the Acquiror Share Redemptions and the PIPE Investment.

“Acquiror Share Redemption” means the valid election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with obtaining the Acquiror Shareholder Approval.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A) and (B) of Section 7.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (ii) those Transaction Proposals identified in clauses (C), (D), (E), (F), (G), (H), (I) and (J), of Section 7.2(b)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of the applicable time.

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated as of June 29, 2021, between Acquiror and Social + Capital Partnership, L.L.C., or (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby.

“Acquisition Proposal” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination (as defined in the Acquiror’s Governing Documents).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cayman Registrar” means the Cayman Registrar under the Companies Act.

“Closing Company Unitholders” means (i) the Existing Company Unitholders (other than PMEL) and (ii) the PMEL Post-Combination Unitholders.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Business Combination, and the making of any filings, notices or information statements in connection with the foregoing, by each of the two Existing Company Unitholders who hold Legacy Class A Units, in accordance with the terms of the Company Limited Partnership Agreement and applicable Law.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 3.1 (Company Organization), Section 3.2 (Subsidiaries), Section 3.3 (Due Authorization), Section 3.6 (Capitalization of the Company), Section 3.7 (Capitalization of Subsidiaries) and Section 3.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Unitholders, Acquiror and the Company, as amended or modified from time to time.

“Company Intellectual Property” means all Intellectual Property owned or purported by the Company or any of its Subsidiaries to be owned by the Company or any of its Subsidiaries.

“Company Limited Partnership Agreement” means the First Amended and Restated Deed for the Establishment of a Limited Partnership, dated as of January 17, 2022, by and among Tolerantia, LLC, Control Empresarial de Capitales, S.A. de C.V., ProKidney Management Equity LLC and ProKidney GP Limited.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, credit or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers), (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 3.4 and the condition to Closing with respect thereto), (j) any matter set forth on the Company Disclosure Letter, (k) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, (l) any regulatory, preclinical, clinical, pricing or reimbursement changes, effects, developments or occurrences arising after the date hereof and relating to or affecting any Company Product (including (1) any negative regulatory actions, requests, recommendations or decisions of any Governmental Authority relating to any Company Product or (2) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing with respect to any Company Product), in each case, as applicable and solely to the extent not resulting from or arising out of any fraud or intentional misconduct or misrepresentation, any violation of any applicable Law or order, or any negligent or reckless actions or omissions of the Company or its Subsidiaries or other conduct inconsistent with that of a prudent company operating in the industry of the Company, or (m) any action taken by, or at the request of, Acquiror; provided, further, that any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Products” means any and all products or services being developed or commercialized by the Company or any of its Subsidiaries from which the Company or any of its Subsidiaries has derived previously, is currently deriving, or is expected to derive, revenue from the sale or provision thereof, including REACT.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Earnout Company Units” means the New Company Common Units issuable pursuant to Section 2.5 upon the vesting and settlement of the New Company Earnout RCUs.

“Earnout Participant” means a holder of Legacy Class A Units. For clarity, neither PMEL nor any PMEL Post-Combination Unitholder shall be treated as an Earnout Participant pursuant to this Agreement.

“Earnout Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Earnout Pro Rata Portion” means the quotient (expressed as a percentage) of (i) the number of New Company Common Units held by such Earnout Participant immediately after giving effect to the Recapitalization divided by (ii) the total number of New Company Common Units held by all Earnout Participants immediately after giving effect to the Recapitalization; provided, however, that in no event shall the aggregate Earnout Pro Rata Portion of all Earnout Participants exceed 100%.

“Earnout Series Amount” means 5,833,333.33.

“Earnout Shares” means the shares of Acquiror Class B Common Stock issuable pursuant to Section 2.5 upon the vesting and settlement of the Acquiror Class B Earnout RSRs.

“Earnout Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of (i) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to Acquiror, in each case, in which shares of Acquiror Common Stock are exchanged for cash, securities of another Person or other property (excluding, for the avoidance of doubt, any domestication of Acquiror or any other transaction in which shares of Acquiror Common Stock are exchanged for substantially similar securities of Acquiror or any successor entity of Acquiror) or (ii) the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole (excluding any such sale or other disposition to an entity at least a majority of the combined voting power of the voting securities of which are owned by holders of shares of Acquiror Common Stock).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Value” means $1,750,000,000.00.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Unitholder” means any Person who holds Legacy Class A Units or Legacy Class B Units as of immediately prior to the Closing.

“FDA” means the United States Food and Drug Administration or any successor agency or authority having substantially the same function.

“FDA Laws” means all applicable Laws related to the research, development, investigation, manufacture, processing, labeling, packaging, storage, distribution, marketing, advertising, promotion, sale, import, export, use, handling and control, safety, efficacy, and reliability of therapeutic biologic products, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, requirements relating to applications to market new therapeutics, (d) Laws governing the conduct of non-clinical laboratory studies, including FDA’s Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (e) Laws governing the development, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including FDA’s Good Clinical Practice regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, (f) Laws governing data-gathering activities relating to the detection, assessment, and understanding of adverse events, including adverse event reporting regulations of FDA, (g) Laws related to data integrity, including the electronic record and signature requirements contained in 21 CFR Part 11, as applicable, and (h) all comparable state, federal or foreign Laws relating to any of the foregoing, including ISO 13485:2016 and applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use and the International Organization for Standardization requirements.

“Federal Health Care Program” has the meaning specified in 42 U.S.C. § 1320a-7b and includes the Medicare, Medicaid and TRICARE programs.

“Federal Privacy and Security Regulations” shall mean the regulations contained in 45 C.F.R. Parts 160 and 164.

“Flow-Through Tax Returns” means any IRS Form 1065 of the Company or any of its Subsidiaries and any state, local or non-U.S. Tax Return of the Company or any of its Subsidiaries serving a similar purpose in a jurisdiction that treats the Company or such Subsidiary as a flow-through entity for income Tax purposes.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an Irish limited partnership are its limited partnership agreement and certificate of registration and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Health Care Law” means any applicable Law relating to health care regulatory matters, including (a) Laws related to Federal Health Care Programs, (b) applicable state anti-kickback and physician self-referral laws, (c) state information privacy and security Laws, (d) international data privacy and security Laws, such as the EU General Data Protection Regulation, as amended or superseded, EU Data Protection Directive 95/46/EC, and national implementations thereof, (e) any regulations related to those Laws described in clauses (a) through (d) of this paragraph, and (f) any Laws similar to those described in clauses (a) through (d) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.

“HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, as each is amended from time to time including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013.

“Holder Representative” means Pablo Legorreta.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world arising under or associated with: (i) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and internet domain names, uniform resource locators, social media handles, and other names, identifiers and locators associated with Internet addresses, sites, and services, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) trade secrets, industrial secret rights, know-how, processes, methods and other confidential information or proprietary rights (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

“Key Holders” means (a) the Persons set forth on Section 1.1 of the Company Disclosure Letter and (b) the Acquiror Key Holders.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legacy Class A Units” means the units of the Company designated as “Class A Units” pursuant to the Company Limited Partnership Agreement.

“Legacy Class B Units” means, collectively, the units of the Company designated as “Class B Units” and “Class B-1 Units” pursuant to the Company Limited Partnership Agreement.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“New Company Common Units” means the units of the Company designated as “Common Units” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“New Company Earnout RCUs” means the Series 1 RCUs, the Series 2 RCUs and the Series 3 RCUs.

“New GP” has the meaning specified in the Recitals.

“New GP Joinder” has the meaning specified in the Recitals.

“OIG” shall mean the Office of Inspector General of the U.S. Department of Health and Human Services.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) restrictions on transfer under applicable securities Laws and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Per Share Value” means (x) with respect to any Earnout Strategic Transaction within clause (i) of the definition thereof, the per share value of the consideration payable in respect of shares of Acquiror Common Stock in such Earnout Strategic Transaction or (y) with respect to any Earnout Strategic Transaction within clause (ii) of the definition thereof, the amount that would be distributed in respect of each share of Acquiror Common Stock if the proceeds of such Earnout Strategic Transaction were distributed upon a liquidation of Acquiror. For purposes of valuing any non-cash consideration payable in any Earnout Strategic Transaction, (i) the value of any publicly traded security listed on a national securities exchange shall be the volume-weighted average price per share of such security during the ten (10)-Trading Day period ending on the Trading Day immediately preceding the consummation of such Earnout Strategic Transaction, and (ii) the value of any other security or other property shall be the fair market value of such security or other property as reasonably determined in good faith by the disinterested members of the Board of Directors of Acquiror.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, all information that identifies or could reasonably be used to identify an individual person, browser, device or household.

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares issued in the PIPE Investment plus the aggregate gross purchase price for the New Company Common Units issued in the Post-Recapitalization Unit Issuance.

“PIPE Investors” means those certain investors participating in the PIPE Investment, including any SCS PIPE Investor.

“PMEL” means ProKidney Management Equity LLC, a Bermuda limited liability company.

“PMEL Existing Holders” means certain Persons who, as members of PMEL, hold an indirect interest in the Legacy Class B Units held by PMEL.

“PMEL Post-Combination Unitholders” means the PMEL Existing Holders, their designees, or one or more holding Persons or nominated Persons who receive New Company Common Units or PMEL RCUs on behalf of the PMEL Existing Holders in the PMEL Roll-Up.

“PMEL RCUs” means the Restricted Common Units of the Company designated as “PMEL RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“PMEL Roll-Up” means such reasonable actions as may be taken by PMEL and its manager, the Company and the Legacy General Partner immediately prior to the Closing, in accordance with the terms of the Company Limited Partnership Agreement, to cause the PMEL Post-Combination Unitholders to be admitted to the Company in accordance with the Second Amended and Restated Company Limited Partnership Agreement at the Closing and receive New Company Common Units in the Business Combination.

“Post-Recapitalization Unit Issuance” means the issuance, if any, by the Company of New Company Common Units following the Recapitalization and prior to the Closing at a purchase price of $10.00 per New Company Common Unit, pursuant to subscription agreements (in form substantially consistent with the Subscription Agreements and reasonably acceptable to Acquiror) with PIPE Investors who are Existing Company Unitholders.

“Post-Recapitalization Unit Issuance Number” means the number of New Company Common Units, up to a maximum of 10,000,000 New Company Common Units, issued by the Company in the Post-Recapitalization Unit Issuance, if any.

“Recapitalized Company Unit Number” means 175,000,000, which is the result of dividing the Equity Value by $10.00.

“Requisite Company Unitholders” means those Existing Company Unitholders listed on Section 1.1 of the Company Disclosure Letter.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCS PIPE Investor” means a PIPE Investor that is set forth on Section 4.12(e) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series 1 RCU” means the Restricted Common Units of the Company designated as “Series 1 RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“Series 2 RCU” means the Restricted Common Units of the Company designated as “Series 2 RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“Series 3 RCU” means the Restricted Common Units of the Company designated as “Series 3 RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Sponsor” means SCS Sponsor III LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trading Day” means a day on which trading in Acquiror Common Stock occurs on Nasdaq or other national securities exchange.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Triggering Event” means Triggering Event I, Triggering Event II or Triggering Event III, as applicable.

“Triggering Event I” means that the Volume Weighted Average Price of the Acquiror Class A Common Stock has exceeded $15.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“Triggering Event II” means that the Volume Weighted Average Price of the Acquiror Class A Common Stock has exceeded $20.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“Triggering Event III” means that the Volume Weighted Average Price of the Acquiror Class A Common Stock has exceeded $25.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“Volume Weighted Average Price” or “VWAP” means, for any Trading Day, the per share volume weighted average price of the Acquiror Class A Common Stock as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one share of Acquiror Class A Common Stock on such Trading Day, determined, using a volume weighted average price method, by a nationally recognized independent investment banking firm selected by Acquiror). The VWAP will be determined without regard to after-hours trading or any other trading outside of the primary trading session.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Other Defined Terms.

Term	Section
2021 Company Audited Financial Statements	5.3
2022 Company Financial Statements	5.3
Acquiror	Preamble
Acquiror Audited Financial Statements	4.6(d)
Acquiror Charter Amendment	Recitals
Acquiror Cure Period	9.1(g)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.6(d)
Acquiror Indemnified Parties	6.7(a)
Acquiror SEC Filings	4.5
Acquiror Securities	4.12(a)
Acquiror Shareholders’ Meeting	7.2(b)(i)
Affiliate Agreements	3.12(a)(vi)
Agreement	Preamble
Agreement End Date	9.1(e)
Akin Gump	10.18(a)
Amended and Restated New GP Governing Documents	Recitals
Ancillary Agreements	10.10
Audited Financial Statements	3.8(a)(i)
Available Acquiror Cash	6.2(a)
Business Combination	Recitals
Class III	6.6(a)
Closing	2.3
Closing Date	2.3
Companies Act	Recitals
Company	Preamble
Company Benefit Plan	3.13(a)
Company Counsel Privileged Communications	10.18(a)
Company Counsel Waiving Parties	10.18(a)

Term	Section
Company Counsel WP Group	10.18(a)
Company Cure Period	9.1(e)
Company Disclosure Letter	Article III
Company Indemnified Parties	6.7(a)
Company Registered Intellectual Property	3.22(a)
Confidentiality Agreement	10.10
D&O Indemnified Parties	6.7(a)
Davis Polk	10.18(a)
Earnout Expiration Date	2.5(a)(iii)
Earnout Strategic Transaction $15.00 Vesting Event	2.5(c)
Earnout Strategic Transaction $20.00 Vesting Event	2.5(c)
Earnout Strategic Transaction $25.00 Vesting Event	2.5(c)
Earnout Strategic Transaction Vesting Events	2.5(c)
ERISA	3.13(a)
Exchange Agreement	Recitals
Export Approvals	3.27(a)
Financial Statements	3.8(a)(ii)
General Partnership Interest	3.6(a)
Government Contract	3.30
Governmental Approval	3.5
Incentive Equity Plan	6.1(a)
Independent Director	6.6(b)
Initial Equity Plan Reserve	6.1(a)
Interim Financing	Recitals
Interim Period	5.1
JOBS Act	4.6(a)
Legacy General Partner	Preamble
Legal Proceedings	3.10
Listing Application	6.3
Lock-Up Agreement	Recitals
Minimum Available Acquiror Cash Amount	6.2(a)
Minimum PIPE Investment Amount	4.12(e)
Mintz	10.18(a)
Modification in Recommendation	7.2(b)(ii)
Multiemployer Plan	3.13(c)
Nasdaq	4.6(c)
New GP	Recitals
New GP Joinder	Recitals
Offer Documents	7.2(a)(i)
Other Indemnitors	6.7(e)
Owned Land	3.21(b)
Personal Information Laws and Policies	3.23(a)
PIPE Proceeds	6.2(a)
Promissory Notes	Recitals
Prospectus	10.1

Term	Section
Proxy Statement	7.2(a)(i)
Purchase Plan	6.1(a)
Q3 Financial Statements	3.8(a)(ii)
Real Property Leases	3.21(a)(iii)
Recapitalization	2.2(a)(ii)
Registration Rights Agreement	Recitals
Second Amended and Restated Company Limited Partnership Agreement	Recitals
Tax Receivable Agreement	Recitals
Terminating Acquiror Breach	9.1(g)
Terminating Company Breach	9.1(e)
Title IV Plan	3.13(c)
Top Vendors	3.29(a)
Transaction Litigation	6.10
Transaction Proposals	7.2(b)(ii)
Transactions	Recitals
Trust Account	10.1
Trust Agreement	4.8
Trustee	4.8
Unpaid Transaction Expenses	2.4(c)
Wachtell Lipton	10.18(b)
Wachtell Lipton Privileged Communications	10.18(b)
Wachtell Lipton Waiving Parties	10.18(b)
Wachtell Lipton WP Group	10.18(b)

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to (i) approvals to be given or actions to be taken by the Company shall be construed as references to approvals or actions to be taken by the board of directors of the Legacy General Partner (or its successor), acting in its capacity as general partner of the Company, (ii) references to property owned on record by, or held by, the Company shall be construed as references to property held in the name of the Legacy General Partner (or its successor) in its capacity as general partner of the Company for and on behalf of the Existing Company Unitholders, and (iii) references to property owned beneficially by, or held by, the Company shall be construed as references to the beneficial interest in property held by the Company (whether through the Legacy General Partner or otherwise) for and on behalf of the Existing Company Unitholders. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article IV as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Reference to any partnership interest (including the Legacy Class A Units, the Legacy Class B Units and New Company Common Units) other than the General Partnership Interest being “non-assessable” means that such interest will not be subject to calls for any additional payments thereon provided that the relevant partnership interest is fully paid and further provided that the relevant provisions of the Limited Partnerships Act 1907 and the Partnership Act 1890 are complied with in full.

(g) Commercially reasonable actions required by COVID-19 Measures shall be deemed to be in the ordinary course of business consistent with past practice so long as any such COVID-19 Measure remains outstanding.

(h) Any reference made to Legacy Class B Units at the time of the Recapitalization or upon the Business Combination shall be deemed to refer to such Legacy Class B Units following their conversion to Legacy Class A Units pursuant to Section 2.2.8 of the Company Limited Partnership Agreement.

Section 1.4. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.4 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE BUSINESS COMBINATION; CLOSING

Section 2.1. New GP Formation. As soon as practicable after the date hereof and in any event prior to the Closing, Acquiror shall cause the formation of New GP. Promptly after such formation and in any event prior to the Closing, Acquiror shall cause New GP to execute and deliver the New GP Joinder.

Section 2.2. Closing Transactions; Business Combination.

(a) Amendments to Governing Documents; Recapitalization. On the Closing Date, immediately prior to the consummation of the Business Combination:

(i) Acquiror shall amend and restate its Governing Documents to be in the form of the Acquiror Charter Amendment, which shall provide for, and include the terms of, the Acquiror Class B Common Stock;

(ii) New GP shall amend and restate its governing documents to be in the form of the Amended and Restated New GP Governing Documents;

(iii) the Existing Company Unitholders shall amend and restate the Company Limited Partnership Agreement to be in the form of the Second Amended and Restated Company Limited Partnership Agreement, pursuant to which (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of New Company Common Units equal to (x) the Recapitalized Company Unit Number minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A), in each case, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement (the “Recapitalization”). For the avoidance of doubt, the PMEL RCUs issued in the Recapitalization shall be subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Legacy Class B Units (pursuant to the terms of the applicable award agreement with the PMEL Existing Holder) immediately prior to the Closing;

(iv) the PMEL Roll-Up shall be consummated; and

(v) the Post-Recapitalization Unit Issuance, if applicable, shall be consummated.

(b) Business Combination. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the parties shall consummate the Business Combination, pursuant to which:

(i) the Company shall issue and deliver to Acquiror a number of New Company Common Units equal to the Acquiror Outstanding Share Number in exchange for (A) the issuance by Acquiror to the Company of a number of shares of Acquiror Class B Common Stock equal to (1) the Recapitalized Company Unit Number plus (2) the Post-Recapitalization Unit Issuance Number minus (3) the number of PMEL RCUs issued in the Recapitalization, (B) the issuance by Acquiror to the Company of a number of Acquiror Class B PMEL RSRs equal to the number of PMEL RCUs issued in the Recapitalization, (C) the delivery by Acquiror to the Company, via wire transfer of immediately available funds, of an amount in cash equal to the PIPE Proceeds (less the amount of the PIPE Proceeds received by the Company pursuant to the Post-Recapitalization Unit Issuance) and (D) the delivery by Acquiror to the Company, via wire transfer of immediately available funds, of an amount in cash equal to the aggregate cash proceeds available for release to Acquiror from the Trust Account in connection with the transactions contemplated hereby (after giving effect to all of the Acquiror Share Redemptions and after payment of any deferred underwriting commissions being held in the Trust Account and payment of any Transaction Expenses and Acquiror Transaction Expenses);

(ii) New GP shall be admitted as the general partner of the Company and the Legacy General Partner shall cease to be the general partner of the Company and shall no longer hold such general partnership interest; and

(iii) the Company shall distribute to the Closing Company Unitholders shares of Acquiror Class B Common Stock and Acquiror PMEL RSRs received by the Company pursuant to Section 2.2(b)(i)(A) and Section 2.2(b)(i)(B) with such distribution to be in accordance with the Second Amended and Restated Company Limited Partnership Agreement.

(c) Acquiror Class B PMEL RSRs and PMEL RCUs. Acquiror shall reserve and allot a number of shares of Acquiror Class B Common Stock for issuance upon vesting of the Acquiror Class B PMEL RSRs. Upon the vesting of a PMEL RCU in accordance with the terms of the applicable award agreement, if any, such PMEL RCU and the corresponding Acquiror Class B PMEL RSR shall automatically vest, and (x) each issued and outstanding PMEL RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following such vesting event, Acquiror shall settle such Acquiror Class B PMEL RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock. Section 2.5(h) shall apply to the Acquiror Class B PMEL RSRs and PMEL RCUs, mutatis mutandis.

Section 2.3. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Business Combination (the “Closing”) shall take place by remote exchange of documents at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by the Legacy General Partner in its capacity as the general partner of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of the Legacy General Partner, the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a duly executed certificate, dated as of the Closing Date, satisfying the requirements of Temporary Treasury Regulations Section 1.1445-11T, to the effect that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(iii) the Second Amended and Restated Company Limited Partnership Agreement, duly executed by each of the Closing Company Unitholders;

(iv) the Registration Rights Agreement, duly executed by each of the Closing Company Unitholders party thereto;

(v) the Lock-Up Agreement, duly executed by the Company and each of the Key Holders listed in clause (a) of the definition of Key Holders;

(vi) the Tax Receivable Agreement duly executed by the Company, each of the Closing Company Unitholders party thereto;

(vii) the Exchange Agreement, duly executed by the Company and each of the Closing Company Unitholders party thereto; and

(viii) evidence that the Affiliate Agreements set forth on Section 5.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

(b) At the Closing, Acquiror and New GP will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) the Second Amended and Restated Company Limited Partnership Agreement, duly executed by Acquiror and New GP;

(iii) the Registration Rights Agreement, duly executed by Acquiror, Sponsor and its Affiliates party thereto;

(iv) the Tax Receivable Agreement, duly executed by Acquiror;

(v) the Exchange Agreement, duly executed by Acquiror and New GP;

(vi) a certified copy of the Register of Members of the holders of shares of Acquiror Class B Common Stock evidencing the issue of the shares of Acquiror Class B Common Stock to the relevant Closing Company Unitholders in accordance with this Agreement;

(vii) a certified copy of the Register of Directors of Acquiror evidencing the appointment of the directors of the Acquiror in accordance with Section 6.6, effective as of the Closing;

(viii) the written resignations of all of the directors and officers of Acquiror (other than any Persons identified as the initial directors of Acquiror after the Closing, in accordance with the provisions of Section 6.6), effective as of the Closing; and

(ix) a notarized and apostilled copy of the Acquiror’s Governing Documents.

(c) At the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date pursuant to Section 6.11, and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror not less than three (3) Business Days prior to the Closing Date pursuant to Section 6.11, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(d) At the Closing, subject to the delivery of a notarized and apostilled copy of the Acquiror’s Governing Documents pursuant to Section 2.4(b)(ix), the Company shall deliver such notarized and apostilled copy and the Forms LP2 and LP4 required pursuant to the Limited Partnerships Act 1907 detailing the admission of Acquiror as a limited partner and New GP as the general partner of the Company, duly executed by the Company, to the Companies Registration Office.

Section 2.5. Earnout.

(a) At the Closing, and as additional consideration for the Business Combination, Acquiror and the Company, as applicable, shall issue or cause to be issued, in the aggregate, to the Earnout Participants allocated among the Earnout Participants based on each Earnout Participant’s Earnout Pro Rata Portion, (i) a number of Series 1 RCUs and Acquiror Class B Series 1 RSRs, in each case equal to the Earnout Series Amount, (ii) a number of Series 2 RCUs and Acquiror Class B Series 2 RSRs, in each case equal to the Earnout Series Amount, and (iii) a number of Series 3 RCUs and Acquiror Class B Series 3 RSRs, in each case equal to the Earnout Series Amount, upon the terms and subject to the conditions set forth in this Agreement. Acquiror shall reserve and allot a number of shares of Acquiror Class B Common Stock for issuance upon settlement of the Acquiror Class B Earnout RSRs pursuant to the following:

(i) Triggering Event I. Upon the occurrence of Triggering Event I, if any, the Acquiror Class B Series 1 RSRs and Series 1 RCUs, in the aggregate, shall automatically vest, and each issued and outstanding Series 1 RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following Triggering Event I, Acquiror shall settle each issued and outstanding Acquiror Class B Series 1 RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock.

(ii) Triggering Event II. Upon the occurrence of Triggering Event II, if any, the Acquiror Class B Series 2 RSRs and Series 2 RCUs, in the aggregate, shall automatically vest, and each issued and outstanding Series 2 RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following Triggering Event II, Acquiror shall settle each issued and outstanding Acquiror Class B Series 2 RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock.

(iii) Triggering Event III. Upon the occurrence of Triggering Event III, if any, the Acquiror Class B Series 3 RSRs and Series 3 RCUs, in the aggregate, shall automatically vest, and each issued and outstanding Series 3 RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following Triggering Event III, Acquiror shall settle each issued and outstanding Acquiror Class B Series 3 RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock.

(b) Upon the expiration of the Earnout Period (the “Earnout Expiration Date”):

(i) if Triggering Event I has not occurred, none of the Series 1 RCUs or Acquiror Class B Series 1 RSRs shall vest, and all rights (contingent or otherwise) underlying each Series 1 RCU and each Acquiror Class B Series 1 RSR shall be forfeited and cancelled for no consideration;

(ii) if Triggering Event II has not occurred, none of the Series 2 RCUs or Acquiror Class B Series 2 RSRs shall vest, and all rights (contingent or otherwise) underlying each Series 2 RCU and each Acquiror Class B Series 2 RSR shall be forfeited and cancelled for no consideration; and

(iii) if Triggering Event III has not occurred, none of the Series 3 RCUs or Acquiror Class B Series 3 RSRs shall vest, and all rights (contingent or otherwise) underlying each Series 3 RCU and each Acquiror Class B Series 3 RSR shall be forfeited and cancelled for no consideration.

(c) In the event that after the Closing and prior to the Earnout Expiration Date, an Earnout Strategic Transaction is consummated, then (i) if the Per Share Value in such Earnout Strategic Transaction equals or exceeds $15.00 per share and Triggering Event I has not previously occurred, then Triggering Event I shall be deemed to have occurred (an “Earnout Strategic Transaction $15.00 Vesting Event”); (ii) if the Per Share Value in such Earnout Strategic Transaction equals or exceeds $20.00 per share and Triggering Event II has not previously occurred, then Triggering Event II shall be deemed to have occurred (an “Earnout Strategic Transaction $20.00 Vesting Event”); and (iii) if the Per Share Value in such Earnout Strategic Transaction equals or exceeds $25.00 per share and Triggering Event III has not previously occurred, then Triggering Event III shall be deemed to have occurred (an “Earnout Strategic Transaction $25.00 Vesting Event” and, collectively with the Earnout Strategic Transaction $15.00 Vesting Event and the Earnout Strategic Transaction $20.00 Vesting Event, the “Earnout Strategic Transaction Vesting Events”) and any Acquiror Class B Earnout RSRs (and underlying Earnout Shares) and New Company Earnout RCUs (and underlying Earnout Company Units) that are not deemed earned as of the consummation of such Earnout Strategic Transaction shall be forfeited and cancelled for no consideration. In the event of the occurrence of an Earnout Strategic Transaction Vesting Event, (x) the New Company Earnout RCUs and the Acquiror Class B Earnout RSRs that would vest upon the corresponding Triggering Event shall automatically vest and (y) the Earnout Shares and Earnout Company Units underlying such vested New Company Earnout RCUs and Acquiror Class B Earnout RSRs shall be issued or deemed to have been issued immediately prior to the consummation of the Earnout Strategic Transaction, and the recipients of such issued or deemed to be issued Earnout Shares and Earnout Company Units shall be eligible to participate with respect thereto in such Earnout Strategic Transaction. For the avoidance of doubt, the same Earnout Strategic Transaction could trigger more than one Earnout Strategic Transaction Vesting Event.

(d) If Acquiror or the Company (as applicable) shall, at any time or from time to time, after the date hereof effect a share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Acquiror Class B Common Stock or New Company Common Units, the number of Earnout Shares issuable pursuant to the vesting of the Acquiror Class B Earnout RSRs set forth in this Section 2.5, the number of Earnout Company Units issuable pursuant to the vesting of the New Company Earnout RCUs set forth in this Section 2.5 and the stock price targets included in the definition of each Triggering Event and each Earnout Strategic Transaction Vesting Event, shall be equitably adjusted for such share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this Section 2.5(d) shall become effective at the close of business on the date the share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

(e) All Earnout Shares issued upon settlement of Acquiror Class B Earnout RSRs will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than any obligations under the Acquiror’s Governing Documents, the Exchange Agreement, the Lock-Up Agreement, the Registration Rights Agreement or applicable securities Law, or Liens created by the holder of such Earnout Shares) when issued. All Earnout Company Units issued upon settlement of New Company Earnout RCUs will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than any obligations under the Second Amended and Restated Company Limited Partnership Agreement, the Exchange Agreement, the Lock-Up Agreement or applicable securities Law, or Liens created by the holder of such Earnout Company Units) when issued.

(f) Concurrently with the issuance of any Earnout Shares and Earnout Company Units to any Person pursuant to this Section 2.5, such Person shall execute a joinder to the Second Amended and Restated Company Limited Partnership Agreement, the Exchange Agreement, the Lock-Up Agreement and the Tax Receivable Agreement, to the extent not already a party thereto.

(g) For the avoidance of doubt, and notwithstanding anything to the contrary herein, each Triggering Event may only occur once, if at all, and in no event shall the Earnout Participants be entitled to receive more than an aggregate of 17,500,000 shares of Acquiror Class B Common Stock and New Company Common Units (subject to any adjustments in accordance with Section 2.5(d)). For the avoidance of doubt, and notwithstanding anything to the contrary herein, no New Company Earnout RCU or Acquiror Class B Earnout RSR shall vest more than once or vest for more than one Earnout Company Unit or Earnout Share, respectively.

(h) Notwithstanding anything to the contrary in this Section 2.5 or this Agreement, before the Earnout Shares and Earnout Common Units are issued in connection with a Triggering Event or in connection with an Earnout Strategic Transaction, the contingent right to receive the Earnout Shares and Earnout Common Units:

(i) does not provide the holders of such contingent right any rights of the holders of Acquiror Common Shares or New Company Common Units, including any right to vote or to receive dividends, distributions or other payment of any kind;

(ii) does not bear interest in any form;

(iii) is not a “security” of Acquiror or the Company and is not assignable or transferable, except by operation of law, will or intestacy; and

(iv) is not represented by any form of certificate or instrument.

Section 2.6. Governing Documents.

(a) Upon the Closing, the Second Amended and Restated Company Limited Partnership Agreement shall be the limited partnership agreement of the Company until thereafter amended as provided therein and under applicable Law.

(b) Upon the Closing, the Amended and Restated New GP Governing Documents shall be the governing documents of the New GP until thereafter amended as provided therein and under applicable Law.

(c) Upon the Closing, the memorandum and articles of association of Acquiror shall be as set forth in the Acquiror Charter Amendment until thereafter amended as provided therein and under applicable Law.

Section 2.7. Directors and Officers. Upon the Closing, the Persons identified as the initial directors and officers of Acquiror as of the Closing in accordance with the provisions of Section 6.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 6.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.8. Withholding. Notwithstanding any other provision to this Agreement, Acquiror and the Company, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts paid or payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article III), the Company represents and warrants to Acquiror as follows:

Section 3.1. Company Organization. The Company has been duly formed and is validly existing as a limited partnership under the Laws of its jurisdiction of organization. The Company is not a legal person but is a partnership pursuant to which the partners carry on business in common with a view of profit. The Company does not have a legal personality separate to its partners. The Company has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign partnership in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 3.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3. Due Authorization.

(a) Other than the Company Equityholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby and thereby (including the PMEL Roll-Up) and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Legacy General Partner in its capacity as the general partner of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is or will be a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is or will be a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Legacy General Partner has duly adopted resolutions (i) determining that this Agreement and the other documents contemplated hereby to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Business Combination) are advisable and fair to, and in the best interests of, the Company and its partners and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Business Combination). No other legal action is required on the part of the Company or any of its partners to enter into this Agreement or the documents contemplated hereby to which the Company is or will be a party or to approve the Business Combination.

Section 3.4. No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 3.5 and except as set forth on Section 3.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby (including the PMEL Roll-Up) do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.5. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (including the PMEL Roll-Up), except for (i) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects, and (ii) filings required to be made by the Company, pursuant to the Limited Partnerships Act 1907, with the Irish Companies Registration Office.

Section 3.6. Capitalization of the Company.

(a) As of the date of this Agreement, (i) the authorized partnership interests in the Company consists of (A) 186,500,001 Legacy Class A Units, 186,500,001 of which are issued and outstanding as of the date of this Agreement and (B) (1) 7,767,122 Legacy Class B Units designated as “Class B Units” under the Company Limited Partnership Agreement, 7,767,122 of which are issued and outstanding as of the date of this Agreement and (2) 17,347,389 Legacy Class B Units designated as “Class B-1 Units” under the Company Limited Partnership Agreement, 17,347,389 of which are issued and outstanding as of the date of this Agreement, and (ii) the Legacy General Partner holds one (1) Legacy Class A Unit (the “General Partnership Interest”). Other than as described in the immediately preceding sentence, or as issued after the date hereof in accordance with this Agreement, there are no authorized partnership interests of the Company that are issued and outstanding. All of the issued and outstanding partnership interests of the Company (including the Legacy Class A Units and the Legacy Class B Units and the General Partnership Interest) (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All of the Legacy Class A Units, Legacy Class B Units and the General Partnership Interest are uncertificated.

(b) Except as set forth on Section 3.6(c) of the Company Disclosure Letter or with respect to the interests in PMEL of the PMEL Existing Holders subject to the PMEL Roll-Up, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for, or with a value that is linked to, partnership interests of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Legacy Class A Units or Legacy Class B Units or other partnership interests of the Company, the sale of treasury or other partnership interests of the Company, or for the repurchase or redemption of partnership interests of the Company or the value of which is determined by reference to partnership interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any partnership interests in the Company.

(c) The PMEL Roll-Up will comply in all respects with the Company Limited Partnership Agreement and the Second Amended and Restated Company Limited Partnership Agreement and applicable Law. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur, any liabilities (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees) as a result of the PMEL Roll-Up, and the PMEL Roll-Up is not reasonably expected to result in, any adverse impact on the condition (financial or otherwise) of the Company or any of its Subsidiaries (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees).

Section 3.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of such Subsidiaries, the sale of treasury shares or other equity interests of such Subsidiaries, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 3.8. Financial Statements.

(a) Attached as Section 3.8(a) of the Company Disclosure Letter are:

(i) true and complete copies of the audited consolidated balance sheets and statements of operations, cash flows and members’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii) true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations, cash flows and members’ equity of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2021 (the “Q3 Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Letter, the Audited Financial Statements, the Q3 Financial Statements and if applicable, when delivered pursuant to Section 5.3, the 2021 Audited Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 3.9. Undisclosed Liabilities. Except as set forth on Section 3.9 of the Company Disclosure Letter, there is no liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company or its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing and that are not material to the Company and its Subsidiaries, taken as a whole, or (d) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c).

Section 3.10. Litigation and Proceedings. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to, any Governmental Order.

Section 3.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws.

(b) The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of the officers, directors or employees thereof acting in such capacity, has received any written (or, to the knowledge of the Company, any other) notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.12. Contracts; No Defaults.

(a) Section 3.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 3.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $10,000,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $10,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $45,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or equityholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current employee of, or individual consultant or other individual service provider to, the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $250,000;

(viii) Contracts with each employee or individual consultant of, or other individual service provider to, the Company or its Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts, other than non-disclosure agreements containing customary confidentiality and non-use provisions and no other non-customary provisions typically included in non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, covenant not to sue or other right under any material Company Intellectual Property (other than Contracts granting non-exclusive rights in the ordinary course of business consistent with past practice) or (ii) receives from a third Person a license, covenant not to sue or other right under any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf Software and Open Source Licenses);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $15,000,000 in any calendar year;

(xiii) Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $5,000,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 3.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed or required to be listed pursuant to Section 3.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 3.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 3.13. Company Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, except for any failure that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; and (iv) to the knowledge of the Company, there has not been any material “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) With respect to each Company Benefit Plan, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby would not reasonably be expected to, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

(h) Each Legacy Class B Unit satisfies the requirements of Internal Revenue Service Rev. Proc. 93-27 and Rev. Proc. 2001-43. With respect to each Legacy Class B Unit, the Company has made available to Acquiror copies of any plan or form of award agreement under which such Legacy Class B Unit was granted.

Section 3.14. Labor Relations; Employees.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except for failures to comply that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied

Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, no present or former employee, consultant or other independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Senior Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Senior Vice President or above.

Section 3.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement or any similar agreement with any Governmental Authority with respect to any Taxes that would be binding on any of the Company or any of its Subsidiaries after the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than (i) this Agreement, the Tax Receivable Agreement, or the Company Limited Partnership Agreement, including any amendments thereto, (ii) any such agreement solely between the Company and its existing Subsidiaries, (iii) customary commercial Contracts or (iv) Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) No written claim has been made by any Governmental Authority within the last thirty-six (36) months in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(m) The Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law).

(o) Neither the Company nor any of its Subsidiaries has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or non-U.S. Law) or claimed or received any material Tax refund or credit thereunder or pursuant any other Tax legislation related to the COVID-19 pandemic that remains unpaid.

(p) The Company has been treated as a partnership for U.S. federal (and applicable state and local) income Tax purposes at all times since the Company’s date of formation and the Company has not made an election to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.

Section 3.16. Brokers’ Fees. Except as set forth on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 3.17. Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 3.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policy during the last twelve (12) months.

Section 3.18. Permits; Regulatory Matters.

(a) The Company and its Subsidiaries have obtained, and maintain, all material Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, including (a) all authorizations and approvals under the FDA Laws and (b) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, distribution, storage, import or export of the Company Products, in each case necessary for the lawful operation of the business of the Company and its Subsidiaries in each jurisdiction in which such Person operates.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

(c) Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.

(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other analogous Governmental Authority, when submitted to the FDA or such other Governmental Authority, were believed in good faith to be true, complete and correct in all material respects as of the date of submission and any necessary and required updates, changes, corrections, or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority. Each of the Company and its Subsidiaries has maintained or filed with the FDA all material reports, documents, forms, notices, applications, records or claims that are necessary to comply with FDA Laws.

(e) The development, manufacture, testing, processing, distribution, labeling, import and export of the Company Products by or on behalf of the Company is being, and has been, conducted in compliance in all material respects with the FDA Laws and all applicable Permits held by the Company or its Subsidiaries.

(f) All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company or any of its Subsidiaries have been and are being conducted in material compliance with all applicable Laws, including FDA Laws, applicable research protocols, institutional review board or other ethics committee requirements, and applicable federal and state Laws relating to patient privacy requirements or restricting the use and disclosure of Personal Information. Within the last five (5) years, the Company and its Subsidiaries have not received any notice that any Governmental Authority or institutional review board or independent ethics committee has initiated, or threatened to initiate, any action to suspend, place on hold, terminate, delay or otherwise restrict any clinical trial sponsored or conducted by or on behalf of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has received any notice or communication from the FDA, any other Governmental Authority or any third party alleging or asserting noncompliance with any Permit or FDA Law, including any FDA Form-483, Warning Letter, notice of violation, Untitled Letter, “It Has Come to Our Attention” letter, Cyber Letter or notice of inspectional observations. Neither the Company nor any of its Subsidiaries is subject to, and to the knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to, any administrative, regulatory or enforcement action by any Governmental Authority concerning material noncompliance with any FDA Laws.

(h) Except as set forth in Section 3.18(h) of the Company Disclosure Letter, within the last five (5) years, there have been no recalls, field corrections, suspensions of manufacturing or distribution, clinical holds by any Governmental Authority, seizures, withdrawals, discontinuations or import holds, alerts, detentions or refusals related to the business of the Company or its Subsidiaries or any of the Company Products (and to the knowledge of the Company, none are threatened or pending). There are no pending, and within the last five (5) years, there have not been any, Legal Proceedings or, to the knowledge of the Company, threats thereof related to product liability involving any Company Product, and no such Legal Proceedings or threats have been settled, adjudicated or otherwise disposed of within the last five (5) years.

(i) Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers, directors, managers, representatives and advisors have made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a material statement or failed to make a material statement, that, including at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Authority to invoke a similar policy. Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers, directors, managers, representatives or, to the knowledge of the Company, advisors have been debarred by the FDA under 21 U.S.C. § 335a or been convicted of any crime or engaged in any conduct that would reasonably be expected to result in such a debarment.

(j) There are no citations, decisions, adjudications or written statements by any Governmental Authority or consent decrees stating that any Company Product is defective or unsafe or fails to meet any standards or requirements promulgated by any such Governmental Authority. To the knowledge of the Company, there is no fact or condition related to any Company Product that would impose upon the Company or its Subsidiaries a duty to recall any Company Product or material liability for returns or other product liability claims with respect to the Company Products.

Section 3.19. Healthcare Regulatory Compliance.

(a) The Company and its Subsidiaries are, and have been, in material compliance with, to the extent applicable to the business of the Company and its Subsidiaries, all Health Care Laws.

(b) Neither the Company, its Subsidiaries nor any of their respective officers, directors, managing employees or agents (as certain of those terms are defined in 42 C.F.R. § 1001.102), nor any other Person described in 42 C.F.R. § 1001.1001(a)(2), nor any other representative of the Company or any of its Subsidiaries: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. § 1320a-7a; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Company, is or has been involved in any investigation relating to any Federal Health Care Program-related offense.

(c) Neither the Company nor any of its Subsidiaries is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. Neither the Company nor any of its Subsidiaries is, or in the last five (5) years has been, in violation of HIPAA. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, under investigation by any Governmental Authority for a violation of HIPAA, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights relating to any such violations.

(d) Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers or directors (i) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), or (ii) has entered into or is negotiating a settlement agreement with a Governmental Authority relating to Health Care Program Laws.

(e) Each of the Company and each of its Subsidiaries that has received grant funds from a Governmental Authority has complied with the terms of such grant awards and made all filings required under applicable Laws for awardees of such grants.

(f) To the knowledge of the Company, each officer, director, employee, agent, or representative of the Company or any of its Subsidiaries who is or has been an author of any clinical or nonclinical research published in a medical journal or publication in connection with any of the Company Products is, and has been, in connection with such publications, in compliance with the applicable disclosure requirements of the medical journals, research sponsors, and any institutions’ research policies with which such individual must comply.

(g) All arrangements involving the offer, sale, or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective representatives to any health care professional or health care provider or organization are, and have been, memorialized in writing, at fair market value, comparable in terms to arrangements with Persons who are not health care professionals, organizations, or other providers, and in compliance with applicable Health Care Program Laws.

Section 3.20. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 3.21. Real Property.

(a) Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written (or, to the knowledge of the Company, any other) notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 3.22. Intellectual Property.

(a) Section 3.22(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is included in the Company Intellectual Property as of the date of this Agreement, whether applied for or registered in the United States or any other jurisdiction as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, to the knowledge of the Company, is valid and enforceable. No Company Registered Intellectual Property is subject to any outstanding Governmental Order materially adversely affecting the validity or enforceability of, or the Company’s or any of its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered Intellectual Property.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries exclusively owns the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) to the knowledge of the Company, has sufficient and valid rights to enforce and to use all Intellectual Property material to and used in or reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Company Intellectual Property.

(c) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the knowledge of the Company, the Company and its Subsidiaries, and the conduct of the businesses of the Company or any of its Subsidiaries, have not in the past three (3) years infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and (ii) there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(d) Except as set forth on Section 3.22(d) of the Company Disclosure Letter, to and except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement, misappropriation or other violation by or misappropriation of any Company Intellectual Property.

(e) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property and (ii) to the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.

(f) No Governmental Authority, university, college, research institute or other similar organization has sponsored, contributed funding, facilities or personnel, or otherwise been involved with any research or development by the Company or any of its Subsidiaries of any material Company Intellectual Property or Company Product.

(g) To the knowledge of the Company, each Person who created, developed, invented, or otherwise contributed to the creation, development or invention of, any Intellectual Property material to the business of the Company or any of its Subsidiaries for or on behalf of the Company or its Subsidiary, as applicable, has executed or is obligated to execute a valid and enforceable non-disclosure and assignment agreement containing present assignment of all such Person’s rights, title and interests in and to any such Intellectual Property to the Company or its Subsidiary, as applicable.

(h) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the IT Assets used or held for use by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specification and otherwise as required by the businesses of the Company and its Subsidiaries as currently conducted, (ii) have not materially malfunctioned or failed in the past five (5) years and (iii) to the knowledge of the Company, are free from any material bugs or other material defects, or any other devices, codes, instructions or features designed to disrupt, disable, or otherwise materially impair the functioning of any such IT Assets, including any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of information or data (or any parts thereof) stored or processed thereon or thereby.

Section 3.23. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in material compliance with, and during the past three (3) years, have maintained and been in material compliance with, (i) all applicable Laws relating to the privacy and/or security of Personal Information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning Personal Information, data privacy and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i)-(iii), “Personal Information Laws and Policies”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. Neither the Company nor any Subsidiary of the Company has received any written notice from any Person relating to a material alleged violation of Personal Information Laws and Policies.

(b) To the knowledge of the Company, during the past three (3) years, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. During the past three (3) years, neither the Company nor any Subsidiary of the Company has (A) to the knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the knowledge of the Company, any other) notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 3.24. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 3.25. Absence of Changes. Since September 30, 2021, there has not been any Company Material Adverse Effect.

Section 3.26. Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 3.27. Anti-Money Laundering Laws, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.

Section 3.28. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.29. Vendors.

(a) Section 3.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the 12 months ending December 31, 2021 (the “Top Vendors”).

(b) Except as set forth on Section 3.29(a) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 3.30. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (each of clause (i) and (ii), a “Government Contract”). Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Government Contract.

Section 3.31. No Additional Representation or Warranties. Except as provided in this Article III or in any Ancillary Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (ii) in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article IV), Acquiror represents and warrants to the Company as follows:

Section 4.1. Organization. Acquiror has been duly incorporated and is validly existing as an exempted company limited by shares in good standing under the Laws of the Cayman Islands, being its jurisdiction of incorporation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 4.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A) and (B) of Section 7.2(b)(ii) shall require approval by special resolution of an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (C)¸ (D), (E), (F), (G), (H), (I) and (J) of Section 7.2(b)(ii), in each case, shall require approval by ordinary resolution of an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Business Combination.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination (as defined in Acquiror’s Governing Documents).

Section 4.3. No Conflict. Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 4.7, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 4.4. Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror, its properties or assets, or, to the knowledge of Acquiror, any of its directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, its respective properties or assets, or, to the knowledge of Acquiror, any of its directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon Acquiror, nor are any assets of Acquiror’s business bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, Acquiror is in compliance with all applicable Laws in all material respects. Since its formation, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 4.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since July 2, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since July 2, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since July 2, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Capital Market (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of March 2, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from February 25, 2021 (inception) through March 2, 2021, together with the auditor’s reports thereon (the “Acquiror Audited Financial Statements”)

and (ii) the unaudited balance sheet as of September 30, 2021 and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from February 25, 2021 (inception) through September 30, 2021, together with the notes thereto (together with the Acquiror Audited Financial Statements, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.7. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for as otherwise disclosed on Section 4.7 of the Acquiror Disclosure Letter or Section 3.5 of the Company Disclosure Letter.

Section 4.8. Trust Account. As of the date of this Agreement, Acquiror has at least $250,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $7,700,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 29, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to liquidate and dissolve pursuant to Acquiror’s Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Closing, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to Acquiror Share Redemptions) will not be available to Acquiror on the Closing Date.

Section 4.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.10. Absence of Changes. Since July 2, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 4.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror, except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 4.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 25,640,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Shares of Acquiror Class B Common Stock, 6,250,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Except as set forth on Section 4.12(c) of the Acquiror Disclosure Letter or as contemplated by this Agreement or the other documents contemplated hereby, in connection with the PIPE Investment, and for redemptions required pursuant to Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for or with a value that is linked to Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The shares of Acquiror Class B Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to Section 4.12(e) of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least $500,000,000.00 (such amount, the “Minimum PIPE Investment Amount”), at least $100,000,000.00 of which is in respect of such shares to be so purchased by one or more SCS PIPE Investors. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.13. Indebtedness. Acquiror does not have any Indebtedness.

Section 4.14. Brokers’ Fees. Except fees described on Section 4.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) No material Tax audit or other examination of Acquiror is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.

(e) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror.

(f) Acquiror has not participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

Section 4.16. Business Activities.

(a) Since formation Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof, except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Acquiror is not party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses.

Section 4.17. Nasdaq Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “DNAC”. Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18. Proxy Statement. On the date the Proxy Statement is filed pursuant to Section 14A of the Exchange Act, the Proxy Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or any Existing Company Unitholder specifically for inclusion in the Proxy Statement.

Section 4.19. PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Investment. To the knowledge of Acquiror, as of the date of this Agreement, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by Acquiror or, to the knowledge of Acquiror, each PIPE Investor, violates any Laws. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement, assuming the occurrence of the Closing in accordance with the terms of this Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries to any PIPE Investor in respect of its portion of the PIPE Investment Amount, except as set forth in the Subscription Agreements.

Section 4.20. No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror and its directors, managers, officers, employees or representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.21. No Additional Representation or Warranties. Except as provided in this Article IV or any Ancillary Agreement, neither Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates or equityholders and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates or equityholders. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its Subsidiaries and, except as provided in this Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 5.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary in the good faith determination of the Company and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees and (ii) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, and subject to the two immediately preceding provisos, the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 5.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the partners of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) subdivide, split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests without payment of any consideration by the Company or its Subsidiaries or (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 3.12 or Section 3.30 of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire any ownership interest in any real property, other than in the ordinary course of business;

(h) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 3.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire, promote, demote or terminate the employment of employees of the Company or any of the Company’s Subsidiaries at the level of Executive Vice President or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $10,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(j) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries, and (iii) extended payment terms for customers in the ordinary course of business;

(k) (i) make, change or revoke any material Tax election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes in respect of material Taxes or change any Tax accounting period, (iv) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (v) fail to pay any material Taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (vii) seek or apply for any Tax ruling, (viii) settle any claim or assessment in respect of any material Taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of any material Taxes, or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) (i) incur or assume any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, in each case in excess of $10,000,000, other than (A) trade payables incurred in the ordinary course of business, (B) any indebtedness or guarantees incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries or (C) any indebtedness incurred in connection with the Interim Financing or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(m) issue any additional equity interests in the Company or securities exercisable for or convertible into equity interests in the Company or grant any additional equity or equity-based compensation, other than grants of equity or equity-based compensation to employees or other individual service providers of the Company or its Subsidiaries that are included in the Recapitalized Company Unit Number immediately following the Recapitalization;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and less than $3,000,000 in the aggregate, in each case, after giving effect to, and excluding from such calculation, any amount covered under the insurance policies of the Company and its Subsidiaries;

(p) grant to, or agree to grant to, any Person a license or covenant not to sue or other right under any Company Intellectual Property that is material to the Company and its Subsidiaries, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any Company Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 5.1(r) of the Company Disclosure Letter, in the aggregate;

(s) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(t) waive any material restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(u) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

(v) take any action in connection with the PMEL Roll-Up in contravention of the Company Limited Partnership Agreement or the Second Amended and Restated Company Limited Partnership Agreement or applicable Law or that would otherwise result in, or would reasonably be expected to result in, any liability (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees) to the Company or any of its Subsidiaries or any adverse impact on the condition (financial or otherwise) of the Company or any of its Subsidiaries (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees);

(w) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the date hereof or as contemplated as of the date hereof; or

(x) enter into any agreement to do any action prohibited under this Section 5.1.

Section 5.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 5.3. Preparation and Delivery of Additional Company Financial Statements. As soon as reasonably practicable following the date hereof, the Company shall deliver to Acquiror (a) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and partners’ equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2021, together with the auditor’s reports thereon (the “2021 Company Audited Financial Statements”) and (b) for any quarterly period ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and partners’ equity of the Company and its Subsidiaries as of and for such quarter (collectively, the “2022 Company Financial Statements”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2021 Company Audited Financial Statements and the 2022 Company Financial Statements, the representations and warranties set forth in Section 3.8 shall be deemed to apply to the 2021 Company Audited Financial Statements and the 2022 Company Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement.

Section 5.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 5.4 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 5.5. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives acting on its or their behalf not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement (including the PIPE Investment) or the Ancillary Agreements.

ARTICLE VI

COVENANTS OF ACQUIROR

Section 6.1. Employee Matters.

(a) Equity Plan and Purchase Plan. Prior to the Closing Date, Acquiror shall approve and, subject to the approval of the Acquiror Shareholders, adopt (i) an incentive equity plan in a form having such terms and conditions as are standard for a public company of a comparable size and nature, with such terms and conditions to be mutually agreed in writing between Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable) (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan in a form having such terms and conditions as are standard for a public company of a comparable size and nature, with such terms and conditions to be mutually agreed in writing between Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable) (the “Purchase Plan”). The Incentive Equity Plan shall provide for grants of awards to employees and other service providers of Acquiror and its Subsidiaries, with a total pool of awards with respect to shares of Acquiror Class A Common Stock not exceeding ten percent (10)% of the aggregate number of shares of Acquiror Class A Common Stock outstanding immediately after the Closing on a fully-diluted basis (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of shares of Acquiror Class A Common Stock to be reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units) (the “Initial Equity Plan Reserve”), with an annual “evergreen” increase of not more than five percent (5%) of the total shares of Acquiror Class A Common Stock outstanding on a fully-diluted basis as of the day prior to such increase (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement but excluding the number of shares of Acquiror Class A Common Stock reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units); provided that, at least three percent (3%) out of such ten percent (10)% Initial Equity Plan Reserve shall be reserved for grants pursuant to the Bonus Program (as described in Section 6.1(a) of the Acquiror Disclosure Letter), with the final number of shares allocated to the Bonus Program to be determined by the Company having considered the advice of the Company’s independent compensation consultant (but not exceeding the Initial Equity Plan Reserve). The Purchase Plan shall provide for the grant of purchase rights with respect to shares of Acquiror Class A Common Stock to employees of Acquiror and its Subsidiaries, with a total pool of shares of Acquiror Class A Common Stock not exceeding two percent (2%) of the aggregate number of shares of Acquiror Class A Common Stock outstanding immediately after the Closing on a fully-diluted basis (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of shares of Acquiror Class A Common Stock to be reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units), with an annual “evergreen” increase of one percent (1%) of the total shares of Acquiror Class A Common Stock outstanding on a fully-diluted basis as of the day prior to such increase (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement but excluding the number of shares of Acquiror Class A Common Stock reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units).

(b) Within two (2) Business Days following the expiration of the sixty (60)-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file a registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the Purchase Plan (each of which shall become effective upon filing), and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the Purchase Plan remain outstanding. Upon the effectiveness of such Form S-8 (or other applicable form), Acquiror shall grant to certain employees and members of the Board of Directors of the Acquiror, awards related to Acquiror Class A Common Stock under the Incentive Equity Plan (including the Bonus Program) in accordance with the terms and conditions set forth in Section 6.1(a) of the Acquiror Disclosure Letter.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.2. Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, after deducting the amounts required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any deferred underwriting commissions being held in the Trust Account or payment of any Transaction Expenses or Acquiror Transaction Expenses), plus (ii) the PIPE Investment Amount actually received by Acquiror (or directly by the Company pursuant to the Post-Recapitalization Unit Issuance) prior to or substantially concurrently with the Closing (the “PIPE Proceeds”) (the sum of (i) and (ii), the “Available Acquiror Cash”) is equal to or greater than $500,000,000.00 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 8.3(d) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3. Nasdaq Listing. From the date hereof through the Closing, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, in connection with the transactions contemplated by this Agreement, covering Acquiror Class A Common Stock (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq; (b) Acquiror to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Acquiror Class A Common Stock to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Closing, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 6.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 6.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, as required by Law, as set forth on Section 6.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, Acquiror may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary in the good faith determination of Acquiror and taken to preserve the continuity of the business of Acquiror and/or the health and safety of its employees and (ii) Acquiror shall, to the extent reasonably practicable, inform the Company of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, and subject to the two immediately preceding provisos, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, as required by Law, as set forth on Section 6.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s equity interests, (y) subdivide, split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any of Acquiror’s equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii) (i) make, change or revoke any material Tax election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, in respect of material Taxes or change any Tax accounting period, (iv) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (v) fail to pay any material Taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (vii) seek or apply for any Tax ruling, (viii) settle any claim or assessment in respect of a material amount of Taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes, or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror;

(vi) waive, release, compromise, settle or satisfy (A) any pending or threatened material claim (which shall include any pending or threatened Action) or (B) any other Legal Proceeding;

(vii) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Business Combination);

(viii) commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(ix) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(x) (A) issue any Acquiror Securities or securities exercisable or exchangeable for or convertible into Acquiror Securities, other than the issuance of the Acquiror Common Stock in the Business Combination or in respect of the PIPE Investment (or the Interim Financing, if applicable) substantially concurrently with the Closing, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or

(xi) enter into any agreement to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 6.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of Acquiror shall consist of three classes, each holding three-year terms, with the term of the first class of directors expiring at the first annual meeting of shareholders of Acquiror following the Closing, the term of the second class of directors expiring at the second annual meeting of shareholders of Acquiror following the Closing and the term of the third class of directors expiring at the third annual meeting of shareholders of Acquiror following the Closing (“Class III”);

(b) the Board of Directors of Acquiror shall consist of a minimum of seven (7) and a maximum of nine (9) directors, at least a majority of whom shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:

(i) the individuals set forth on Section 6.6(b) of the Company Disclosure Letter; and

(ii) one (1) Independent Director to be nominated by the Sponsor, subject to the prior approval of the Company (not to be unreasonably withheld, conditioned or delayed), who shall initially serve in Class III;

in each case who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Closing; provided, that the Company shall deliver or cause to be delivered by written notice to Acquiror, as soon as reasonably practicable after the date hereof (but in any event prior to the clearance of the Proxy Statement with the SEC), the names of each director to be nominated pursuant to clause (i) of this Section 6.6(b) and the class of directors in which each such director will serve;

(c) the Chairperson of the Board of Directors of Acquiror shall initially be Pablo Legorreta, who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Closing;

(d) the Board of Directors of Acquiror shall adopt a policy governing transactions with related parties, the form of which shall be agreed by Acquiror and the Company prior to the Closing and shall provide that any actions or determinations related to any material agreement, arrangement or transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s partners, on the other hand, shall be approved by a majority of the disinterested members of the Board of Directors of Acquiror; and

(e) the initial officers of Acquiror shall be as set forth on Section 6.6(e) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Closing.

Section 6.7. Indemnification and Insurance.

(a) From and after the Closing, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) each present and former director and officer of Acquiror and its Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 6.7.

(b) For a period of six (6) years from the Closing, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of the Company’s policies have been heretofore made available by the Company to Acquiror) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to (and without the consent of the Company, Acquiror shall not) pay an aggregate premium for such insurance in excess of three hundred percent (300%) of the annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing, except that in no event shall Acquiror be required to (and without the consent of the Company, Acquiror shall not) pay an aggregate premium for such insurance in excess of three hundred percent (300%) of the annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021, and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 6.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified

Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of the Acquiror’s Governing Documents, any agreement to which Acquiror is a party, any vote of the shareholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 6.7(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.

Section 6.8. Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.9. PIPE Investment. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription

Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms. From the date of this Agreement until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to Article IX), Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company or its financial advisors with respect to such matters.

Section 6.10. Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (a) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (b) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.11. Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth the Company’s good faith estimate of each Unpaid Transaction Expense as of the Closing Date.

ARTICLE VII

JOINT COVENANTS

Section 7.1. Antitrust Approvals; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to), as soon as practicable, make such filings with any Governmental Authorities (including all Permits) as may be required under any applicable Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall exercise its reasonable best efforts to prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, effective as of the Closing or such later time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 7.2. Preparation of Proxy Statement; Shareholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or equityholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Shareholders after all comments of the SEC on the Proxy Statement are addressed and the definitive version of the Proxy Statement is filed with the SEC.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approval.

(i) Acquiror shall as promptly as practicable after the Proxy Statement is cleared by the SEC, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) duly give notice of a general meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and applicable Law and Nasdaq rules, and (C) solicit proxies from the holders of Acquiror Common Stock with respect to the Transaction Proposals.

(ii) Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval by special resolution of the change of Acquiror’s name to such name as shall be agreed by Acquiror and the Company, (B) amendment and restatement by special resolution of Acquiror’s Governing Documents to be in the form of the Acquiror Charter Amendment in connection with the Business Combination, including any separate or unbundled proposals to be passed as special or ordinary resolutions as are required to implement the foregoing, (C) increase the authorized share capital of the Acquiror by ordinary resolution to provide for Acquiror Class B Common Stock, (D) adoption and approval by ordinary resolution of this Agreement in accordance with applicable Law and Nasdaq rules and regulations, (E) approval by ordinary resolution of the issuance of shares of Acquiror Common Stock in connection with the Business Combination, (F) approval by ordinary resolution of the adoption by Acquiror of the equity plans described in Section 6.1, (G) approval by ordinary resolution of the appointment of directors effective as of the Closing as contemplated by Section 6.6, (H) approval by ordinary resolution of the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (I) approval by special or ordinary resolution (as the case may be) of the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) approval by ordinary resolution of the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient proxies collected to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval thereat the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only postpone or adjourn the Acquiror Shareholders’ Meeting (and Acquiror shall postpone or adjourn the meeting in increments of not more than ten (10) Business Days but in no event more than thirty (30) Business Days in the aggregate if a postponement or adjournment is reasonably requested by the Company in writing) (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by

Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Equityholder Approval. The Company shall (i) obtain and deliver to Acquiror the Company Equityholder Approval in the form of a written consent executed by each of the Requisite Company Unitholders (pursuant to the Company Holders Support Agreement), substantially concurrently with the execution and delivery of this Agreement, and in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Equityholder Approval as soon as reasonably practicable and, if applicable, any additional consents or approvals of its partners related thereto.

Section 7.3. Support of Transaction. Without limiting any covenant contained in Article V or Article VI, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Company under this Section 7.3 will constitute a breach of Section 5.1 or (ii) Acquiror under this Section 7.3 will constitute a breach of Section 6.5.

Section 7.4. Section 16 Matters. Prior to the Closing, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of partnership interests in the Company (including derivative securities with respect to partnership interests in the Company) or Acquiror Common Shares and acquisitions of Acquiror Common Shares (including derivative securities with respect to Acquiror Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 7.5. Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror or their respective auditors.

Section 7.6. Tax Matters.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Flow-Through Tax Returns for the Company and its Subsidiaries for all taxable periods (or portions thereof) beginning on or prior to the Closing Date, whether filed before or after the Closing Date (the “Pre-Closing Flow-Through Tax Returns”), in each case, taking into account any applicable extensions. All Pre-Closing Flow-Through Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, and consistent with the Company Limited Partnership Agreement, the Second Amended and Restated Company Limited Partnership Agreement or any such prior limited partnership agreement or limited liability company agreement in effect for the Company or its predecessor, as the case requires. The Company shall submit such Pre-Closing Flow-Through Tax Returns to the Holder Representative no later than thirty (30) days prior to filing any such Tax Return for its review and shall (i) in the case of any such Tax Return that relates solely to a Tax period ending on or prior to the Closing Date, make any changes to such Tax Returns as are reasonably and timely requested by Holder Representative and (ii) in the case of any other such Tax Return, consider in good faith any reasonable comments timely provided by the Holder Representative with respect to such Tax Return.

(b) After the Closing, without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (and shall neither cause nor permit the Company and its Subsidiaries to) take any of the following actions: (w) file, amend, re-file or otherwise modify any Pre-Closing Flow-Through Tax Return, (x) enter into an agreement to extend the statute of limitations with respect to any Pre-Closing Flow-Through Tax Return, (y) except for making the elections contemplated in Section 7.6(c) and Section 7.6(e), make, change, or revoke any Tax election affecting a Pre-Closing Flow-Through Tax Return or any item on such Pre-Closing Flow-Through Tax Return (a “Pre-Closing Flow-Through Tax Item”), or (z) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items, in each case of clauses (w) through (z), except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local, or non-U.S. Tax Law), or as otherwise required by applicable Tax Law.

(c) After the Closing, each party shall promptly notify the other parties in writing upon receipt by the applicable party or its Affiliates of notice of any pending or threatened Tax audit, examination, claim or other similar proceeding (a “Tax Proceeding”) with respect to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the taxing authority. The Holder Representative shall have exclusive authority to control any Tax Proceeding pertaining to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date; provided that (i) Acquiror shall have the right to participate in any such Tax Proceeding, and (ii) the Holder Representative shall not settle any such Tax Proceeding without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall have the exclusive authority to control any other Tax Proceeding relating to the Company and its Subsidiaries; provided that (i) the Holder Representative shall have the right to participate, at its own cost, in any audits or examinations related to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items and (ii) Acquiror shall not settle any such Tax Proceeding that could reasonably be expected to have an adverse impact on a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item without the prior written consent of the Holder Representative, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, the Company shall make the election under Section 6226(a) of the Code (or similar provision of state, local, or non-U.S. Tax Law) with respect to the alternative to payment of imputed underpayment by the Company for any Tax period beginning on or before the Closing Date unless otherwise agreed in writing by Acquiror, and the parties shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(d) Acquiror, the Company and its Subsidiaries, the Holder Representative, and the Existing Company Unitholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing or amendment of Tax Returns, and any audit or other proceeding with respect to Taxes or Tax Returns of Acquiror, the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) The parties agree and shall cause the Company and each Subsidiary of the Company that is classified as a partnership for U.S. federal income Tax purposes to have in effect for the Tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code.

(f) (i) Without further action of any of Acquiror, the Company, the Existing Company Unitholders, the Closing Company Unitholders or the Holder Representative, and as partial consideration in respect of the benefits conferred by this Agreement, the Holder Representative is hereby irrevocably constituted and appointed as the Holder Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the Holder Representative under this Agreement.

(ii) If at any time the Holder Representative shall incur out of pocket expenses in connection with the exercise of its rights or obligations hereunder, upon written notice to the Company and Acquiror from the Holder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Holder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, each of the Company and Acquiror shall reduce the future payments (if any) due to the Existing Company Unitholders or Closing Company Unitholders under the Second Amended and Restated Company Limited Partnership Agreement or the Tax Receivable Agreement, respectively, pro rata by the amount of such expenses which it shall instead remit directly to the Holder Representative (provided that, for purposes of the Second Amended and Restated Company Limited Partnership Agreement and the Tax Receivable Agreement, and for applicable Tax purposes, such amounts will be deemed to be distributed first to the Existing Company Unitholders, the Closing Company Unitholders or the TRA Parties (as defined in the Tax Receivable Agreement), as the case may be, and then paid over to the Holder Representative by the applicable Existing Company Unitholders and Closing Company Unitholders). In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Holder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.6(f), it may do so at any time and from time to time in its sole discretion).

(iii) The Holder Representative shall not be liable to any Existing Company Unitholder or Closing Company Unitholder for any act of the Holder Representative arising out of or in connection with the acceptance or administration of its rights and obligations under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Existing Company Unitholder or Closing Company Unitholder as a proximate result of the bad faith or willful misconduct of the Holder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The Holder Representative shall not be liable for, and shall be indemnified by the Existing Company Unitholders and Closing Company Unitholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Holder Representative (and any cost or expense incurred by the Holder Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (ii) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (ii) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the Holder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment).

(iv) A decision, act, consent or instruction of the Holder Representative under this Section 7.6 shall constitute a decision of all Existing Company Unitholders and Closing Company Unitholders and shall be final, binding and conclusive upon each Existing Company Unitholder and Closing Company Unitholder, and Acquiror and the Company may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each Existing Company Unitholder and Closing Company Unitholder. Each of Acquiror and the Company is hereby relieved from any liability to any Person for any acts done by Acquiror or the Company in accordance with any such decision, act, consent or instruction of the Holder Representative.

Section 7.7. Confidentiality. The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the Closing Date and ending on the second anniversary thereof, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Business Combination. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or Acquiror on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Law or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by Acquiror (in the case of the Company) or the Company (in the case of Acquiror).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1. Conditions to Obligations of Acquiror and the Company. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) the Company Equityholder Approval shall have been obtained;

(c) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(d) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the PIPE Investment and the payment of the Acquiror Share Redemption Amount; and

(e) the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Closing, Acquiror shall be in compliance, in all material respects, with applicable continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Closing, and the Acquiror Class A Common Stock shall have been approved for listing on Nasdaq.

Section 8.2. Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) the representations and warranties of the Company contained in Section 3.25 shall be true and correct in all respects as of the Closing Date, (ii) the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (iii) each of the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

Section 8.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the representations and warranties of Acquiror contained in Sections 4.1, 4.2, 4.12 and 4.14 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) as of immediately following the Closing, the Board of Directors of Acquiror shall consist of the number of directors, and be otherwise constituted in accordance with Sections 6.6(a)-(c) (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve); provided, that the Company shall have performed the covenants of the Company to be performed pursuant to the proviso in Section 6.6(b); and

(d) the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required votes at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is eight (8) months after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(f) by Acquiror if the Company Equityholder Approval shall not have been obtained within twenty-four (24) hours following the execution and delivery of this Agreement by the Company; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated June 29, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of Acquiror’s initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of another party hereto that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Acquiror:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Attention:	James Ryans, Chief Financial Officer
Email:	legal@socialcapital.com

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Raaj S. Narayan
Email:	RSNarayan@WLRK.com

(b)	If to the Company:

ProKidney GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention:	Tim Bertram
Email:	Tim.Bertram@prokidney.com

with copies to each of (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Lee Hochbaum
Richard Truesdell
Email:	lee.hochbaum@davispolk.com
richard.truesdell@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW, Suite 1100

Washington, D.C. 20004

Attention:	Matthew Simpson
Email:	MTSimpson@mintz.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Stuart Leblang
Jonathan Pavlich
Email:	sleblang@akingump.com
jpavlich@akingump.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (i) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 6.7, (ii) the past, present and future directors, managers, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16, (iii) the Earnout Participants are intended third-party beneficiaries of, and may enforce, Section 2.5 and (iv) the Holder Representative is an intended third-party beneficiary of, and may enforce, Section 7.6(f).

Section 10.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this

Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement (collectively, the “Ancillary Agreements”), (c) the Confidentiality Agreement between Suvretta Capital Management and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 10.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto and which makes reference to this Agreement.

Section 10.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 10.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this

Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 10.14(a).

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.17. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 9.2, or (b) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18. Legal Representation.

(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (all such parties, the “Company Counsel Waiving Parties”), that Davis Polk & Wardwell LLP (“Davis Polk”), Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) and Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) may represent the equityholders of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “Company Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Company Counsel Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Company Counsel Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Davis Polk’s, Mintz’s or Akin Gump’s prior representation of the Company, its Subsidiaries or of Company Counsel Waiving Parties. Acquiror and the Company, for itself and the Company Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Company Counsel WP Group, on the one hand, and each of Davis Polk, Mintz and Akin Gump, on the other hand, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company following the Closing, and instead survive, remain with and are controlled by the Company Counsel WP Group (the “Company Counsel Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of the Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Business Combination.

(b) Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (all such parties, the “Wachtell Lipton Waiving Parties”), that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) may represent the shareholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Wachtell Lipton WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Wachtell Lipton Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, for itself and the Wachtell Lipton Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Wachtell Lipton WP Group, on the one hand, and Wachtell Lipton, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Acquiror or the Company following the Closing, and instead survive, remain with and are controlled by the Wachtell Lipton WP Group (the “Wachtell Lipton Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Wachtell Lipton Privileged Communications, whether located in the records or email server of the Acquiror and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Wachtell Lipton Privileged Communications, by virtue of the Business Combination.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

For and on behalf of PROKIDNEY LP by its general partner, PROKIDNEY GP LIMITED

By:	/s/ Jaime Gomez Sotomayor
Name: Jaime Gomez Sotomayor
Title: Director of ProKidney GP Limited

[Signature Page to Business Combination Agreement]

Exhibit A

FORM OF NEW GP JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by [New GP], a private company limited by shares organized under the laws of Ireland (“New GP”), pursuant to, and in accordance with, the Business Combination Agreement dated as of January 18, 2022 (as the same may be amended from time to time, the “Business Combination Agreement”) by and among [Acquiror], a Cayman Islands exempted company limited by shares (“Acquiror”) and ProKidney LP, a limited partnership organized under the laws of Ireland (the “Company”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy General Partner”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Business Combination Agreement.

This document shall constitute the “New GP Joinder” under the Business Combination Agreement.

1.	Joinder. New GP hereby acknowledges and agrees that, by its execution of this Joinder Agreement, New GP shall:

(a)    become party to the Business Combination Agreement as of the date hereof; and

(b)    be bound by and comply with the covenants, obligations, terms and provisions of the Business Combination Agreement to the extent applicable to New GP.

New GP hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Business Combination Agreement.

2.	Representations and Warranties. New GP hereby represents and warrants that each of the following statements are true and correct as of the date hereof and as of the Closing Date:

a.

New GP has been duly formed and is validly existing under the laws of Ireland. New GP is not in violation of any of the provisions of its Governing Documents in any material respect. New GP is duly licensed or qualified and in good standing as a foreign private company limited by shares in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of New GP to enter into the Business Combination Agreement and to consummate the Transactions.

b.

New GP has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than, as of Closing, the Company. New GP does not, and at all times prior to each Closing Date shall not have, except as expressly contemplated by the Business Combination Agreement, Ancillary Agreements and the Transactions, any assets, properties, liabilities or obligations of any kind other than those incidental to its formation and the Transactions, and does not now conduct and has never conducted any business or operations except as expressly contemplated by the Business Combination Agreement, the Ancillary Agreements and the Transactions. New GP is an entity that has been formed solely for the purpose of engaging in the Transactions.

c.

Schedule 1 of this Joinder Agreement sets forth, immediately after Closing, the number, class and series of equity interests in New GP (the “New GP Interests”) owned by each holder of New GP Interests, together with the name of each registered holder thereof.

d.

Except as contemplated by the Business Combination Agreement, there are no outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for, or with a value that is linked to, any New GP Interest, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional New GP Interests or other equity interests of New GP, the sale of treasury shares or other equity interests of New GP, for the repurchase or redemption of any equity interests of New GP or the value of which is determined by reference to equity interests of New GP, and there are no Contracts of any kind which may obligate New GP to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of New GP.

e.

New GP has the requisite company power and authority to: (a) execute, deliver and perform this Joinder Agreement, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to the Business Combination Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by New GP of this Joinder Agreement, and the consummation by New GP of the Transactions have been duly and validly authorized by all necessary corporate action on the part of New GP, and no other proceedings on the part of New GP are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Joinder Agreement has been duly and validly executed and delivered by New GP and, assuming the due authorization, execution and delivery thereof by the other parties, constitute the legal and binding obligations of New GP, enforceable against New GP in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.	Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

[New GP]

By:
Name:
Title:	Director

Schedule 1

Capitalization of New GP

No. of Shares	Class	Registered Shareholder
1	Ordinary Shares of US$ 1.00 each	[Social Capital Suvretta Holdings Corp. III]

Exhibit B

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT FOR A LIMITED PARTNERSHIP CALLED

PROKIDNEY LP

THE COMMON UNITS OF PROKIDNEY LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE PARTNERSHIP AND THE APPLICABLE PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE PARTNERSHIP AND THE APPLICABLE PARTNER. THEREFORE, PARTNERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of                 2022 (the “Effective Date”) by and among those persons whose names are stated in the column headed ‘Names of Limited Partners’ in Part 1 of Schedule 1, and together with such other persons admitted, from time to time, as limited partners of the Partnership in accordance with the provisions of the Act and this Agreement, (the “Limited Partners”), and ProKidney GP II Limited (the “General Partner”) and ProKidney GP Limited (solely for the purposes of approving the Post-Recapitalization Unit Issuance (if any) and retiring as a general partner of the Partnership).

RECITALS

WHEREAS, a limited partnership called ProKidney LP (the “Partnership”) was formed under the Act with registered number L.P. No. LP3324 pursuant to a limited partnership agreement effective as of 5 August 2021 (the “Original Agreement”).

WHEREAS, on 17 January 2022, the Original Agreement was amended and restated in its entirety on the terms of a certain First Amended and Restated Limited Partnership Agreement dated 17 January 2022 (the “Existing Partnership Agreement”).

WHEREAS, immediately following the effectiveness of this Agreement, in accordance with the Business Combination Agreement, dated as of 18 January 2022 (the “Business Combination Agreement”), by and among Social Capital Suvretta Holdings Corp. III (“PubCo”) and the Partnership, [(i) the Partnership shall issue Common Units to [one of][certain of] its Limited Partners as a Post-Recapitalization Unit Issuance,]1 (ii) the Partnership shall issue Common Units to PubCo in exchange for a contribution by PubCo of a combination of Class B Common Shares, Acquiror Class B PMEL RSRs (as defined in the Business Combination Agreement) and cash, (iii) ProKidney GP Limited shall resign as the general partner of the Partnership and ProKidney GP II Limited shall be admitted as the General Partner in substitution for ProKidney GP Limited, and (iv) the Partnership shall distribute such Class B Common Shares and Acquiror Class B PMEL RSRs to the Limited Partners (other than PubCo) (collectively, the “Business Combination”).

WHEREAS, in accordance with the Business Combination, each of the Units (as each is defined in the Existing Partnership Agreement) of a Partner outstanding prior to the effectiveness of this Agreement shall be replaced with the number of Common Units set forth opposite such Partner’s name on Schedule I hereto.

WHEREAS, the Partners have agreed to continue the Partnership and to amend and restate the Existing Partnership Agreement in its entirety on the terms of this Agreement with effect from the Effective Date, and PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Partnership as a Limited Partner and shall have the rights and obligations as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Existing Partnership Agreement is hereby amended and restated in its entirety on the terms of this Agreement (including to reflect the admission of PubCo as a new Limited Partner into the Partnership) (but without prejudice to any antecedent breach), such that, subject to the provisions of the Act, all matters between the Partners relating to the Partnership shall, with effect from the Effective Date, be governed by the terms of this Agreement, as follows:

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Note to Draft: To be deleted in execution version if no Limited Partner requests a Post-Recapitalization Unit Issuance in accordance with Section 2.2(a) of the Business Combination Agreement, with the remaining sub-clauses of this recital to be renumbered.

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SECTION 1

DEFINITIONS

1.1	Definitions As used herein, the following terms shall have the following meanings:

“5 Day VWAP” means arithmetic average of the VWAP for an equivalent amount of Class A Common Shares each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to a requested subscription or redemption date described in Section 7.4.10.

“Act” means the Limited Partnerships Act 1907 and, as applicable, the Partnership Act 1890, each as amended and in effect at such time.

“Acting in Concert” has the meaning set out in the Takeover Panel Act 1997 and as regards a takeover, two or more persons are deemed to be acting in concert if, under an agreement or understanding (either formal or informal) between them, they actively cooperate in the acquisition of securities in a company.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advance” means such part of the Capital Contribution of a Partner as is in the form of an interest-free loan which each Partner shall, subject to the terms of this Agreement, make to the Partnership from time to time, which, as of the date of this Agreement, shall be recorded by the General Partner opposite such Partner’s name in Part 2 of Schedule 1 and shall thereafter be updated in the records of the Partnership on an ongoing basis by the General Partner.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any governmental authority; (b) any consents or approvals of any governmental authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any governmental authority.

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“Assumed Tax Rate” means the highest effective marginal combined statutory U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Code on net investment income) for a taxable year prescribed for an individual or corporate resident in New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable (and with any dollar limitation on state and local income tax deductibility assumed to be exceeded), but not taking into account any deduction under Section 199A of the Code or any similar state or local Law, as determined in good faith by the General Partner. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Partners.

“Available Cash” means, as of a particular date, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for Distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts that the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Business” has the meaning set forth in Section 2.8.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” means a day on which commercial banks are open for business in the city of New York, New York, United States of America and in Ireland and the Cayman Islands.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 7.2 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of the money and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed by a Partner to the Partnership (by way of Equity Contribution or Advance) for the issuance of Units. Any reference to the Capital Contribution of a Partner will include any Capital Contributions made by a predecessor holder of such Partner’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Partner. As of the Effective Time, each Partner shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Partner set forth next to such Partner’s name on Schedule I hereto.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross Fair Market Values on the date of contribution as determined by the General Partner, in its reasonable discretion, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Units of the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the Distribution of more than a de minimis amount of Partnership assets to a Partner as consideration for an interest in the Partnership; (c) the liquidation of the Partnership within

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the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner, (e) the acquisition of an interest in the Partnership upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement, (g) the conversion of any Restricted Common Units into Common Units upon the occurrence of a Vesting Event, if any, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (h) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (d) and (g) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner, in its reasonable discretion, to reflect the relative economic interests of the Partners; and provided, further, if any non-compensatory option or Restricted Common Unit is outstanding upon the occurrence of an event described in this sentence (other than, if applicable, the non-compensatory options being exercised or the Restricted Common Units being converted that give rise to the occurrence of such event), Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) (or, in the case of outstanding Restricted Common Units, in accordance with principles similar to those set forth in such Sections). The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such Distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the General Partner reasonably determines that an adjustment pursuant to clauses (a) through (g) of the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence. For clarity purposes, the applicable law for Mexican tax purposes shall be the Mexican income tax law.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a PubCo Offer and a Change of Control of PubCo shall be considered a PubCo Offer for purposes of this Agreement.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner pursuant to the provisions of this Agreement. As of the date of this Agreement, the only Class consists of the Common Units, which includes the Restricted Common Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of interests in the Partnership.

“Class A Common Shares” means the Class A Ordinary Shares of PubCo, par value $0.0001 per share.

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“Class B Common Shares” means the Class B Ordinary Shares of PubCo, par value $0.0001 per share.

“Closing” means the closing of the Business Combination pursuant to the Business Combination Agreement.

“Closing Company Unitholder” has the meaning ascribed to such term in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the aggregate number of Common Units then owned by such Partner by the aggregate number of Common Units then owned by all Partners.

“Common Units” means the Units of interest in the Partnership designated as the “Common Units” herein and having the rights pertaining thereto as are set forth in this Agreement, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event, if any.

“Competitively Sensitive Information” means, as it relates to any Partner, (i) information that contains details regarding the activities of the Partnership and its Affiliates which are competitive with the business of, or present a conflict of interest with, such Partner and/or its Affiliates, (ii) cost, pricing, vendor and supplier terms and information (including margin and profitability) regarding the products and services that the Partnership provides or may provide a Partner and/or its Affiliates pursuant to the Partnership’s commercial relationship with such Partner and/or its Affiliates or (iii) details, discussions or the existence of (or offers, proposals or inquiries for) any agreements with, business relationships with or work performed for, specific customers and other business partners who could be competitors of, or present a conflict of interest with, such Partner and/or its Affiliates, in each case as determined by the General Partner; provided that, this definition shall exclude any information filed with the U.S. Securities and Exchange Commission (the “Commission”) or otherwise made publicly available.

“Connected” means, in relation to any Person, any other person who is (i) connected for the purposes of Section 10 of the Taxes Consolidation Act 1997; (ii) who together with the first main person is Acting in Concert; and / or (iii) an Affiliate.

“Continuing Partners” means the Limited Partners of the Partnership as of immediately prior to the Closing (as defined in the Business Combination Agreement) of the Business Combination; provided, however, that any PMEL Post-Combination Unitholder, who is or which is admitted as a Limited Partner at Closing, shall also be treated as a Continuing Partner for the purposes of this definition.

“Continuing Partner Representative” means Pablo Legorreta or such other Person as may be appointed from time to time by the Requisite Continuing Partners.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

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“Conversion Date” means, with respect to any Restricted Common Unit, the date on which a Vesting Event occurs for such Restricted Common Unit or such later date determined pursuant to Section 9.6.

“Covered Transaction” means any liquidation, dissolution or winding up of the Partnership (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Distribution” means the transfer of any money or other property to a Partner in respect of its Units or other Equity Interests in the Partnership.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever, other than encumbrances arising under applicable securities Laws.

“Equity Contribution” means such part of the Capital Contribution of a Partner as takes the form of amounts contributed to the capital of the Partnership from time to time by such Partner which, as of the date of this Agreement, shall be recorded by the General Partner opposite such Partner’s name in Schedule 1 and shall thereafter be updated in the records of the Partnership on an ongoing basis by the General Partner.

“Equity Interests” means (a) capital stock, membership interests, shares, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974 of the United States of America, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement dated as of or about the date hereof by and among the Partnership, PubCo, the other Partners of the Partnership from time to time party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Common Units and Class B Common Shares for Class A Common Shares of PubCo pursuant to, and in accordance with, the Exchange Agreement (including pursuant to a Direct Exchange (as defined in the Exchange Agreement)).

“Existing Partnership Agreement” has the meaning set forth in the recitals of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

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“Fiscal Year” means, unless otherwise determined by the General Partner in its sole discretion in accordance with Section 14.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” has the meaning set forth in the Preamble.

“Income Amount” has the meaning set forth in Section 6.1.4(a).

“Indemnitee” means (a) each director and Officer of the General Partner, (b) any Person who is or was a Partnership Representative, (c) any Person that is required to be indemnified by PubCo as an “indemnitee” in accordance with the memorandum and articles of PubCo as in effect from time to time, (d) any Person or any additional or substitute Person who is or was serving, in each case of the following, at the request of the Partnership as an officer, director, employee, partner, agent, fiduciary or trustee of another Person; provided that, a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any other Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (f) any former officer or director of ProKidney GP Limited or the Partnership pursuant to Section 6.7 of the Business Combination Agreement and (g) any heir, executor or administrator with respect to Persons named in clauses (a) through (f).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” has the meaning set forth in the Preamble.

“Liquidator” has the meaning set forth in Section 11.4.1.

“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

“Lock-Up Agreement” means the Lock-Up Agreement dated as of or about the date hereof by and among PubCo, the Partnership, certain Partners of the Partnership and the other parties thereto, as amended from time to time.

“Lock-Up Period” has the meaning set forth in the Lock-Up Agreement.

“Mandatory Exchange” has the meaning set forth in Section 10.2.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

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“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 4.1, subject to any resolutions of the General Partner appointing such Person as an officer of the General Partner or relating to such appointment.

“Original Agreement” has the meaning set forth in the Recitals.

“Participating Unit” means, with respect to any Distribution (or other allocation of proceeds) pursuant to Section 6.1 or Section 6.2, any outstanding Unit, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event, if any.

“Partner” means (a) the persons listed in Part 2 of Schedule 1 (including the General Partner); and (b) each Person who is hereafter admitted as a Partner in accordance with the terms of this Agreement and the Act.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deduction” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Partnership together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state, local or non-U.S. tax Law.

“Partnership Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” means any Person acting as the “partnership representative” pursuant to Section 7.7.

“Partner’s Required Tax Distribution” has the meaning set forth in Section 6.1.4.

“Permitted Transferee” means any transferee in an Exempt Transfer.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“PMEL” means ProKidney Management Equity LLC.

“PMEL Award Agreement Recipients” means the directors, officers, consultants, developers, contractors and employees of the Partnership, its former general partner or any Subsidiary of the Partnership, or any other Person who received PMEL Interests pursuant to the PMEL Award Agreements.

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“PMEL Award Agreements” means award agreements which were entered into between PMEL and the PMEL Award Agreement Recipients pursuant to which PMEL issued PMEL Interests to the PMEL Award Agreement Recipients, subject to certain terms, including as with respect to vesting and forfeiture, as contained therein.

“PMEL Interests” means the Class B Profits Units in PMEL granted to the PMEL Award Recipients pursuant to the PMEL Award Agreements.

“PMEL RCU Vesting Event” means, with respect to any PMEL RCUs, the date on which a portion of PMEL RCUs would vest under the terms of the corresponding PMEL Award Agreement. With respect to any PMEL RCUs, the “corresponding PMEL Award Agreement” shall mean the PMEL Award Agreement pursuant to which the applicable PMEL Award Recipient received PMEL Interests, which PMEL Interests, by virtue of the transactions contemplated by the Business Combination Agreement, became PMEL RCUs held by a PMEL Post-Combination Unitholder hereunder.

“PMEL RCUs” means those Restricted Common Units issued to a PMEL Post-Combination Unitholder pursuant to the transactions contemplated by the Business Combination Agreement in respect of PMEL Interests of a PMEL Award Agreement Recipient that had not vested on the Effective Date and which Restricted Common Units are restricted subject to vesting and will vest upon the occurrence of each PMEL RCU Vesting Event, with the rights and privileges as set forth in this Agreement.

“PMEL Post-Combination Unitholder” has the meaning ascribed to such term in the Business Combination Agreement.

“Post-Recapitalization Unit Issuance” has the meaning set forth in the Business Combination Agreement.

“Primary Indemnification” has the meaning set forth in Section 12.2.1.

“Proceeding” has the meaning set forth in Section 12.2.1.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 7.4 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 7.4 shall be determined by applying rules analogous to those set forth in the remainder of this definition of “Profits” and “Losses”); (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal

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income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“PubCo” has the meaning set forth in the Recitals.

“PubCo Board” means the board of directors of PubCo.

“PubCo Offer” has the meaning set forth in Section 10.2.

“Qualified Transaction” shall mean a Change of Control.

“Requisite Continuing Partners” means, as of the time of determination, the Partners that hold a majority of the Units that are collectively held by the Continuing Partners (other than PMEL) immediately prior to the Closing (as defined in the Business Combination Agreement).

“Restricted Common Unit” means Units which are restricted and subject to vesting, and with the rights and privileges as set forth in this Agreement (including the Series 1 RCUs, the Series 2 RCUs, the Series 3 RCUs and the PMEL RCUs (which PMEL RCUs incorporate by reference the terms of the corresponding PMEL Award Agreements)), and the General Partner shall maintain copies of the terms of such arrangements in its books and records.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 1 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 2 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 2 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 3 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 3 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 1 Vesting Event” means the occurrence or deemed occurrence of Triggering Event I (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

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“Series 2 Vesting Event” means the occurrence or deemed occurrence of Triggering Event II (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Series 3 Vesting Event” means the occurrence or deemed occurrence of Triggering Event III (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Partner by virtue of its interest in the Partnership and thereby subject the Partnership and PubCo (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of shares, membership interests, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Tax Advances” has the meaning set forth in Section 7.6.

“Tax Distributions” has the meaning set forth in Section 6.1.4(b).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Partnership, PubCo and the other parties from time to time party thereto, as amended from time to time.

“Trading Day” has the meaning provided in the Exchange Agreement.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

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“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means a single unit of account for the purposes of (a) calculating the shares of the Partners in the profits of the Partnership, (b) calculating the voting rights of the Partners, and (c) ascertaining the respective rights, as between the Partners, in any other matters in which such term is used in this Agreement, and a Unit shall constitute an interest in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement. As at the Effective Date, the term “Units” means the Common Units, which includes the Restricted Common Units. The term “Units” shall also include any other Class of Units that is established after the Effective Date in accordance with this Agreement. For the avoidance of doubt, only Partners may hold Units.

“Vesting Event” means (a) with respect to each Series 1 RCU, a Series 1 Vesting Event, (b) with respect to each Series 2 RCU, a Series 2 Vesting Event, (c) with respect to each Series 3 RCU, a Series 3 Vesting Event, and (d) with respect to each PMEL RCU, a PMEL RCU Vesting Event.

“VWAP” has the meaning provided in the Exchange Agreement.

1.2	In this Agreement and the Schedules, unless the context otherwise requires:

1.2.1	A reference to:

(a) any party includes its personal representatives, successors in title and permitted assigns;

(b) a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(c) writing or similar expressions includes, unless otherwise specified, transmission by facsimile and email;

(d) a “month” shall mean a calendar month; and

(e) any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time.

1.2.2	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

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(a) any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(b) any repealed statute or statutory provision which it re-enacts (with or without modification); and

(c) any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

1.3

The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other”, “including”, “include” and “in particular” or any similar expression shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4

Notwithstanding anything to the contrary herein, the only amounts contributed as contributions of capital by the Partners, or any of them, for the purposes of the Act are their Equity Contributions and not the amount of any Advance.

SECTION 2

FORMATION, TERM, PURPOSE

2.1

Formation The Partnership has been formed as a limited partnership pursuant to the Act. This Agreement shall constitute the partnership agreement of the Partnership. The Partnership shall have no legal personality of its own. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2

Name The name of the Partnership is ProKidney LP or such other name as shall from time to time be substituted by the General Partner and registered by the General Partner in accordance with the Act. The business of the Partnership shall be carried on under the partnership name. All proprietary and other rights in the partnership name are vested exclusively in the Partnership.

2.3	Term The Partnership shall continue in existence for as long as there are at least two Partners, except that the Partnership may be dissolved pursuant to this Agreement.

2.4

Registered principal place of business The registered principal place of business of the Partnership is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland or such other place, in accordance with the Act, as may be decided by the General Partner from time to time. The General Partner shall make all necessary filings in connection with any such change to the registered principal place of business of the Partnership.

2.5

Liability The Partnership shall be a limited partnership within the meaning of the Act. If the Partnership is unable to pay its debts, liabilities or obligations, the liability of each Limited Partner to meet any shortfall will be limited to the amount of its Equity Contribution. The General Partner will be liable for all of the Partnership’s debts, liabilities and obligations which the Partnership is unable to pay in excess of the amounts for which the Limited Partners are liable.

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2.6

Classification for Tax Purposes The Partners hereby acknowledge their intention that the Partnership be classified as a partnership (other than a “publicly traded partnership”) and not as an association taxable as a corporation for U.S. federal and state income tax purposes. Each Partner, by its execution or acceptance of this Agreement, covenants and agrees that, to the extent such Partner files any U.S. federal and state income tax or other U.S. tax return, such Partner will file such returns in a manner that is consistent with the Partnership’s tax classification as a partnership (other than a “publicly traded partnership”) for U.S. federal and state income tax purposes and will not take any action or make any election which is inconsistent with the classification of the Partnership, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary in this Agreement, this Agreement does not intend to create obligations for any Partner for U.S. federal and state tax purposes unless such Partner is considered as a U.S. person or is otherwise subject to tax under U.S. federal or state tax Law. For Mexican tax purposes, the Partnership will be treated as a corporation.

2.7

Existence and Good Standing; Foreign Qualification The General Partner in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of Ireland (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable Laws and regulations. The General Partner in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is qualified, such certificates (including certificates of formation) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner in its sole discretion may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than Ireland.

2.8

Business Purpose The purpose of the Partnership is to engage in (i) the ownership and operation of a biopharmaceutical business to, among other things, develop therapies designed to enhance renal functioning in humans with chronically diseased kidneys (the “Business”) and (ii) any and all activities necessary or incidental thereto. The Partners shall carry on the Business in partnership in accordance with this Agreement and the requirements of the Act.

2.9

Title to Partnership Assets All property and assets of the Partnership, real and personal (including intellectual and other intangible property), shall belong to the Partners in proportion to their Common Percentage Interest.

2.10

Partners; Reclassification; Admission of New Partners Each of the Persons listed on Schedule I hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of this Agreement, are the Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in this Agreement and the Act. Subject to Section 10.6 and the last sentence of this Section 2.10 with respect to substitute Partners, a Person may be admitted from time to time as a new Partner with the written consent of the General Partner in its sole discretion. Each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the Person agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 10.6.

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2.11

Resignation No Partner shall have the right to resign as a partner of the Partnership other than following the Transfer, redemption or surrender of all Units owned by such Partner in accordance this Agreement.

2.12	Maximum number of partners The Partnership shall have no more than 20 partners.

2.13

Representations and Warranties Each Partner, on behalf of itself and its successors and assigns, hereby represents, warrants, and agrees for the benefit of the other Partners and the Partnership that as of such Partner’s admittance to the Partnership (or as of the date hereof for any Partner as of the date hereof) and as of each subsequent date that such Partner acquires any additional Units that:

2.13.1

Organization; Authority To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Partner have been duly taken. It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Partner in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

2.13.2

Non-Contravention Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (x) such Partner’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Partner is a party or by which it is bound or (z) applicable Law.

2.13.3

Due Inquiry It has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Partnership concerning an investment in the Partnership, as well as the finances, operations, business and prospects of the Partnership, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Partnership and the Units as it has requested.

2.13.4

Purpose of Investment It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

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2.13.5

Transfer Restrictions It understands that the Units and the Class B Common Shares are each being Transferred in a transaction not involving a public offering within the meaning of the Securities Act, and the Units and Class B Common Shares will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement. It understands and agrees that each of the Units and Class B Common Shares received or retained by it as consideration under the Business Combination Agreement, including any Units or Class B Common Shares issued or delivered to it after the Closing pursuant to the Business Combination Agreement, may not be Transferred during the Lock-Up Period except in accordance with the terms hereof. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units or Class B Common Shares, such Units and/or Class B Common Shares may be offered, resold or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Partnership an opinion of counsel satisfactory to the Partnership, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units and/or Class B Common Shares. For the avoidance of doubt, no Partner may Transfer all or any portion of its Units or other interest in the Partnership (or beneficial interest therein), except as set forth in Section 10.

2.13.6

Investor Status It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Partnership in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Partnership, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

2.13.7

No Fraudulent Transfer The consummation of the transaction contemplated hereby will not render such Partner insolvent or constitute a fraudulent conveyance or fraudulent transfer under any Applicable Law, such Partner has not made any general assignment for the benefit of creditors and no proceeding seeking (a) relief for such Partner under any bankruptcy or insolvency law, (b) the rearrangement or readjustment of such Partner debt, (c) the appointment of a receiver, custodian, liquidator or trustee to take possession of substantially all of the assets of such Partner, or (d) the liquidation of such Partner, has been commenced, is planned by such Partner or has been threatened by any other Person.

2.14

Prior Partnership Agreement Each of the Partners agrees and acknowledges that this Agreement amends and restates the Existing Partnership Agreement, which shall cease to be in effect upon this Agreement coming into effect. This Agreement shall come into effect on the Effective Date immediately prior to the Closing. The Post-Recapitalization Unit Issuance (if any) shall be treated as taking place immediately prior to the Closing. PubCo shall be admitted as a Limited Partner upon the Closing (and, for the avoidance of doubt, shall not be a Limited Partner at any time prior to the Closing).

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SECTION 3

INTERESTS IN PARTNERSHIP; PARTNERS; FORM OF CAPITAL CONTRIBUTIONS; VOTING RIGHTS

3.1.1	Units The interests of Partners in the Partnership shall be represented by Units, in accordance with Section 9.

3.2

Partners The respective names, addresses for notice number of Common Units and Capital Contributions made by the Partners are as set forth in Part 2 of Schedule 1, which are fully vested at the time of issuance. Schedule 1 shall be amended from time to time by the General Partner to reflect any changes of address, the admission of any substitute or additional Partners, any changes to the Common Units of any Partner or any changes to the information set forth thereon.

3.3

Form of Capital Contributions Each Partner has made the Capital Contributions equal to the Equity Contribution and Advance set forth opposite each Partner’s name in Part 2 of Schedule 1 hereto under the heading, “Capital Contribution”. Partners may make Capital Contributions (a) in full by way of an Equity Contribution or (b) partly by way of an Equity Contribution and partly by way of an Advance provided that at least 0.01% of the Capital Contribution shall be an Equity Contribution (with up to 99.99% being an Advance). No Limited Partner shall, while it remains a Limited Partner, be entitled directly or indirectly to draw out or receive back all or part of its Equity Contribution or Advances other than with the written agreement of the General Partner and the written consent of PubCo. The Partners intend to treat any Advances or Equity Contributions of a Partner to the Partnership as a contribution of property to the Partnership in exchange for an interest in the Partnership pursuant to Section 721 of the Code for U.S. federal income tax (or any similar provisions of applicable state or local tax Law) purposes and an equity contribution to the Partnership for Mexican tax purposes.

3.4

No Additional Capital Contributions No Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner, which may be granted or withheld in its sole discretion.

SECTION 4

MANAGEMENT OF THE PARTNERSHIP

4.1

Authority of the General Partner Except as expressly set forth herein, the business, property and affairs of the Partnership shall be exclusively managed, operated and controlled by the General Partner, and the General Partner shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Partnership, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Partnership, subject only to the terms of this Agreement. The General Partner may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

4.2

No Authority for the Limited Partners No Limited Partner, in his, her or its capacity as such, shall have any authority or right to act for or bind the Partnership or to participate in or have any control over Partnership business.

4.3

Duties of the General Partner The General Partner shall exercise reasonable care and act in good faith in the best interests of the Partnership in the performance of its duties and exercise of its powers hereunder and shall have regard to and, as necessary, comply with such matters as a prudent general partner would have regard to and comply with (having regard to trends and developments in the sectors in which the Partnership is operating) in the proper discharge of its duties including, without limitation, compliance with legislation applicable to the performance of its duties and exercise of its powers as General Partner as provided for herein.

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4.4

Authorisation of the General Partner Without limiting the generality of the foregoing, but subject to any situations in which the approval of the Limited Partners or PubCo is specifically required by this Agreement, (x) the General Partner shall have discretion in determining whether to issue Equity Interests of the Partnership, the number of Equity Interests of the Partnership to be issued at any particular time, the purchase price for any Equity Interests of the Partnership issued, and all other terms and conditions governing the issuance of Equity Interests of the Partnership; provided that notwithstanding anything to the contrary herein, no Equity Interests ranking senior to the Common Units held by PubCo (including with respect to voting, liquidation and distribution rights) shall be authorized or issued without the prior written consent of PubCo; and (y) the General Partner (with the prior written consent of PubCo) may enter into, approve, and consummate any Liquidity Event or other extraordinary or business combination or divestiture transaction, and execute and deliver on behalf of the Partnership or the Partners any agreement, document and instrument in connection therewith (including amendments, if any, to this Agreement or adoptions of new constituent documents) without the approval or consent of any other Partner. The General Partner shall operate the Partnership and its Subsidiaries in accordance in all material respects with an annual budget, business plan and financial forecasts for the Partnership and its Subsidiaries for each fiscal year. Without prejudice to the generality of the foregoing, the General Partner shall have full power and authority, on behalf of the Partnership and so as to bind the Partnership thereby, and the Limited Partners expressly authorise the General Partner:

4.4.1	to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

4.4.2	to deal with the entire legal and/or beneficial interest in all or any part of the Partnership Assets;

4.4.3

to carry out the objectives of the Business including, where necessary or desirable for the purpose of doing so, to identify, evaluate and negotiate opportunities for the acquisition, holding and realisation of assets or for the purchase, holding or sale of shares, ownership interests or other equity of bodies corporate or partnerships holding assets (directly or indirectly) or for the purchase or holding or acquisition of debt, to prepare and approve any agreements or other documents required to allow the Partnership to acquire such assets and to (or to agree to) purchase, sell, alone or together with others, assets or shares, ownership interests or other equity or capital in bodies corporate or partnerships holding assets and to either maximise the value of such assets and to enter into agreements or other documents on behalf of the Partnership accordingly (in each case whether personally or through an attorney or other agent);

4.4.4

to exercise all rights conferred upon the Partnership under the terms of any agreement or document entered into by the Partnership and generally to take any action the General Partner considers appropriate for the protection of Partnership Assets;

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4.4.5	to commence, conduct, settle or defend litigation that pertains to the Partnership or to any of the Partnership Assets;

4.4.6

to maintain records and books of account of and in the name of the Partnership at the Partnership’s or its own principal place of business or at the principal place of business of the General Partner and to allow any Partner holding at least 5% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the PubCo (if any) or any Subsidiary of PubCo (if any)) and its representatives access thereto at any reasonable time, subject to giving 3 (three) days written notice in advance, for the purpose of inspecting same. In any event, upon request by the Partners or within 10 (ten) days before any proposed change, the General Partner must notify the Partners of the place of maintenance of the books and records of the Partnership;

4.4.7	to make distributions to the Partners in accordance with the terms of this Agreement;

4.4.8

to engage independent agents, lawyers, accountants, custodians, paying and collecting agents and financial and other advisers and consultants as it may deem necessary or advisable in relation to the affairs of the Partnership to perform or assist in the performance of all or any of the activities set forth in this section 4.4;

4.4.9

to register and publish all such notices, statements or other instruments as may be required pursuant to the Act to be registered and published in relation to the establishment of the Partnership and in relation to any changes occurring in relation to the Partnership;

4.4.10	to open bank accounts in the name of the Partnership and to place funds not immediately required for the purposes of the Business;

4.4.11	to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

4.4.12	to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

4.4.13

to sign any written resolutions and to attend, speak and vote at any shareholder meetings of any company or companies in which the Partnership may hold shares or otherwise to act as attorney or proxy in respect of any stocks, shares or other investments now held or which may hereafter be acquired by the Partnership or in any company whether solely or jointly with any other person or persons;

4.4.14	to sign, seal and deliver all resolutions and agreements concerning any holding of shares or any interest in any company;

4.4.15

to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business;

4.4.16

to do all or any other acts as are required of the General Partner by this Agreement or as are necessary or desirable in the reasonable opinion of the General Partner in furtherance of the foregoing powers and consistent within the terms of this Agreement.

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Notwithstanding any other provision of this Agreement to the contrary, without the consent of any Partner being required, the General Partner is hereby authorized to execute, deliver and perform (x) the Tax Receivable Agreement; and (y) any amendment and any agreement, document or other instrument contemplated thereby or related thereto. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership and the Partners, but such authorization shall not be deemed a restriction on the power of the General Partner (or any Officer or director of the General Partner) to enter into other documents on behalf of the Partnership. Nothing set forth in this Agreement shall reduce or restrict the rights of any Person set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

The Partnership shall not enter into any contract, transaction or arrangement with any Partner or any Connected person of a Partner, without PubCo’s prior written consent (other than contracts and dealings solely among the Partnership and its Subsidiaries).

4.5

Maintaining the limited liability of the Limited Partners. The General Partner shall do all things and discharge all duties or requirements of or imposed on a general partner by the Act and in particular so as to ensure, so far as it is able, that the liability of each Limited Partner is and remains limited as provided in the Act. If, for any reason, a Limited Partner is adjudicated to have lost its limited liability status or privileges as a limited partner under the Act by reason of taking part in the management of the Partnership business or otherwise, the General Partner and each other Limited Partner agrees and undertakes not to bring any claim itself or to support any claim by any other person that such Limited Partner should be liable for the debts or obligations of the Partnership beyond the amount it would otherwise be liable for under section 4 of the Act if it had retained such limited liability status and privileges.

4.6	Salary or fees. No salary or fees will be paid to the General Partner for the performance of its duties under this Agreement.

4.7

Legal and Accounting Services The General Partner may obtain legal and accounting services on behalf of the Partnership to the extent reasonably necessary for the conduct of the Partnership’s business.

SECTION 5

LIMITED PARTNERS

5.1	Prohibition on management The Limited Partners shall not:

5.1.1	take any part in the management of the Partnership or its Business or affairs;

5.1.2	have any right or authority to act for the Partnership; or

5.1.3	take any part in or in any way interfere with the conduct or management of the Partnership.

5.2

Prohibition on acting on behalf of the Partnership The Limited Partners shall have no power or authority to act on behalf of the Partnership or to bind the Partnership in any way. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. No Limited Partner shall participate in or have any control over the management of the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement.

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SECTION 6

DISTRIBUTIONS AND ALLOCATIONS

6.1	Distributions

6.1.1

Distributions Generally. The General Partner may, subject to (i) any restrictions contained in the financing agreements to which the Partnership or any its Subsidiaries is a party, (ii) having Available Cash, and (iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. If any assets of the Partnership are to be distributed in kind, they shall be distributed on the basis of their Fair Market Value. The Partners’ Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its Fair Market Value by the Partnership prior to the distributions. Notwithstanding any other provision of this Agreement to the contrary, no Distribution, Tax Distribution or other payment in respect of Units shall be required to be made to any Partner if, and to the extent that, such Distribution, Tax Distribution or other payment in respect of Units would not be permitted under the Act or other applicable Law.

6.1.2

Operating Distributions. The General Partner, in its sole discretion, may authorize Distributions (to the extent of Available Cash) by the Partnership to the Partners at any time and from time to time. All Distributions by the Partnership (other than those made in connection with a Liquidity Event pursuant to Section 6.2) shall be made or allocated to holders of Participating Units pro rata based on the number of Participating Units held by each such holder.

6.1.3

Restricted Common Unit Distributions. No Restricted Common Unit shall be entitled to receive any Distributions pursuant to Section 6.1.2 or Section 6.2 unless and until a Vesting Event has occurred with respect to such Restricted Common Unit (and then only with respect to periods following such Vesting Event). Notwithstanding anything to the contrary herein, Restricted Common Units shall not be entitled to any “catch up” distributions in respect of periods prior to such Vesting Event.

6.1.4	Tax Distributions.

(a) Partner’s Required Tax Distribution With respect to each Partner, the Partnership shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Partner for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Partner pursuant to Section 6.1.2, Section 6.1.3 or Section 6.2, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Partner’s Required Tax Distribution”); provided, however, that the General Partner may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that if the amount of a Tax Distribution actually made with respect to a Tax Estimation Period is greater than or less than any such Partner’s Required Tax Distribution that would have been made under this Section 6.1.4(a) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Available Cash, or insolvency (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distribution for a Tax Estimation Period was greater than or less than the amount calculated based on actual taxable income for such Tax Estimation Period or because such Tax

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Distribution would have rendered the Partnership insolvent), then, for subsequent Tax Estimation Periods, the General Partner shall, subject to the Liquidity Limitations, cause the Partnership to adjust the next Partner’s Required Tax Distribution downward (but not below zero) or upward (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest) to reflect such excess or shortfall; provided, further, with respect to PubCo and its wholly owned Subsidiaries, the Partner’s Required Tax Distribution for any Tax Estimation Period shall be an amount sufficient for PubCo and its wholly owned Subsidiaries to receive a Distribution pursuant to Section 6.1.1 and this Section 6.1.4 sufficient to enable PubCo and its wholly owned Subsidiaries to meet (i) their U.S. federal, state and local and non-U.S. tax obligations and (ii) their obligations under the Tax Receivable Agreement for such Tax Estimation Period (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Partner, the net taxable income (or, if applicable, gross taxable income, except to the extent offset by items of loss thereof) of the Partnership allocated or allocable to such Partner for such Tax Estimation Period (excluding any compensation paid to a Partner but taking into account any corrective allocations made pursuant to Section 7.4.10 or Section 7.4.12). For purposes of computing the Income Amount, the taxable income shall be determined by including (i) any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code, and (ii) adjustments to taxable income in respect of Section 704(c) of the Code (including “reverse Section 704(c) allocations”). For the avoidance of doubt, taxable income will include any amounts required to be included in taxable income by a Partner as a result of ownership by the Partnership of an entity classified as a: (i) “passive foreign investment company” within the meaning of Section 1297 of the Code (including by reason of a “qualifying electing fund” election or a mark-to-market election) or (ii) “controlled foreign corporation” within the meaning of Section 957 of the Code in which a Partner (or any of its direct or indirect owners) could be a “United States shareholder” for U.S. federal income tax purposes.

(b) Timing of Tax Distributions At least five (5) days before the quarterly due date for payment of estimated tax payments by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Partnership shall distribute (to the extent of Available Cash and unless prohibited by applicable Law or by any restrictions applicable to tax distributions contained in the Partnership’s or its Subsidiaries’ then applicable bank financing agreements by which the Partnership or its Subsidiaries are bound) to the Partners pro rata in accordance with their Common Percentage Interest, an aggregate amount of cash sufficient to provide each such Partner with a Distribution at least equal to such Partner’s Required Tax Distribution (with amounts distributed pursuant to this Section 6.1.4, “Tax Distributions”). Notwithstanding anything to the contrary contained in this Agreement, (i) the General Partner shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Partners’ Required Tax Distributions (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest) to take into account increases or decreases in the number of Common Units held by each Partner during the relevant period (including as a result of conversion of any Restricted Common Units into Common Units in connection with the occurrence of a Vesting Event); provided that, no such adjustments shall be made that would have a material adverse effect on the Continuing Partners without the Continuing Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (ii) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Partners’ respective number of Common Units. Any Tax Distributions shall be treated in all respects as advances against future Distributions pursuant to Section 6.1.2 and Section 6.2 and shall be treated for all purposes of this Agreement as having been paid pursuant to Section 6.1.2 or Section 6.2, as applicable.

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(c) No Tax Distributions for Covered Transactions Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, provided that any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 6.1.2 and Section 6.2.

6.2

Liquidation Distribution All Distributions by the Partnership, and all proceeds (whether received by the Partnership or directly by the Partners) in connection with dissolution of the Partnership shall be made or allocated among the holders of Participating Units pro rata based on the number of Participating Units held by each such holder.

6.3

Limitations on Distribution Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Distribution to any Partner if such Distribution would violate the Act or other applicable Law.

6.4

Use of Distribution Funds by PubCo PubCo shall use Distributions received from the Partnership for payment of taxes, obligations under the Tax Receivable Agreement, liabilities or expenses, to loan funds to the Partnership in accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes as determined in the sole discretion of the PubCo; provided that, PubCo may not use such Distributions to acquire any Units, except as otherwise provided in Section 9.5.

6.5

Distributions to the General Partner Notwithstanding any other provision of this Agreement, the General Partner shall be allocated an amount equal to a 0.000001% share of profits and losses of the Partnership, up to a maximum allocated profit or loss of $10 per year, and the aggregate of its reasonable vouched expenses. The Available Cash available for distribution to the Limited Partners shall be determined after reserving an amount of Available Cash equal to any profits so allocated to the General Partner (after taking into account any allocated losses), which may be distributed by the Partnership to the General Partner any time after 180 days following the end of each Fiscal Year. Other than as specified in this Section 6.5 the General Partner shall have no entitlement to participate in any Distribution.

SECTION 7

CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

7.1

Capital Contributions Made Prior to the Effective Date The Continuing Partners have made, prior to the date hereof, Capital Contributions and, in exchange, the Continuing Partners have been allocated the number of Common Units as specified in Schedule 1 hereto.

7.2	Capital Accounts.

7.2.1

Partner Capital Accounts A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 7.2.1. The Partnership may adjust the Capital Accounts of its Partners to reflect revaluations of the property of any Subsidiary of the Partnership that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Partner shall be credited with such

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Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 7.3 and any items of income or gain which are specially allocated pursuant to Section 7.4; and shall be debited with all Losses allocated to such Partner pursuant to Section 7.3, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 7.4, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. The General Partner shall also (i) make any adjustments that are necessary or appropriate in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications for unanticipated events that might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with any other provisions of this Agreement and would have a disproportionate (compared to PubCo) and material adverse effect on any Partner, such adjustment shall require the consent of such Partner. For Mexican tax purposes, the applicable rules shall be article 4-A, and related provisions of the Mexican income tax law.

7.2.2

Loans to the Partnership If a Partner advances or lends any funds to the Partnership (other than, for the avoidance of doubt, any Advance made as part of a Capital Contribution), the amount of any such loan shall not increase the Partner’s Capital Account or affect in any way his, her or its share, as a Partner, in the profits, losses or distributions of the Partnership, but shall be a debt due from the Partnership.

7.3

Allocations of Profits and Losses Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the special allocations set forth in Section 7.4 is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made pursuant to Section 6.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Partners, minus (ii) such Partner’s share of Partnership Minimum Gain and Partnership Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

7.4	Special Allocations Notwithstanding any other provisions in this Section 7:

7.4.1

Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain (determined in accordance with the principles of Treasury Regulations Section 1.704-2(d)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.4.1 is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(f) shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided therein.

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7.4.2

Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.4.2 is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided therein.

7.4.3

Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that, an allocation pursuant to this Section 7.4.3 shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.4.3 were not in this Agreement. This Section 7.4.3 is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

7.4.4

Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section 7.4.4 shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if Section 7.4.3 and this Section 7.4.4 were not in this Agreement.

7.4.5	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners holding Common Units in accordance with their respective Common Percentage Interest.

7.4.6

Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

7.4.7

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment

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to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

7.4.8

Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 7.4.1, 7.4.2, 7.4.3 or 7.4.4 hereof shall be taken into account in computing subsequent allocations pursuant to Section 7.3 and this Section 7.4.8, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 7.4.1, 7.4.2, 7.4.3 or 7.4.4 had not occurred.

7.4.9

Allocations Relating to Taxable Issuance of Partnership Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Partnership to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized. The forfeiture allocations described in Proposed Regulations Section 1.704-1(b)(4)(xii)(C) (2005), and the allocations to which they relate, shall be treated as Issuance Items.

7.4.10

Restricted Common Units. Notwithstanding anything to the contrary contained in this Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Restricted Common Units in determining Capital Accounts unless and until such Restricted Common Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Carrying Value is adjusted pursuant to clause (g) of the definition of Carrying Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the General Partner, be allocated among the Partners (including the Partners who held the Restricted Common Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including such Restricted Common Units that have been converted into Common Units) is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s). In connection with and following the occurrence of each Vesting Event, Tolerantia, LLC may require that the Partnership either (A) allow it or its Affiliate to subscribe for and purchase $10,000 worth of Common Units from the Partnership (or a larger amount with the consent of the General Partner) rounded down to the nearest Common Unit for cash consideration priced using the 5 Day VWAP (at which time Carrying Value shall be adjusted pursuant to clause (a) of the definition of Carrying Value); or (B) redeem Tolerantia, LLC of $10,000 worth of its Common Units (or a larger amount with the consent of the General Partner) rounded down to the nearest Common Unit for cash consideration priced using 5 Day VWAP (at which time Carrying Value shall be adjusted pursuant to clause (b) of the definition of Carrying Value).

7.4.11	Forfeiture Allocation. In the event that the Units of any Partner are forfeited, then for the fiscal year of such forfeiture or other period (as determined by the General Partner):

(i) items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Partner whose Units have been forfeited so as to cause such Partner’s Capital Account to equal such Partner’s Distribution entitlements under Section 6.1 after giving effect to the adjustment in the Partner’s Common Percentage Interest resulting from the applicable forfeiture; and

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(ii) the General Partner may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in Section 7.4.11(i).

7.4.12

Non-compensatory Options. If, as a result of an exercise of a non-compensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

7.5

Tax Allocations For U.S. federal income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that, in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations; provided that, except as otherwise provided in this Section 7.5, the prior written consent of the Requisite Continuing Partners shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulation Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that with respect to the reverse Section 704(c) allocations resulting from the adjustment that occurred immediately prior to the investment by PubCo in connection with the Existing Partnership Agreement and the subsequent purchase of interests in the Partnership by PubCo pursuant to the Business Combination Agreement, the Partnership shall adopt the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d) (unless otherwise consented to by PubCo), for making such allocations. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its reasonable discretion, subject to, for so long as the Continuing Partners collectively own at least 10% of the Units, the prior written consent, not to be unreasonably withheld, conditioned or delayed, of the Requisite Continuing Partners, to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

7.6

Tax Advances If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including U.S. federal, state, or local or non-U.S. withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Partnership Audit Provisions, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding Distribution or Distributions which would otherwise have been made to such Partner or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement, such Partner shall be

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treated as having received the amount of the Distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or Distributions or other payments to such Partner. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be allocated among the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 7.7), in each case as reasonably determined by the General Partner. For the avoidance of doubt, any taxes, penalties, and interest payable under the Partnership Audit Provisions by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the General Partner shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the General Partner.

7.7	Partnership Representative

(a) General Partner as Partnership Representative The General Partner is hereby designated as the “partnership representative” as that term is defined in Partnership Audit Provisions for taxable years of the Partnership beginning with the taxable year including the Effective Date. In addition, the General Partner is hereby authorized to designate or remove any other Person as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership Representative shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable regulations or analogous provisions of state or local Law. Each Partner hereby expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Authority of Partnership Representative Subject to this Section 7.7, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Partnership Audit Provisions, including making any elections under the Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Notice of Audits Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Continuing Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to PubCo) and material

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adverse effect on the Continuing Partners (a “Specified Audit”). The Partnership Representative shall (i) keep the Continuing Partner Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Continuing Partner Representative (or its designee) to participate (including using separate counsel), in each case at the Continuing Partner’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Continuing Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Continuing Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Continuing Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners without the Requisite Continuing Partners’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Requisite Continuing Partners (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state, local or non-U.S. Law) or (ii) taking any material action under the Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners, in the case of clauses (i) and (ii); provided that, no consent from the Requisite Continuing Partners is required in order to make an election under Section 6226(a) of the Code with respect to taxable periods that began on or before the Effective Time.

(d) Expenses of Partnership Representative All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Partnership (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in clauses (i) and (ii) of the final sentence of this Section 7.7(d)), and the Partnership shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Partnership, any Partner or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 7.7 absent (i) willful breach of any provision of this Section 7.7 or (ii) bad faith, fraud, gross negligence or wilful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

(e) Adherence to Business Combination Agreement The Partnership, the Partnership Representative, and the Partners expressly agree to be bound by the terms of Section 7.6 of the Business Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.6 of the Business Combination Agreement and this Agreement, Section 7.6 of the Business Combination Agreement shall control.

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7.8

Other Allocation Provisions Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 14.12 or otherwise in accordance with this Agreement, Sections 7.2, 7.3 and 7.4 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

7.9

Survival Sections 7.6 and 7.7 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

7.10

Mexican Income Tax Law With respect to Sections 7.4.1 to 7.4.6 (inclusive), 7.4.9, 7.4.11 and 7.5, for Mexican tax purposes, Mexican income tax law shall apply to any Partner that is resident in Mexico for tax purposes.

7.11

Business Combination Agreement Holder Representative Matters Section 7.6(f) of the Business Combination Agreement is hereby incorporated by reference into this Agreement and, without limiting the generality of the foregoing, each Existing Company Unitholder and Closing Company Unitholder hereby acknowledges and agrees that amounts otherwise payable to such Existing Company Unitholder or Closing Company Unitholder hereunder may instead be remitted to the Holder Representative (as defined in the Business Combination Agreement) in the circumstances, and at the times and in the amounts, set forth in such section of the Business Combination Agreement.

SECTION 8

BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS, FISCAL YEAR, BANKING

8.1	Books, Records and Reports; Information Rights.

8.1.1

Maintenance of books and records At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP. The Partnership shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Partners. The books and records of the Partnership may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form, but may be maintained in the form of a reproduction. The books and records of the Partnership maintained by the General Partner and shall be available for examination by any Partner, or its duly-authorized representatives, during regular business hours, upon ten (10) Business Days’ written notice to the General Partner, for any purpose reasonably related to the Partner’s ownership interest in the Partnership.

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8.1.2

Limited Partner Right to Agreement Each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Partner’s own expense, a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed.

8.2

Tax returns and tax information The General Partner shall cause to be prepared and filed all necessary U.S. federal, state, local and non-U.S. tax returns for the Partnership, including making any tax elections. At the Partnership’s expense, the General Partner, within 120 days of the close of the Fiscal Year, shall use commercially reasonable efforts to furnish to each Partner that was a Partner during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for U.S. federal, state and local income tax reporting purposes. The Partnership shall use commercially reasonable efforts to provide to each Person that was a Partner during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by March 1st of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year (it being understood such estimated information is subject to change based on the final Schedule K-1 made available by the Partnership). The Partnership also shall provide the Partner with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns; provided that, any costs or expenses with respect to the foregoing shall be borne by the requesting Partner.

8.3

Tax Elections. The General Partner shall make the following elections on the appropriate tax returns and shall not rescind them without the prior written consent of the Requisite Continuing Partners (provided that, the election described in clause (ii) below cannot be rescinded without the prior written consent of all the Partners):

(i)	to adopt an appropriate U.S. federal income tax method of accounting and to keep the Partnership’s books and records on such income-tax method;

(ii)

to have in effect (and to cause each direct or indirect Subsidiary that is treated as a partnership for U.S. federal income tax purposes and over 50% owned and controlled by the Partnership to have in effect, to the extent eligible to do so) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Partnership properties, for the taxable year of the Partnership that includes the Effective Date and each subsequent taxable year in which an Exchange Transaction occurs; and

(iii)

any other available election that the General Partner deems appropriate; provided that, for so long as the Continuing Partners collectively own at least 10% of the Units, the General Partner shall consult in good faith with the Continuing Partner Representative with respect to any material tax election with respect to the Partnership that could reasonably be expected to have a disproportionate (as compared to PubCo) and material adverse effect on the Continuing Partners, and not make such election without the Requisite Continuing Partners’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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No Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.4	Confidentiality

8.4.1

Confidential Information Each of the Partners (other than PubCo) agrees to hold the Partner’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the General Partner. “Confidential Information” as used herein includes all non-public information concerning the Partnership or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Partnership’s business. With respect to each Partner, Confidential Information does not include information or material that: (i) before or after it has been disclosed to such Partner by the Partnership, becomes part of public knowledge, not as a result of any action or inaction of such Partner in violation of this Agreement; (ii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Partnership or of PubCo, or any other officer designated by the General Partner and PubCo; (iii) is disclosed to such Partner or their representatives by a third party not, to the knowledge of such Partner, in violation of any obligation of confidentiality owed to the Partnership, PubCo or any of their respective Subsidiaries with respect to such information; or (iv) is or becomes independently developed by such Partner or their respective representatives without use of or reference to the Confidential Information.

8.4.2

Limited Right to Disclose Confidential Information Solely to the extent it is reasonably necessary or appropriate to fulfil its obligations or to exercise its rights under this Agreement, each of the Partners may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Partner is required to keep the Confidential Information confidential; provided that, such Partner shall remain liable with respect to any breach of this Section 8.4 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 8.4).

8.4.3	Further Right to Disclose Confidential Information Notwithstanding anything herein to the contrary, each of the Partners may disclose Confidential Information:

(a) to the extent that such Partner is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information,

(b) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Partnership and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or

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(c) to any bona fide prospective purchaser of the equity or assets of a Partner, or the Common Units held by such Partner (provided, in each case, that such Partner determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Partner (provided that, (i) such Persons will be informed by such Partner of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Partner will be liable for any breaches of this Section 8.4 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 8.4)).

8.4.4

PubCo’s Use of Confidential Information Notwithstanding any of the foregoing, nothing in this Section 8.4 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

SECTION 9

UNITS

9.1	Units

9.1.1

Units in the Partnership Interests in the Partnership shall be represented by Units. At the execution of this Agreement, the Units are comprised of only Common Units, which includes the Restricted Common Units, comprised of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs, and PMEL RCUs.

(a) Restricted Common Units In connection with the transactions contemplated by the Business Combination Agreement, (a) each Partner that is an Earnout Participant (as defined in the Business Combination Agreement) shall be issued Series 1 RCUs, Series 2 RCUs and Series 3 RCUs, and (b) certain PMEL Post-Combination Unitholders shall be issued the PMEL RCUs. All such Restricted Common Units shall be outstanding as of the Effective Time. Immediately following the Effective Time, no fractional Restricted Common Unit will remain outstanding and any fractional Restricted Common Unit held by a Partner shall be rounded down to the nearest whole number. For the avoidance of doubt, the terms contained in a PMEL Award Agreement, including with respect to vesting and forfeiture, shall be read for all relevant purposes hereunder as if they were grants of the corresponding number of PMEL RCUs into which the PMEL Interests were substituted by virtue of the Business Combination Agreement and the General Partner shall have the authority to reasonably interpret the provisions of any PMEL Award Agreements in accordance with the foregoing principle for all purposes of this Agreement.

(b) Allocation of Restricted Common Units Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Partner holds the number of Common Units and the number of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs, and PMEL RCUs set forth opposite such Partner’s name on Schedule I attached hereto.

9.1.2

Further Issuances Subject to Section 9.5, the General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner, including:

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(a) the right of such Units to share in Profits and Losses or items thereof;

(b) the right of such Units to share in Partnership Distributions;

(c) the rights of such Units upon dissolution and winding up of the Partnership;

(d) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions);

(e) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

(f) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred;

(g) the method for determining the Common Percentage Interest as to such Units;

(h) the terms and conditions of the issuance of such Units (including the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than Fair Market Value); and

(i) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units;

provided that notwithstanding anything to the contrary in this Agreement, no Partnership securities ranking senior to the Common Units held by PubCo (including with respect to voting, liquidation and distribution rights) shall be authorized or issued without PubCo’s prior written consent.

Notwithstanding any other provision of this Agreement (except as set forth in the immediately preceding proviso), the General Partner in its sole discretion, without the approval of any other Partner, is authorized to:

(a) issue Units or other Partnership securities of any newly established class or any existing class to Partners or other Persons who may acquire an interest in the Partnership, including Equity Interests which constitute a “profits interest” to Persons within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43 and which will be issued with the intention that under current interpretations of the Code the recipient will not realize income upon the issuance of such Equity Interests, and that neither the Partnership nor any Partner is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Equity Interest;

(b) amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Partnership securities of such class, and the admission of any Person as a Partner which has received Units or other Partnership securities; and

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(c) effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Partnership by PubCo that are not accompanied by the issuance by the Partnership to PubCo of additional Units and to update the books and records of the Partnership accordingly.

9.1.3

References to Units Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Common Units and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.

9.1.4

Limitation on Issuances Notwithstanding anything to the contrary in this Agreement, the General Partner shall not cause or permit the Partnership to issue, or authorize the issuance of, any Units unless PubCo has a sufficient number of Class A Common Shares authorized, available and reserved for issuance upon an exchange of such newly issued Units for Class A Common Shares pursuant to an Exchange Transaction.

9.1.5

Restriction on Number of “Partners” for Treasury Regulations Purposes In addition to the restriction set out in Section 2.12, notwithstanding anything to the contrary in this Agreement, the Partnership shall not, and the General Partner shall not cause the Partnership to, issue any Units if such issuance would result in the Partnership having more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes) or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership; provided that, for such purposes, the Partnership and the General Partner shall be entitled to assume that each person who is a Partner immediately before the Effective Time is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), unless otherwise required by applicable Law.

9.2

Register The books and records of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

9.3

Registered Partners The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

9.4

Forfeiture of Common Units. Each PMEL Post-Combination Unitholder hereby agrees that any Common Units (for the avoidance of doubt, including any Common Units which were formerly PMEL RCUs and were converted into Common Units pursuant to this Agreement) which, by virtue of the transactions contemplated by the Business Combination Agreement, were received in substitution for PMEL Interests held by a PMEL Award Recipient, shall be subject to the same forfeiture provisions as contained in any corresponding PMEL Award Agreement. The General Partner shall have the authority pursuant to Section 9.4 of this Agreement to cancel and extinguish for no consideration, automatically and without the consent of the applicable PMEL Post-Combination Unitholder (or PMEL Award Recipient), any Common

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Units (and PubCo shall cancel and extinguish for no consideration the Acquiror Class B PMEL RSRs or the Class B Common Shares, as the case may be, held by such PMEL Post-Combination Unitholder (or PMEL Award Recipient), on a one-for-one basis, without the consent of the applicable PMEL Post-Combination Unitholder (or PMEL Award Recipient)) to the same extent the corresponding PMEL Interests would have been subject to forfeiture under the corresponding PMEL Award Agreement.

9.5	Issuances, Repurchases and Redemptions, Recapitalizations

9.5.1	Issuances by PubCo.

(a) Subject to Section 9.5.1(b) and the Exchange Agreement, if, at any time after the Closing Date, PubCo sells or issues Class A Common Shares or any other Equity Interests of PubCo (other than Class B Common Shares):

(i)

the Partnership shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues Class A Common Shares), or an equal number of such other Equity Interests of the Partnership corresponding to the Equity Interests issued by PubCo (if PubCo issues Equity Interests other than Class A Common Shares), and with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo so issued; and

(ii)	PubCo shall concurrently contribute to the Partnership the net proceeds or other property received by PubCo, if any, for such Class A Common Share or other Equity Interest.

(b) Notwithstanding anything to the contrary contained in Section 9.5.1(a) or Section 9.5.1(c), this Section 9.5.1 shall not apply to:

(i)

the issuance and distribution to holders of Class A Common Shares or other Equity Interests of PubCo of rights to purchase Equity Interests of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Shares pursuant to the Exchange Agreement, such Class A Common Shares will be issued together with a corresponding right under such plan); or

(ii)

the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of PubCo, but Section 9.5.1 shall, in each of the foregoing cases, apply to the issuance of Equity Interests of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or other rights to acquire Equity Interests of PubCo.

(c) Exercise or Conversion of PubCo Equity Interests In the event any outstanding Equity Interest of PubCo is exercised or otherwise converted and, as a result, any Class A Common Shares or other Equity Interests of PubCo are issued (including as a result of the exercise of warrants of PubCo):

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(i)	the corresponding Equity Interests issued by the Partnership, if any, shall be similarly exercised or otherwise converted, if applicable;

(ii)	an equivalent number of Common Units or equivalent Equity Interests of the Partnership shall be issued to PubCo as required by the first sentence of Section 9.5.1; and

(iii)	PubCo shall concurrently contribute to the Partnership the net proceeds received by PubCo from any such exercise or conversion.

(d) Issuance of Debt If at any time PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) issues any securities in respect of or otherwise incurs indebtedness for borrowed money (“Debt”), PubCo or such Subsidiary shall Transfer to the Partnership the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt in a manner that burdens the Partnership with the repayment of such Debt (including for example through a “back-to-back” loan from the PubCo or such Subsidiary to the Partnership).

9.5.2

Issuance of New Common Units to PubCo Except pursuant to the Exchange Agreement, (a) the Partnership may not issue any additional Common Units to PubCo or any of its Subsidiaries (other than Subsidiaries of the Partnership) unless substantially simultaneously therewith PubCo or such Subsidiary issues or Transfers an equal number of newly-issued Class A Common Shares (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Partnership, and (b) the Partnership may not issue any other Equity Interests of the Partnership to PubCo or any of its Subsidiaries (other than Subsidiaries of the Partnership) unless substantially simultaneously therewith PubCo or such Subsidiary issues or Transfers, to another Person, an equal number of newly-issued shares of Equity Interests of PubCo or such Subsidiary with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Partnership and contributes the net proceeds therefrom to the Partnership.

9.5.3	Repurchases and Redemptions

(a) Repurchases and Redemptions by PubCo Neither PubCo nor any of its Subsidiaries (other than the Partnership and its Subsidiaries) may redeem, repurchase or otherwise acquire:

(i)

Class A Common Shares pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or

(ii)

any other Equity Interests of PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Partnership with the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo or such Subsidiary for the same price per security, if any.

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(b) Repurchases and Redemptions by the Partnership Subject to Section 9.6, the Partnership may not redeem, repurchase or otherwise acquire:

(i)

any Common Units from PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) an equal number of Class A Common Shares for the same price per security from holders thereof; or

(ii)

any other Equity Interests of the Partnership from PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) for the same price per security an equal number of Equity Interests of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo or such Subsidiary.

(c) Cashless Redemptions Notwithstanding the foregoing Section 9.5.1 and Section 9.5.2, to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of Class A Common Shares or other equity securities of PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) consists (in whole or in part) of Class A Common Shares or such other Equity Interests (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)), other than under PubCo’s employee benefit plans for which there are no corresponding Common Units or other Equity Interests of the Partnership, the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Interests of the Partnership shall be effectuated in a substantially similar manner.

9.5.4	Equity Subdivisions and Combinations

(a) Limitation on the Partnership The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Partnership unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Partnership and PubCo.

(b) Limitation on PubCo PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interests of the Partnership, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Partnership and PubCo.

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(c) Maintenance of one-to-one ratio of Common Units to PubCo’s Class A Common Shares For the avoidance of doubt, but subject to Section 9.1, Section 9.2, Section 9.5 and Section 9.6, the Partnership and the General Partner shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or the Restricted Common Units as the General Partner determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding Class A Common Shares; and (ii) the number of outstanding Class B Common Shares held, directly or indirectly, by any Partner and the number of Common Units (other than Restricted Common Units) held (directly or indirectly) by such Partner, disregarding for purposes of maintaining the one-to-one ratios in clause (i):

(i)	options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for Class A Common Shares,

(ii)	treasury stock, or

(iii)

preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Shares (but in each case prior to such conversion, exercise or exchange).

9.5.5

Redemptions pursuant to the Exchange Agreement If the Partnership is obliged, pursuant to Section 2.2 of the Exchange Agreement, to cancel a number of Common Units surrendered to it by a Limited Partner (a “Surrendering Partner”), those surrendered Common Units shall be treated as redeemed by the Partnership and shall be cancelled immediately upon redemption. The recorded balance of the Equity Contribution and (if any) the Advance of such Limited Partner shall each be reduced, on that surrender and redemption, by a proportionate amount (equal to the proportion which the number of surrendered Common Units bears to the total number of Common Units held by that Limited Partner immediately prior to that surrender (such proportion the “Exchanged Proportion”)), and the recorded balance of the Equity Contribution and Advance of PubCo shall each be correspondingly and automatically increased by the same respective amounts. The Partnership shall issue a number of Common Units to PubCo, as required by Section 2.2 of the Exchange Agreement, equal to the number of Common Units surrendered by the Surrendering Partner and redeemed by the Partnership and on the issuance of such Common Units a proportion of the Surrendering Partner’s right to the repayment of its Advance equal to the Exchanged Proportion shall hereby be assigned to PubCo.

9.6	Restricted Common Units.

9.6.1

Restricted Common Units and Vesting Each Restricted Common Unit will be held in accordance with this Agreement unless and until a Vesting Event occurs with respect to such Restricted Common Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, each applicable Restricted Common Unit with respect to which a Vesting Event has occurred shall be converted immediately and automatically, without any further action on the part of the holder thereof or any other person (including the Partnership, the General Partner and PubCo) into a Common Unit, with all rights and privileges of a Common Unit under this Agreement from and

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after the Conversion Date, subject in all respects to Section 9.4. Notwithstanding anything to the contrary contained in this Agreement or the Exchange Agreement, no Partner shall be permitted to effect an Exchange Transaction with respect to any Restricted Common Units, and in no event shall the Partnership or PubCo effect an Exchange Transaction with respect to any Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms hereof. For the avoidance of doubt and without limiting the immediately foregoing sentence, in the event that a Vesting Event, Conversion Date and conversion into Common Unit has occurred in respect of a Restricted Common Unit, the Partnership and PubCo may effect an Exchange of such then converted Common Unit in accordance with this Agreement and the Exchange Agreement.

9.6.2

HSR Act & Conversion Notwithstanding anything to the contrary contained in this Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America, and the rules and regulations promulgated thereunder (“HSR Act”), for the immediate conversion of any Restricted Common Unit into a Common Unit, then the Conversion Date with respect to each such Restricted Common Unit shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holder of any such Restricted Common Unit. Each of the Partners and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Partnership.

9.6.3

Issuance on Conversion On the applicable Conversion Date for each Restricted Common Unit that is not a PMEL RCU, PubCo shall issue to each Continuing Partner that holds a Acquiror Class B Earnout RSR (as defined in the Business Combination Agreement) that vests on such Conversion Date, one Class B Common Share. On the applicable Conversion Date for each Restricted Common Unit that is a PMEL RCU, PubCo shall issue to each PMEL Post-Combination Unitholder that holds an Acquiror Class B PMEL RSR that vests on such Conversion Date, one Class B Common Share. PubCo hereby agrees to reserve for issuance at all times an adequate number of Class B Common Shares to permit the issuance of all Class B Common Shares assuming (x) all of the Acquiror Class B Earnout RSRs were to vest under the terms of the Business Combination Agreement and (y) all of the PMEL Post-Combination Unitholders’ Acquiror Class B PMEL RSRs were to vest under their applicable terms.

9.6.4	Cancellation of Restricted Common Units

9.6.5

To the extent that, in the case of the Restricted Common Units that are not PMEL RCUs, by the Earnout Expiration Date (as defined in the Business Combination Agreement), a Vesting Event has not occurred with respect to a Restricted Common Unit, and such Restricted Common Unit has not vested and converted into a Common Unit, then as of the Earnout Expiration Date, immediately and without any further action under this Agreement, on such date, any such Restricted Common Units outstanding under this Agreement shall be cancelled and extinguished for no consideration. To the extent that a PMEL RCU is forfeited pursuant to the terms of the applicable PMEL Agreement (with the terms of such agreement as applied to the PMEL RCUs in accordance with the final sentence of Section 9.4), immediately and without any further action under this Agreement, on the date of forfeiture, such PMEL RCU shall be cancelled and extinguished for no consideration. Upon the cancellation and extinguishment of any Restricted Common Unit pursuant to this Section 9.6.5, PubCo shall cancel and extinguish for no consideration the corresponding Acquiror Class B Earnout RSR or Acquiror Class B PMEL RSR on a one-for-one basis, without the consent of the applicable holder thereof.

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9.6.6

U.S. Tax Treatment The parties hereto intend that, for U.S. federal income tax purposes, (i) the Restricted Common Units received by the Continuing Partners in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (ii) no such Partner be treated as having taxable income or gain as a result of such receipt of such Restricted Common Units or as a result of holding any such Restricted Common Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 7.4.10) and the Partnership shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 10

TRANSFER RESTRICTIONS

10.1	Transfers of Units

10.1.1

Restriction on Transfers Except as otherwise agreed to in writing between the General Partner and the applicable Partner and reflected in the books and records of the Partnership or as otherwise provided in this Section 10, but without limiting the Lock-Up Agreement, no Partner may Transfer all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s sole discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Partners, whether or not such Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Partner Transfers all or a portion of its Common Units to a Transferee in compliance with this Agreement, the Partner shall transfer to such Transferee an equal number of Class B Common Shares.

10.1.2

Lock-Up Period Each Partner hereby agrees and covenants that such Partner will not, during the Lock-Up Period, Transfer any Units in the Partnership or any equity interests of PubCo (including any Class A Common Shares or Class B Common Shares) received or retained as consideration under the Business Combination Agreement, including any securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Business Combination Agreement (collectively, the “Restricted Securities”) (a “Prohibited Transfer”) except to the extent provided in Section 10.1.5 or any applicable restrictions on Transfer are waived in accordance with the Lock-Up Agreement. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Partnership and PubCo shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 10.1.2, the Partnership and PubCo may impose stop-transfer instructions with respect to the Restricted Securities of each Partner until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 10.1.

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10.1.3

End of Lock-Up Period Notwithstanding anything otherwise to the contrary in this Agreement, following the expiration of the Lock-Up Period, each Partner that is a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo (if any)) may Transfer all or any portion of its Common Units in a Transfer that complies with Section 10.5, without the consent of the General Partner or any other Person.

10.1.4

Exchange Transactions Notwithstanding anything otherwise to the contrary in this Agreement, following the expiration of the Lock-Up Period, each Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that, in the case of any Partner other than a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the PubCo (if any) or any Subsidiary of the PubCo (if any)), such Exchange Transactions shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time and advise the Partners of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange Transaction to the extent of such conflict.

10.1.5

Family Group and Affiliate Transfers Notwithstanding anything otherwise to the contrary in this Section 10.1, but subject to the limitations set forth herein and compliance with, and to the extent otherwise permitted by, the Lock-Up Agreement, an individual Partner may Transfer all or any portion of his, her or its Restricted Securities without consideration to (i) any member of his or her Family Group or (ii) any Affiliate of such Partner (including any direct or indirect partner, shareholder, equityholder of such Partner or any Affiliated investment fund or vehicle of such Partner or such Partner’s direct or indirect partners, shareholders or equityholders), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Partnership and (iii) to a trust solely for the benefit of such Partner and such Partner’s Family Group (or a re-Transfer of such Restricted Securities by such trust back to such Partner upon the revocation of any such trust) or pursuant to the applicable Laws of descent or distribution among such Partner’s Family Group, in each case, in a Transfer that complies with Section 10.5 (each of clauses (i)-(iii), an “Exempt Transfer”); provided that, (x) the restrictions contained in this Section 10 shall apply to an Exempt Transfer and (y) the restrictions contained in this Agreement will continue to apply to the Restricted Securities after any Exempt Transfer and each Transferee of Restricted Securities shall agree in writing, by entering into an appropriate supplemental agreement in such form and terms as the General Partner may reasonably specify, prior to and as a condition precedent to the effectiveness of such Exempt Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Exempt Transfer. Upon the Exempt Transfer of Restricted Securities, the transferor will deliver written notice to the Partnership, which notice will disclose in reasonable detail the identity of such Transferee(s) and shall include an executed original counterpart of this Agreement in a form acceptable to the General Partner. Notwithstanding the foregoing and any other term in this Agreement, (a) notice of such an Exempt Transfer shall be forthwith advertised in Iris Oifigiúil as so required by the Act, and until notice of such transfer is so advertised, the arrangement or transaction shall, for the purposes of the Act, be deemed to be of no effect, and (b) no party hereto shall avoid the provisions of this Agreement by making one or more Exempt Transfers to one or more Transferees and then disposing of all or any portion of such party’s interest in such Transferee if such disposition would result in such Transferee ceasing to be a Permitted Transferee. Without limiting the Lock-Up Agreement, the General Partner may implement other policies and procedures to permit the Transfer of Restricted Securities by the Partners for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the General Partner.

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10.1.6

Purported Transfers Void Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be null and void ab initio, and the Partnership will not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.

10.2

Mandatory Exchanges The Partnership may, with the approval of the board of the General Partner, at any time and from time to time, without the consent of any Partner or other Person, cause to be Transferred to PubCo in an Exchange Transaction any and all Units, except for Units held by any Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo) (a “Mandatory Exchange”); provided that, if at any time after the expiration of the Lock-Up Period:

(a) (x) the General Partner is not a wholly-owned Subsidiary of PubCo or (y) for any other reason the Partnership’s nationally recognized tax advisors are unable to render an opinion to the Partnership at least at a “more likely than not” level of comfort that a wholly-owned Subsidiary of PubCo constitutes a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1),

(b) the Partnership has more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), and

(c) there are not binding agreements by and among Partners and the Partnership and/or its assignees to sell Units in a manner that will not cause the Partnership to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code pursuant to one or more closings that will occur no later than seventy-five (75) days of expiration of the Lock-Up Period and that would cause the Partnership to have seventy-five (75) or fewer “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), upon the consummation of the transactions contemplated by such agreements (including, agreements to tender Units to the Partnership or one or more purchasers approved by the Partnership), then the Partnership shall promptly, and in any event within seventy-five (75) days of the expiration of the Lock-Up Period, cause a Mandatory Exchange to be effected with respect to a number of Partners holding less than 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo) sufficient to cause the Partnership to have no more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), upon the consummation of such Mandatory Exchange. Any Mandatory Exchange need not be uniform and may be made by the Partnership and PubCo selectively among Partners, whether or not such Partners are similarly situated; provided that, in the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved

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by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board that would result in PubCo undergoing a Change of Control, then the General Partner shall require, and each Partner shall be deemed to effect, an Exchange Transaction with respect to any and all Units held by all Partners conditioned upon, and subject to, the consummation of such PubCo Offer or Change of Control, in each case, to the extent that such Partner has not effected an Exchange Transaction with respect to all of its Units prior to the consummation of such transaction.

10.3	Approved Qualified Transaction

10.3.1

Drag-Along Right In the event that the General Partner and the holders of a majority of the voting power of all outstanding capital stock of PubCo entitled to vote thereon approve a Qualified Transaction (the “Approved Qualified Transaction”), each other Partner (each, a “Required Partner”) agrees to Transfer all of such Required Partner’s Units in connection with such Approved Qualified Transaction (the “Drag-Along Right”) for an amount of consideration per Unit and corresponding Class B Common Share equal (before taking into account any rights such Required Partner may have under the Tax Receivable Agreement) to the amount of consideration to be received per Class A Common Share by the holders thereof (the “Drag Price”), and otherwise with respect to such Units on the same terms and conditions as apply to the Class A Common Shares in such Approved Qualified Transaction, with such modifications as are appropriate, as determined in good faith by the General Partner, solely to reflect the fact that Units and corresponding Class B Common Shares rather than Class A Common Shares will be Transferred in the first instance by such Partner. Any Transfer effected in connection with the Drag-Along Right shall be structured in the sole discretion of the General Partner and, without limitation to any other structure, the General Partner will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Partners to participate in such Approved Qualified Transaction to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination; provided that, without limiting the generality of this sentence, the General Partner will use its reasonable best efforts expeditiously and in good faith to ensure that such Partners may participate in each such Approved Qualified Transaction without being required to have their Common Units and Class B Common Shares redeemed (or, if so required, to ensure that any such redemption shall be effective only upon, and shall be conditional upon, the closing of such Approved Qualified Transaction, or, as applicable, to the extent necessary to exchange the number of Common Units being repurchased).

10.3.2

Drag-Along Notice PubCo shall send written notice (the “Drag-Along Notice”) to the Partnership and the Required Partners at least thirty (30) days prior to the closing of the Approved Qualified Transaction notifying them that such Required Partners will be required to sell all (but not less than all) of their Units in such sale, and setting forth (i) a copy of the written proposal or agreement pursuant to which the Approved Qualified Transaction will be effected, (ii) the Drag Price, (iii) the terms and conditions of Transfer and payment and (iv) the date and location of and procedures for selling the Units. In the event that the information set forth in the Drag-Along Notice changes from that set forth in the initial Drag-Along Notice, a subsequent Drag-Along Notice shall be delivered by PubCo no less than seven (7) days prior to the closing of the Approved Qualified Transaction. Notwithstanding the foregoing, to the extent that any of the foregoing information to be included in the Drag-Along Notice is publicly available, PubCo shall not be required to include such information in the Drag-Along Notice or deliver a subsequent Drag-Along Notice. Each Required Partner shall thereafter be obligated to sell their Units and corresponding Class B Common Shares on the terms set forth in the Drag-Along Notice.

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10.3.3

Obligation of Required Partners to Sell Upon receipt of a Drag-Along Notice, each Required Partner receiving such notice shall be obligated to sell all of its Units and corresponding Class B Common Shares in the Approved Qualified Transaction as contemplated by the Drag-Along Notice for the Drag Price, on the terms and conditions described in this Section 10.3, including by executing any document containing customary representations, warranties and agreements with respect to itself and its ownership of the Units or Class B Common Shares, as applicable, as requested by the General Partner in connection with the Approved Qualified Transaction, which representations, warranties, indemnities and agreements shall be substantially the same as those contained in any letter of transmittal to be executed by the holders of Class A Common Shares with such modifications as are appropriate, as determined in good faith by the General Partner, solely to reflect the fact that Units or Class B Common Shares, as applicable, rather than Class A Common Shares will be transferred by such Required Partner. The General Partner and each Required Partner shall cooperate in good faith in connection with the consummation of the Approved Qualified Transaction.

10.4	Encumbrances

No Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion (but without limiting the Lock-Up Agreement). Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

10.5	Further Restrictions.

10.5.1

Terms for New Issuances Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Partnership or PubCo (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the General Partner and the applicable Partner and reflected in the books and records of the Partnership. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

10.5.2

Prohibitions on Transfer Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than, in each case, in accordance with the Exchange Agreement) be made by any Partner or Assignee if the General Partner determines that:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) except pursuant to an Exchange Transaction, such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities Laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities Laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;

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(c) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner or PubCo to become a fiduciary with respect to any existing or contemplated Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(d) would result in a breach of Section 2.12;

(e) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion; provided that, no such legal and/or tax opinions shall be required for a Transfer by a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo (if any) or any Subsidiary of PubCo (if any));

(f) such Transfer would cause the Partnership to be treated as having more than seventy-five (75) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) but looking through all entities treated as transparent or flow-through for U.S. federal income tax purposes or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership;

(g) the General Partner shall reasonably determine that such Transfer would pose a material risk that the Partnership would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

All determinations with respect to this Section 10.5 shall be made by the General Partner in its sole discretion; provided, however, that all such determinations with respect to a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo (if any) or any Subsidiary of PubCo (if any)) shall be made by the General Partner exercising its reasonable discretion.

10.5.3

Treasury Regulation, Code and Partner Restrictions In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall reasonably determine that interests in the Partnership do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3) in a taxable year, provided that, for such purpose, the Partnership and the General Partner shall assume that each Continuing Partner is treated as a single “partner” within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), in no event may any Transfer or assignment of Units by any Partner be made if such Transfer would (i) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Partnership becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or successor provision of the Code or to be treated as an association taxable as a corporation pursuant to the Code. For the avoidance of doubt, any Transfer that constitutes a

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“block transfer” within the meaning of Treasury Regulation Section 1.7704-1(e)(2) shall not be considered to be (i) effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Partnership becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Partnership to be treated as a “publicly traded partnership.” Notwithstanding anything contrary in this Agreement, in no event may any Transfer, assignment of Units, or other transfer of beneficial entitlement to Units by any Partner be made if such Transfer would cause the Partnership to be treated as having more than seventy-five (75) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) but looking through all entities treated as transparent or flow-through for U.S. federal income tax purposes or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership.

10.5.4

Timing of Permitted Transfers Transfers of Units (other than pursuant to an Exchange Transaction) that are otherwise permitted by this Section 10 may only be made effective as of the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

10.5.5

Void Transfers To the fullest extent permitted by law, any Transfer in violation of this Section 10 (including the final sentence of Section 10.5.3) shall be deemed null and void ab initio and of no effect.

10.5.6

Notice of the Transfer Notwithstanding any other term in this Agreement, notice of any Transfer shall be forthwith set out in Iris Oifigiúil as so required by the Act, and until notice of such Transfer is so made, the arrangement or transaction shall, for the purposes of the Act, be deemed to be of no effect.

10.5.7	Lock-Up Agreement Notwithstanding any other term in this Agreement, nothing in this Agreement shall limit a Partner’s obligations pursuant to the Lock-Up Agreement.

10.6	Admissions, Resignations and Removals

10.6.1

No Partner will be removed or entitled to resign from being a Partner of the Partnership except in accordance with this Section 10.6 and Section 10.7 hereof. No Person may be admitted to the Partnership as an additional general partner or substitute general partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent general partner, in each case in the sole discretion of each incumbent general partner. Any additional General Partner or substitute partners of the General Partner shall be admitted as a general partner of the Partnership by executing and delivering to the existing General Partner an appropriate supplement to this Agreement pursuant to which the Person agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time, and thereafter shall be authorized to, and shall, continue the Partnership without dissolution. Except as otherwise provided in Section 10 or the Act, no admission, substitution, resignation or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

10.6.2

It is agreed that ProKidney GP Ireland Limited shall resign as general partner of the Partnership as and from the admission of [ProKidney GP II] Limited to the Partnership, which admission shall take effect upon the Closing on the Effective Date. ProKidney GP Ireland Limited, as its final act as general partner of the Partnership immediately prior to the Closing, hereby approves the Post-Recapitalization Unit Issuance, if any such Post-Recapitalization Unit Issuance occurs pursuant to the Business Combination Agreement.

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10.7	Admission of Assignees as Substitute Limited Partners

10.7.1	Conditions for Admission as Limited Partner A proposed assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including copies of any instruments of Transfer, a notarised and apostilled copy (in English) of such assignee’s governing documents (if the Assignee is not a natural person) and such Assignee’s consent to be bound by this Agreement as a substitute Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law;

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Partnership);

(e) notice of the Transfer is set out in Iris Oifigiúil as so required by the Act; and

(f) other than where the assignee is a Permitted Transferee of PubCo and such Transfer occurs after the expiration of the Lock-Up Period, the assignee enters into a written agreement with the Partnership and PubCo agreeing to be bound by the transfer restrictions in section 2 of the Lock-Up Agreement.

10.8

Resignation and Removal of Partners Subject to Section 10.6, if a Partner ceases to hold any Units, then such Partner shall cease to be a Partner and to have the power to exercise any rights or powers of a Partner of the Partnership, and shall be deemed to have resigned from the Partnership.

10.9

Withholding In the event any Transfer is permitted pursuant to this Section 10, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such transfer under applicable U.S. federal, state or local or non-U.S. law (including under Sections 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state or local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

10.10

Allocations in Respect of Transferred Units. With regard to PubCo’s acquisition of the New Company Common Units (as defined in the Business Combination Agreement), Profits or Losses shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder. If during any taxable year there is any other change in any Partner’s Units in the Partnership, the General Partner shall consult in good faith with the Continuing Partner Representative and the tax advisors to the Partnership and allocate the

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Profits or Losses to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder and that is selected by the General Partner (with the prior written consent of the Requisite Continuing Partners, not to be unreasonably withheld, conditioned or delayed); provided that, the Requisite Continuing Partners shall not have the consent right described in this Section 10.10 in the event that the Continuing Partners collectively own less than 10% of the Units.

SECTION 11

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

11.1

No dissolution The Partnership shall not be dissolved by the admission of additional Partners or resignation of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Section 11.

11.2	Dissolution The Partnership will be dissolved and its affairs wound up on the happening of any of the following events:

(a) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(b) the written consent of all Partners; or

(c) the General Partner resolves to dissolve the Partnership in its reasonable discretion and with the consent of PubCo; provided that, in the event of a dissolution pursuant to this clause (c), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to Distributions made to Partners pursuant to Section 11.4 below in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable Laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

11.3

Effectiveness of Dissolution Dissolution of the Partnership shall be effective on the day on which the event described in Section 11.2 occurs, but the Partnership shall not terminate until the winding up of the Partnership has been completed, and the assets of the Partnership have been distributed as provided in Sections 11.4.3 and 11.5.

11.4	Liquidation If the Partnership is dissolved pursuant to Section 11.2, the Partnership shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

11.4.1

Liquidator. The General Partner, or, if the General Partner is unable to do so, a Person selected by the General Partner, shall act as liquidator to wind up the Partnership (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner.

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11.4.2

Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

11.4.3	Distribution of Proceeds. The Liquidator shall liquidate the assets of the Partnership and Distribute the proceeds of such liquidation in the following order of priority:

(a) first, to the payment of all of the Partnership’s debts and liabilities to its creditors (save for amounts owed to Partners, including Advances) and the expenses of liquidation;

(b) second, to the payment to the Partners of any debts (and any accrued interest thereon), other than Advances, owed by the Partnership to such Partners; and

(c) third, to the payment to the Partners pro rata based on the number of Participating Units then held by each Partner, and such payments to each Partner shall be applied with respect to such Partner first in reducing the balance of any Advances (if any) owing to that Partner, next in repaying the capital contributed by that Partner, and thereafter as a distribution of surplus to that Partner.

11.5

Time for Liquidation A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the losses attendant upon such liquidation. Notwithstanding the provisions of Section 11.4, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 11.4.3, the Liquidation Agent may, in its sole discretion, distribute to the Partners, in lieu of cash, either (i) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 11.4.3, (ii) as tenants in common and in accordance with the provisions of Section 11.4.3, undivided interests in all or any portion of such Partnership assets or (iii) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 7. The Liquidator shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Section 13.

11.6

Termination Upon completion of the Distribution of the assets of the Partnership as provided in Section 11.4.3(c) hereof, the Partnership shall be terminated and the Liquidator shall take such other actions as may be necessary to terminate the Partnership.

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11.7

Survival of Rights, Duties and Obligations Dissolution, liquidation, winding up or termination of the Partnership for any reason shall not release any party from any Losses which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Partner’s right to indemnification pursuant to Section 12.

11.8

Recourse for Claims Each Partner shall look solely to the assets of the Partnership for all Distributions with respect to the Partnership, such Partner’s Capital Account, and such Partner’s share of Profit or Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner, the Liquidator or any other Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and liquidation of the Partnership.

11.9	Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 7.6, 12.1, 12.2, and 14.10 shall survive the termination of the Partnership.

SECTION 12

LIABILITY AND INDEMNIFICATION

12.1	Limitation of Liability

12.1.1

To the extent permissible by law, each of the Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Partnership are, to the extent permissible by law, only as expressly set forth in this Agreement. To the extent permissible by law, the provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

12.1.2

To the fullest extent permitted by law, no Partner or Continuing Partner Representative shall have duties (including fiduciary duties) to any of the Partners or to the Partnership, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement; provided, however, that each Partner shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

12.1.3

To the extent that, at law or in equity, any Partner (including PubCo) or the Continuing Partner Representative has any duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, none of the Partners (including PubCo) or the Continuing Partner Representative acting under this Agreement will, to the extent permitted by law, be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including PubCo) or Continuing Partner Representative otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners or Continuing Partner Representative relating thereto (including PubCo).

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12.1.4

The General Partner may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such Person as to matters the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

12.1.5

For the purposes of this Section 12.1.5, a “Business Opportunities Exempt Party” shall be (a) any Partner that is not a director, manager, officer or employee of the General Partner, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such, (b) any of their respective Affiliates (other than the Partnership, PubCo or any of their respective Subsidiaries), (c) any Person that was a Partner immediately before the Effective Time or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, Partners, and partners of any of the foregoing (but in each case excluding any director, manager, officer or employee of the General Partner, PubCo or any of their respective Subsidiaries solely acting in their capacity as such). The Partnership and each of the Partners, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Partnership in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 12.1.5. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Partnership or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Partnership and none of PubCo, the Partnership or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 12.1.5 shall not apply to, and no interest or expectancy of the Partnership is renounced with respect to, any opportunity offered to any director or officer of PubCo or its Subsidiaries if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of PubCo or its Subsidiaries. No amendment or repeal of this Section 12.1.5 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 12.1.5. Neither the amendment or repeal of this Section 12.1.5, nor the adoption of any provision of this Agreement inconsistent with this Section 12.1.5, shall eliminate or reduce the effect of this Section 12.1.5 in respect of any business opportunity first identified or any other matter occurring, or any cause of action that, but for this Section 12.1.5, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 12.1.5 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

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12.2	Indemnification.

12.2.1

Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Partnership or any Partner for any act or omission in relation to the Partnership or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2.3, the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner, and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.

12.2.2

Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 12.2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2.3, the Partnership shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.

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12.2.3

Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 12.2 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

12.2.4	Insurance.

(i)

To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any Person described in Section 12.2.1 against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 12.2 or otherwise.

(ii)

In the event of any payment by the Partnership under this Section 12.2, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii)

The Partnership shall not be liable under this Section 12.2 to make any payment of amounts otherwise indemnifiable hereunder (including judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 12.2 or any insurance policy, contract, agreement or otherwise.

12.2.5

Non-Exclusivity of Rights. The provisions of this Section 12.2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 12.2 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 12.2 (or legal representative thereof) who serves in such capacity at any time while this Section 12.2 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 12.2 shall be found to be invalid or limited in application by reason of any Law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 12.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 12.2.1 shall be made to the fullest extent permitted by law.

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12.2.6

For purposes of this Section 12.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the General Partner (if engaged by the General Partner in its capacity as general partner of the Partnership) or as an employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

12.2.7

This Section 12.2 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 12.2.1.

12.3	Survival. The provisions of this Section 12 shall survive the dissolution, liquidation, winding up and termination of the Partnership.

SECTION 13

VALUATION

13.1

Fair Market Value For all purposes of this Agreement, “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the General Partner (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale).

13.2

Determination Fair Market Value shall be determined by the General Partner (or, if pursuant to Section 11.4, the Liquidator) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent; provided that, no determination of Fair Market Value shall give effect or take into account any “minority discount” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or is not registered with the Commission, publicly traded or listed on a securities exchange), but shall value the Partnership and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.

SECTION 14

GENERAL PROVISIONS

14.1

Notices All notices, requests, claims, demands and other communications hereunder (“Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.1):

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If to the General Partner:

[•]

Email: [•]

With a copy to (which shall not constitute notice):

[•]

If to PubCo:

[•]

Email: [•]

With a copy to (which shall not constitute notice):

[•]

If to any Limited Partner (other than PubCo):

to such Partner at the address of such Partner as set forth in Schedule 1 hereto;

or to such other address or addresses as the applicable Partner may designate to the other Partners by like notice as hereinabove set forth. Email addresses are listed for the convenience, but shall not be sufficient to constitute notice under this Agreement unless a confirmation copy of such notice is delivered (a) personally (with signed confirmation of receipt), or (b) by Federal Express or other overnight mail (with signed confirmation of receipt).

All Notices shall be in writing and shall be deemed to have been given: (i) upon delivery, if by hand; or (ii) on the delivery date as recorded by the delivery service, if sent by Federal Express or other overnight mail.

14.2

Cumulative Remedies The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

14.3

Binding Effect This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

14.4

Interpretation Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

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14.5

Severability If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.6

Headings The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.7

Counterparts This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.7.

14.8	Further Assurances Each Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.9

Entire Agreement This Agreement and the agreements referred to herein (including the Lock-Up Agreement) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including the Existing Partnership Agreement).

14.10

Governing Law and Jurisdiction Notwithstanding the place where this Agreement may be executed by any of the parties thereto, the parties expressly agree that all the terms and provisions hereof shall be governed by and construed in accordance with the laws of the Ireland. The courts of Ireland shall have non-exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Agreement, and, for such purposes, each party submits to the non-exclusive jurisdiction of such courts.

14.11

Expenses Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by the Partners and the Partnership in connection with the preparation and negotiation of this Agreement.

14.12	Amendments and Waivers

14.12.1

Amendments by General Partner with Approval of PubCo This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the General Partner with the approval of PubCo (with the approval of a majority of the disinterested members of the PubCo Board) and without the approval of any other Partner or other Person so long as such amendment is executed and delivered to the Partnership by PubCo and has been approved by the General Partner and each of the Limited Partners (other than PubCo) hereby appoints the General Partner as its lawful attorney for the purposes of executing and delivering such amendment on its behalf; provided that, no amendment, including any amendment effected by

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way of merger, consolidation or Transfer of all or substantially all the assets of the Partnership, may (i) materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided that, the creation or issuance of any new Unit or Equity Interest of the Partnership permitted pursuant to Section 9.5 and any amendments or modifications to Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Partner or remove a right or privilege specifically granted to a Partner in any event; (ii) modify the limited liability of any Partner, or increase the Liabilities of any Partner, in each case, without the prior written consent of each such affected Partner; or (iii) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of the holders of a majority of such Units.

14.12.2

Amendments by General Partner Without Approval of Other Persons Notwithstanding anything to the contrary herein, the General Partner may, without the written consent of any Partner, amend, supplement, waive or modify any provision of this Agreement, including Schedule I, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 9.1 hereof;

(b) the admission, substitution, or withdrawal of Partners in accordance with this Agreement, pursuant to Sections 10.6 and 10.7 hereof;

(c) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership (whether to a location in Ireland or outside Ireland);

(d) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation or Irish tax regulations, legislation or interpretation; and/or

(e) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which Distributions are to be made by the Partnership.

If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Partners shall be deemed a party to and bound by such amendment.

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14.12.3

Failure to Act not a Waiving of Rights No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14.12.4

Waiving of Certain Rights Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

14.13

No Third Party Beneficiaries This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 12.2 hereof).

14.14

Power of Attorney Each Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all certificates and other instruments (including consents and ratifications which the Partners have agreed to provide upon a matter receiving the agreed support of Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to continue as a limited partnership wherein the Partners have limited liability in each jurisdiction where the Partnership may be doing business; (c) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Partners or substituted Partners pursuant to the provisions of this Agreement; (d) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership in accordance with this Agreement; and (e) all assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

14.15

Separate Agreements; Schedules Notwithstanding any other provision of this Agreement, including Section 14.12, the General Partner in its sole discretion may, or may cause the Partnership to, without the approval of any Partner or other Person, enter into separate subscription, letter or other agreements with individual Partners that have become or will become Partners after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Partner(s) party thereto notwithstanding the provisions of this Agreement. The General Partner in its sole discretion may from time to time execute and deliver to the Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Tax Receivable Agreement, the Exchange Agreement and any other separate agreement described in this Section 14.15 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

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14.16

Delivery by Facsimile or Email This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defence to the formation or enforceability of a contract, and each such party forever waives any such defence.

14.17

Registration of changes in the Partnership The General Partner shall ensure that all necessary returns (other than tax returns under Section 8.2), filings and registrations required to be made by or on behalf of the Partnership are made in the manner and time required by the Act and the other Partners agree to complete or provide the necessary information to the General Partner required to complete such returns, filings and registrations in the manner and time required by the Act and, otherwise, to provide such assistance as may reasonably be required by the General Partner in that regard. Notwithstanding any other provision of this Agreement, to the extent required by the Act, if any change is made or occurs in (a) the name of the Partnership, (b) the general nature of the business of the Partnership, (c) the principal place of business of the Partnership, (d) the Partners or the name of any Partner, (e) the term or character of the Partnership, (f) the sum contributed by any Limited Partner or (g) the liability of any Partner by reason of its becoming a limited instead of a general partner under the Act or a general instead of a limited partner under the Act, such change shall only take effect from the date a statement of the change, signed by, or on behalf of, the General Partner, is sent to the Irish Companies Registration Office as required by the Act.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as a deed on the date and year first above written.

(Signature Pages Follow)

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Signed and Delivered as a Deed for and on behalf, and as the deed, of PROKIDNEY GP LIMITED by its lawfully appointed attorney Jaime Gomez-Sotomayor
in the presence of:	Jaime Gomez Sotomayor Lawfully Appointed Attorney

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

Executed and Delivered as a Deed by TOLERANTIA, LLC in the presence of:
Jaime Gomez Sotomayor Authorized Signatory

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited Partnership called ProKidney LP

Executed and Delivered as a Deed by
CONTROL EMPRESARIAL DE
CAPITALES, S.A. DE C.V.
in the presence of:
Armando Ibañez Vázquez
Attorney-in-fact

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

[ADD SIGNATURE BLOCKS FOR PMEL POST-CONTRIBUTION UNITHOLDERS]

Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited Partnership called ProKidney LP

Executed and Delivered as a Deed by
[PUBCO]
in the presence of:
[•]
[•]

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited Partnership called ProKidney LP

Schedule 1

Part 1

NAMES AND DATE OF ADMISSION OF LIMITED PARTNERS

Name	Date of Admission

Tolerantia, LLC	5 August 2021

Control Empresarial de Capitales, S.A de C.V	5 August 2021

[PMEL Post-Combination Unitholders][2]	[ ] 202[2]

[•] (formerly known as Social Capital Suvretta Holdings Corp. III)	[ ] 202[2]

Part 2

PARTNER ADDRESSES, UNITS AND CAPITAL CONTRIBUTIONS OF PROKIDNEY LP

Name and Address of Partner	Number of Common Units	Number of Restricted Common Units	Capital Contribution

Limited Partners

Tolerantia, LLC Address: 110 East 59th Street, Suite 3300 New York, NY 10022, United States	[•]	[•] Series 1 RCUs [•] Series 2 RCUs [•] Series 3 RCUs	As set forth on the books and records of the Partnership.

Control Empresarial de Capitales, S.A. de C.V. Address: Paseo de las Palmas 781, 3rd floor Lomas de Chapultepec III Sección Alcaldía Miguel Hidalgo, C.P.11000, Mexico City, Mexico	[•]	[•] Series 1 RCUs [•] Series 2 RCUs [•] Series 3 RCUs	As set forth on the books and records of the Partnership.

[PMEL Post-Combination Unitholders]	[•]	[•] PMEL RCUs	As set forth on the books and records of the Partnership.

[2]	Note to Draft: To be inserted in execution version.

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[•] (formerly known as Social Capital Suvretta Holdings Corp. III) Admitted as a Limited Partner upon the Closing. Address: 317 University Avenue, Suite 200, Palo Alto, California 94301, United States	[•]	0	As set forth on the books and records of the Partnership.

Total	[•]	[•]

General Partner

[Name] Address: [•]	0	0	$1 of which: $1 is an Equity Contribution

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Exhibit C

COMPANIES ACT 2014

CONSTITUTION OF

[PROKIDNEY GP II LIMITED]

MATHESON 70 Sir John Rogerson’s Quay Dublin 2 Ireland TEL: + 353 1 232 2000 FAX: +353 1 232 3333 © Matheson 2016 54805989.4

COMPANIES ACT 2014

CONSTITUTION OF

[PROKIDNEY GP II LIMITED]

CONTENTS

		Page No

1	Private Company	1
2	Interpretation	1
CORPORATE CAPACITY AND AUTHORITY		3
3	Registered Person	3
4	Powers of Attorney	3
5	The Common Seal	3
6	Power for Company to have Official Seal for use Abroad	4
SHARE CAPITAL, SHARES AND OTHER INSTRUMENTS		4
7	Shares	4
8	Limitation on Offers of Securities to the Public	5
9	Allotment of Shares	6
10	Calls on Shares	6
11	Lien	6
12	Forfeiture of Shares	7
13	Financial Assistance for Acquisition of Shares	7
VARIATION IN CAPITAL		7
14	Variation of Company Capital	7
15	Reduction in Company Capital	8
16	Variation of Rights attached to Special Classes of Shares	8
TRANSFER OF SHARES		8
17	Transfer of Shares and Debentures	8
18	Restrictions on Transfer	8
19	Transmission of Shares	9
20	Share Certificates	9
21	Acquisition of Own Shares	9
22	Distributions	10
23	Bonus Issues	11
CORPORATE GOVERNANCE		13
24	Company Secretary	13
25	Directors	13
26	Appointment of Director	13
27	Removal of Directors	14
28	Vacation of Office	14

29	Remuneration of Directors	15
PROCEEDINGS OF DIRECTORS		16
30	General Power of Management and Delegation	16
31	Managing Director	16
32	Meetings of Directors and Committees	17
33	Written Resolutions of Directors	18
34	Meetings of Directors by Conference	18
35	Holding of any other Office or Place of Profit under the Company by Director	19
36	Counting of Director in Quorum and Voting at Meeting at which Director is Appointed	19
37	Duty of Director to Disclose his or her Interest in Contracts made by Company	19
38	Alternate Directors	20
39	Minutes of Proceedings of Directors	20
GENERAL MEETINGS AND RESOLUTIONS		21
40	Annual General Meeting	21
41	Location and means for holding General Meetings	21
42	Extraordinary General Meetings	22
43	Persons entitled to Notice of General Meetings	22
44	Notice of General Meetings	23
45	Quorum	24
46	Proxies	25
47	Form of Proxy	26
48	Representation of Bodies Corporate at Meetings of Companies	27
49	Proceedings at Meetings	27
50	Votes of Members	28
51	Unanimous Written Resolutions	29
52	Majority Written Resolutions	29
53	Single-Member Companies — Absence of need to hold General Meetings	30
54	Minutes of Proceedings of Meetings of the Company	30
55	Service of Notices on Members	30
LIABILITY OF OFFICERS		32
56	Fiduciary duties of directors	32
57	Indemnity for Officers	32

1	Private Company

1.1	The name of the Company is [ProKidney GP II Limited].

1.2	The Company is a private company limited by shares, registered under Part 2 of the Act.

1.3	The liability of the members is limited.

1.4	The share capital of the Company is divided into ordinary shares of US$ 1.00 each.

2	Interpretation

2.1	In this Constitution:

“Act” means the Companies Act 2014 and every statutory modification or re-enactment thereof for the time being in force;

“Company” means [ProKidney GP II Limited];

“Constitution” has the meaning set out in regulation 2.2;

“director” means a director of the Company and the “directors” means the directors or any of them acting as the board of directors of the Company;

“dividend” means dividend or bonus;

“EEA Agreement” means the Agreement on the European Economic Area signed at Oporto on 2 May 1992, as adjusted by the Protocol signed at Brussels on 17 March 1993;

“EEA state” means a state, including the State, which is a contracting party to the EEA Agreement;

“electronic communication”, “electronic signature” and “advanced electronic signature” each has the meaning set out in the Electronic Commerce Act 2000;

“holder” in relation to shares means the member whose name is entered in the register of members as the holder of the shares;

“ordinary resolution” means a resolution passed by a simple majority of the votes cast by members of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of the Company;

“paid” means paid or credited as paid;

“Partnership” a limited partnership called ProKidney LP formed under the Limited Partnership Act 1907, and as applicable, the Partnership Act 1890, with registered number L.P. No. LP3324 pursuant to a limited partnership agreement effective as of 5 August 2021 the (as may be amended from time to time);

“registered person” means such person as is authorised to bind the Company in accordance with section 39 of the Act;

“regulations” means provisions of this Constitution, as amended from time to time;

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“secretary” means the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“single-member company” means a company which, for whatever reason, has, for the time being, a sole member (and this applies notwithstanding a stipulation in this Constitution that there be two members, or a greater number);

“special resolution” means a resolution passed by not less than 75 per cent of the votes cast by such members of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; and

“State” means the Republic of Ireland.

2.2

The optional provisions of the Act (as defined by section 54 of the Act) shall apply to the Company save to the extent that they are excluded or modified by this constitution and such optional provisions (as so excluded or modified) together with the regulations contained in this constitution shall constitute the regulations of the Company (the “Constitution”).

2.3	Words denoting the singular number include the plural number and vice versa and words denoting a gender include each gender.

2.4

Words or expressions contained in this Constitution which are not defined in this Constitution but are defined in the Act have the same meaning as in the Act at the date of adoption of this Constitution unless inconsistent with the subject or context.

2.5	Headings are inserted for convenience only and do not affect the construction of this Constitution.

2.6

Any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, undertaking, government, state or agency of a state or any association or partnership (whether or not having separate legal personality).

2.7

Powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them and except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other person who is for the time being authorised to exercise it under this Constitution or under another delegation of the power.

2.8

References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, and “written” shall be construed accordingly.

2.9

Any reference to any statute, statutory provision or to any order or regulation shall (save as expressly provided in this Constitution) be construed as a reference to the statute, statutory provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of adoption of this Constitution) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of adoption of this Constitution).

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CORPORATE CAPACITY AND AUTHORITY

3	Registered Person

Where the board of directors authorises any person as being a person entitled to bind the Company (not being an entitlement to bind that is, expressly or impliedly, restricted to a particular transaction or class of transactions), the Company may notify the Registrar of the authorisation in accordance with section 39 of the Act. Any registered person empowered by the Company must (i) always act in the best interests of the Company; (ii) provide the Company with copies of any documents executed in the exercise of such authorities; and (iii) be held accountable by the Company for the acts and actions executed by such registered person in representation of the Company.

4	Powers of Attorney

The Company may empower any person, either generally or in respect of any specified matters, as its attorney, to execute deeds or do any other matter on its behalf in any place whether inside or outside the State. A deed signed by such attorney on behalf of the Company shall bind the Company and have the same effect as if it were under its common seal. Any person so empowered by the Company must (i) always act in the best interests of the Company; (ii) provide the Company with copies of any documents executed in the exercise of such authorities; and (iii) be held accountable by the Company for the acts and actions executed by such person in representation of the Company.

5	The Common Seal

5.1	The Company shall have a common seal or seals that shall state the Company’s name, engraved in legible characters.

5.2

The Company’s seal shall be used only by the authority of its directors, or of a committee of its directors authorised by its directors in that behalf. Any instrument to which the Company’s seal shall be affixed shall be:

5.2.1

signed by a director and be countersigned by the secretary or by a second (if any) director of it or by some other person appointed for the purpose by its directors or by a foregoing committee of them; or

5.2.2	signed by a person (including a director) appointed for the purpose by its directors or a committee of its directors authorised by its directors in that behalf.

5.3

Where at any time there is only one director appointed to the Company, the instrument to which the seal is affixed shall be signed by that sole director and shall not require countersignature by a second person. The sole director may authorise the secretary, or any other person appointed for the purpose, to sign any instrument to which the Company’s seal is affixed in place of that sole director.

5.4

If there is a registered person in relation to the Company, the Company’s seal may be used by such person and any instrument to which the Company’s seal shall be affixed when it is used by the registered person may be signed by that registered person and shall not require countersignature by a second person.

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5.5	Any instrument to which the common seal is affixed shall not be signed by the same person acting both as director and secretary.

5.6	Section 43(2) and section 43(3) of the Act do not apply.

6	Power for Company to have Official Seal for use Abroad

6.1

The Company may have for use in any place abroad (being a territory, district or place not situate in the State) an official seal which shall resemble the common seal of the Company with the addition on its face of the name of every place abroad where it is to be used.

6.2	A deed or other document to which an official seal is duly affixed shall bind the Company as if it had been sealed with the common seal of the Company.

6.3

If the Company has an official seal for use in any place abroad it may, by writing under its common seal, authorise any person appointed for the purpose in that place (the “agent”) to affix the official seal to any deed or other document to which the Company is party in that place.

6.4

The authority of the agent shall, as between the Company and any person dealing with the agent, continue during the period, if any, mentioned in the instrument conferring the authority, or, if no period is there mentioned, then until the notice of revocation or determination of the agent’s authority has been given to the person dealing with him or her.

6.5

The person affixing an official seal shall, by writing under his or her hand, certify on the deed or other instrument to which the seal is affixed, the date on which and the place at which it is affixed.

SHARE CAPITAL, SHARES AND OTHER INSTRUMENTS

7	Shares

7.1	Shares in the capital of the Company shall have a nominal value.

7.2	The Company may allot shares:

7.2.1	of different nominal values;

7.2.2	of different currencies;

7.2.3	with different amounts payable on them; or

7.2.4	with a combination of two or more of the foregoing characteristics.

7.3

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by ordinary resolution determine.

7.4	The Company may allot shares that are redeemable, which shall be known as “redeemable shares”.

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7.5	The shares or other interest of any member in the Company shall be personal estate and shall not be of the nature of real estate.

7.6

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice of it):

7.6.1	any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share; or

7.6.2	save only as the Act or other law otherwise provides, any other rights in respect of any share, except an absolute right to the entirety of it in the registered holder.

7.7

The foregoing regulation shall not preclude the Company from requiring a member or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

7.8	The Company shall not have power to issue any bearer instrument.

7.9	The number of members of the Company shall not exceed 149 but, in reckoning that limit, there shall be disregarded any of the following persons:

7.9.1 a person in the employment of the Company who is a member of it;

7.9.2 a person who, having been formerly in the employment of the Company, was, while in that employment, and has continued after the termination of the employment to be, a member of it.

7.10	Where two or more persons hold one or more shares in the Company jointly, they shall, for the purposes of this regulation, be treated as a single member.

8	Limitation on Offers of Securities to the Public

8.1	The Company shall not:

8.1.1	make:

(a)	any invitation to the public to subscribe for; or

(b)	any offer to the public of,

any shares, debentures or other securities of the Company; or

8.1.2

allot, or agree to allot, (whether for cash or otherwise) any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public or being the subject of an invitation to the public to subscribe for them.

8.2	The Company shall:

8.2.1	neither apply to have securities (or interests in them) admitted to trading or to be listed on; nor

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8.2.2	have securities (or interests in them) admitted to trading or listed on,

any market, whether a regulated market or not, in the State or elsewhere.

9	Allotment of Shares

9.1	The directors, or any committee of the directors authorised by the directors in that behalf, shall have at any time unconditional and general authority to allot any shares of the Company.

9.2

The directors, or any committee of the directors authorised by the directors in that behalf, may allot, grant options over or otherwise dispose of shares to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders.

9.3	The pre-emption provisions contained in section 69(6) of the Act shall not apply to any allotment of the Company’s shares.

9.4	The application of section 69 of the Act shall be modified accordingly.

10	Calls on Shares

10.1

Subject to regulation 10.2, the directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium).

10.2	Regulation 10.1 does not apply to shares where the conditions of allotment of them provide for the payment of moneys in respect of them at fixed times.

10.3

Each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on the shares.

10.4	A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

10.5	The application of section 77 of the Act shall be modified accordingly.

11	Lien

11.1

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) called, or payable at a fixed time, in respect of that share. The directors may at any time declare any share in the Company to be wholly or in part exempt from this regulation.

11.2	The Company’s lien on a share shall extend to all dividends payable on it.

11.3

The Company may sell, in such manner as the directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is immediately payable and the conditions specified in section 80 of the Act are satisfied.

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12	Forfeiture of Shares

12.1

In accordance with section 81 of the Act, if a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

12.2	That notice shall:

(a)	specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

(b)	state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.

12.3	Any forfeiture shall include all dividends or other moneys payable by the Company in respect of the forfeited shares and the application of section 81 of the Act shall be modified accordingly.

13	Financial Assistance for Acquisition of Shares

The Company may give any form of financial assistance that is permitted by the Act for the purpose of an acquisition made or to be made by any person of any shares in the Company or its holding company.

VARIATION IN CAPITAL

14	Variation of Company Capital

14.1	In accordance with section 83 of the Act, the Company may, by ordinary resolution, do any one or more of the following, from time to time:

14.1.1	consolidate and divide all or any of its shares into shares of a larger nominal value than its existing shares;

14.1.2

subdivide its shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

14.1.3	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

14.1.4

reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account; and

14.1.5	convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares.

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15	Reduction in Company Capital

The Company is authorised to reduce its company capital in accordance with section 84 of the Act.

16	Variation of Rights attached to Special Classes of Shares

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, in accordance with section 88 of the Act, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of 75 per cent, in nominal value, of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class but not otherwise.

TRANSFER OF SHARES

17	Transfer of Shares and Debentures

17.1

In accordance with section 94 of the Act, a member may transfer all or any of his or her shares in the Company by instrument in writing in any usual or common form or any other form which the directors may approve.

17.2

The instrument of transfer of any share shall be executed by or on behalf of the transferor, save that if the share concerned (or one or more of the shares concerned) is not fully paid, the instrument shall be executed by or on behalf of the transferor and the transferee.

17.3	The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members of the Company in respect thereof.

17.4	The Company shall not register a transfer of shares in or debentures of the Company unless a proper instrument of transfer has been delivered to the Company.

17.5

Nothing in regulation 17.4 shall prejudice any power of the Company to register as shareholder or debenture holder, any person to whom the right to any shares in, or debentures of the Company, has been transmitted by operation of law.

17.6

A transfer of the share or other interest of a deceased member of the Company made by his or her personal representative shall, although the personal representative is not himself or herself a member of the Company, be as valid as if the personal representative had been such a member at the time of the execution of the instrument of transfer.

17.7

On application of the transferor of any share or interest in the Company, the Company shall enter in its register of members, the name of the transferee in the same manner and subject to the same conditions as if the application for the entry were made by the transferee.

18	Restrictions on Transfer

18.1	The directors of the Company may in their absolute discretion, and without assigning any reason for doing so, decline to register the transfer of any share.

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18.2

The directors’ power to decline to register a transfer of shares (other than on account of a matter specified in 18.3) shall cease to be exercisable on the expiry of two months after the date of delivery to the Company of the instrument of transfer of the share.

18.3	The directors may decline to register any instrument of transfer unless:

18.3.1	a fee of €10.00 or such lesser sum as the directors may from time to time require, is paid to the Company in respect of it;

18.3.2

the instrument of transfer is accompanied by the certificate of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

18.3.3	the instrument of transfer is in respect of one class of share only.

18.4	If the directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

18.5

The registration of transfers of shares in the Company may be suspended at such times and for such periods, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

19	Transmission of Shares

Section 96 of the Act shall apply to the transmission of shares in the case of the death of a member of the Company.

20	Share Certificates

20.1

In accordance with section 99 of the Act, a certificate under the common seal of the Company specifying any shares held by any member shall be prima facie evidence of the title of the member to the shares.

20.2	The Company shall, within two months after the date:

20.2.1	of allotment of any of its shares or debentures; or

20.2.2	on which a transfer of any such shares or debentures is lodged with the Company,

complete and have ready for delivery the certificates of all shares and debentures allotted or, as the case may be, transferred, unless the conditions of issue of the shares or debentures otherwise provide.

21	Acquisition of Own Shares

The Company is authorised to acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase in accordance with section 105 of the Act.

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22	Distributions

22.1	The Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the directors.

22.2

The directors may pay interim dividends to members if it appears to them that such interim dividends are justified by the profits of the Company available for distribution. In paying such interim dividends the directors may satisfy such payment wholly or partly by the distribution of specific assets and in particular, but without limitation, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such distribution, the directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof, may determine that cash payment shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

22.3

If the share capital is divided into different classes, the directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

22.4

Provided the directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

22.5	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act relating to such distributions.

22.6

The directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the directors may lawfully determine. The directors may also, without placing the profits of the Company to reserve, carry forward any profits which they may think it prudent not to distribute.

22.7

Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of these regulations as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

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22.8

The directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.

22.9

A general meeting of the Company declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular, but without limitation, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the directors may settle the matter as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

22.10	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

(a)

by cheque or negotiable instrument sent by post directed to or delivered to the registered address of the holder, or, where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or joint holders may in writing direct and every such cheque or negotiable instrument shall be made payable to the order of the person to whom it is sent; or

(b)	by agreement with the payee (which may either be a general agreement or one confined to specific payments), by direct transfer to a bank account nominated by the payee.

22.11

Any one of two or more joint holders may give valid receipts for any dividends or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

22.12	No dividend shall bear interest against the Company unless otherwise provided by the rights attached to the share in respect of which it is payable.

22.13	Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the Company.

22.14	Section 124 and section 125 of the Act do not apply.

23	Bonus Issues

23.1	In this regulation “relevant sum” means:

(a)	any sum for the time being standing to the credit of the Company’s undenominated capital;

(b)	any of the Company’s profits available for distribution;

(c)	any sum representing unrealised revaluation reserves; or

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(d)	any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts.

23.2

The Company in general meeting may resolve that any relevant sum be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions in or towards paying up in full unissued shares or debentures of the Company of a nominal value equal to the relevant sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such holders and in the proportions as aforementioned).

23.3

The Company in general meeting may resolve that it is desirable to capitalise any part of a relevant sum which is not available for distribution, by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

23.4	The directors shall give effect to any resolution under regulations 23.2 and 23.3.

23.5	For that purpose the directors shall make:

23.5.1	all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and

23.5.2	all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

23.6	Without limiting the foregoing, the directors may:

23.6.1

make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions); and

23.6.2

authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares.

23.7	Any agreement made under such authority shall be effective and binding on all the members concerned.

23.8

Where the directors of the Company have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be:

23.8.1	credited by the directors to undenominated capital, other than the share premium account; or

23.8.2	used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

23.9	The application of section 126 of the Act shall be modified accordingly.

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CORPORATE GOVERNANCE

24	Company Secretary

24.1	The Company shall have a secretary, who may be one of the directors. Where the Company has only one director, that person may not also hold the office of secretary of the Company.

24.2	The secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit and any secretary so appointed may be removed by them.

25	Directors

25.1

The Company shall have at least one director but not more than ten directors. If at any time there is no director appointed to the Company, the members of the Company shall pass an ordinary resolution appointing a person to act as director.

25.2	In accordance with section 137 of the Act, at least one of the directors shall be a person who is resident in an EEA state. This regulation shall not apply if the Company holds either:

25.2.1	a bond in the form prescribed by section 137 of the Act; or

25.2.2	a certificate stating that the Company has a real and continuous link with one or more economic activities that are being carried out in the State as prescribed by section 140 of the Act.

26	Appointment of Director

26.1	Any purported appointment of a director without that director’s consent shall be void.

26.2	The first directors shall be those persons determined in writing by the subscribers of the Constitution or a majority of them.

26.3

The directors may from time to time appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the maximum number provided for in this Constitution.

26.4	Any director appointed to the Company shall not be required to retire at any annual general meeting.

26.5	The Company may from time to time, by ordinary resolution, increase or reduce the number of directors.

26.6

The Company may, by ordinary resolution, appoint another person in place of a director removed from office under section 146 of the Act and, without prejudice to the powers of the directors under regulation 26.3, the Company in general meeting may appoint any person to be a director either to fill a casual vacancy or as an additional director.

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26.7

Subject to regulation 26.1, in the case of a single-member company, the sole member may appoint any person to be a director by serving a notice in writing on the Company which states that the named person is appointed director.

26.8	The application of section 144(3) of the Act shall be modified accordingly.

27	Removal of Directors

27.1

In accordance with section 146 of the Act, the Company may by ordinary resolution remove a director before the expiration of his period of office notwithstanding any agreement between the Company and that director.

27.2

In addition to, and without prejudice to section 146 of the Act, the Company may, if it is a single-member company, remove any director before the expiration of his period of office notwithstanding any agreement between the Company and that director. Any decision by the sole member to remove a director shall be drawn up in writing and notified to the Company. The written decision of the sole member shall specify the effective date of the removal of such director. The removal of a director under this regulation shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the Company. Notification of any such decision taken by the sole member of the Company shall be sent by the Company by recorded delivery to the director at his usual residential address as notified to the Company, or if not so notified, then to the address of the director last known to the Company.

28	Vacation of Office

28.1	The office of director shall be vacated if:

28.1.1	the director is adjudicated bankrupt or being a bankrupt has not obtained a certificate of discharge in the relevant jurisdiction; or

28.1.2	the director becomes or is deemed to be subject to a disqualification order within the meaning of the Act; or

28.1.3

the director resigns his or her office by notice in writing to the Company or if he or she resigns his or her office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting; or

28.1.4	the health of the director is such that he or she can no longer be reasonably regarded as possessing an adequate decision making capacity; or

28.1.5	a declaration of restriction is made in relation to the director and the Company does not satisfy the capital requirements prescribed in section 819 of the Act; or

28.1.6

a declaration of restriction is made in relation to the director and, notwithstanding that the Company satisfies the capital requirements prescribed in section 819 of the Act, his or her co-directors (or the members in the case of the Company having a sole director) resolve at any time during the currency of the declaration that his or her office be vacated; or

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28.1.7	the director is sentenced to a term of imprisonment following conviction of an indictable offence; or

28.1.8	the director is for more than six months absent, without the permission of the directors, from meetings of the directors held during that period; or

28.1.9

the director is requested by his or her co-directors to vacate his or her office. Any such request shall be made in writing (and may be in counterparts) by letter, email, facsimile or other means or alternatively shall be made orally at a board meeting at which such co-directors are present in person or by proxy, irrespective of whether the director in respect of whom the request is being made is present or not. The vacation of the said director’s office as director shall take effect on the date the request is made or, if later, the date stated to be the effective date in that request or, if the request is made orally at a board meeting, with effect from the termination of the meeting. Notification of any request under this regulation shall be sent by the Company by recorded delivery to the director at his usual residential address as notified to the Company, or if not so notified, then to the address of the director last known to the Company.

28.2	The application of section 148(2) of the Act shall be modified accordingly.

29	Remuneration of Directors

29.1	The remuneration of the directors shall be such as is determined, from time to time, by the board of directors and such remuneration shall be deemed to accrue from day to day.

29.2

The directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company.

29.3

The directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

29.4

Without prejudice to the provisions of regulation 29.2, the directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was a director, other officer, employee of the Company, or of any body corporate which is or was the holding company or subsidiary of the Company, or in which the Company or such holding company or subsidiary has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary is or was in any way affiliated or associated, including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.

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PROCEEDINGS OF DIRECTORS

30	General Power of Management and Delegation

30.1

The business and affairs of the Company shall be exclusively managed, operated and controlled by the board of directors. The board of directors shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, specifically and mainly the management and operation of the Partnership, subject only to the terms of this Constitution.

30.2

The business of the Company shall be managed by its directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by this Constitution, required to be exercised by the Company in general meeting, but subject to:

30.2.1	any regulations contained in this Constitution;

30.2.2	the provisions of the Act; and

30.2.3	such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in general meeting may (by special resolution) give.

30.3

Without prejudice to the generality of regulation 30.2 (but subject to a limitation (if any) arising under regulations 30.2.1 to 30.2.3), the directors of the Company may exercise all the powers of the Company:

30.3.1	to borrow money and to mortgage, charge, pledge or otherwise secure its undertaking, property and uncalled capital, or any part thereof; and

30.3.2

to give guarantees, indemnities, counter indemnities and all manners of assurances against loss in respect of, any or all of the debts, obligations and liabilities of any person, firm or corporation, (whether by personal covenant or by mortgaging, charging, pledging or otherwise securing its undertaking, property and uncalled capital, or any part thereof or by any combination of such methods), notwithstanding that the Company may derive no benefit from the same, and notwithstanding that it may involve the use of the Company’s undertaking, property, and uncalled capital for the benefit of one or more directors of the Company or of any other person.

30.4

The directors may delegate any of their powers to such person or persons as they think fit, including committees. Any such committee shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the directors.

31	Managing Director

31.1

In accordance with section 159 of the Act, the directors may from time to time appoint one or more of themselves to the office of managing director (by whatever name called) for such period and on such terms as to remuneration and otherwise as they see fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

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32	Meetings of Directors and Committees

32.1	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

32.2	Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the chairperson shall have a second or casting vote.

32.3	A director may, and the secretary on the requisition of a director shall, at any time summon a meeting of the directors.

32.4

All directors shall be entitled to reasonable notice of any meeting of the directors but it shall not be necessary to give notice of a meeting of directors to any director who, being resident in the State, is for the time being absent from the State.

32.5

The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two but, where the Company has a sole director, the quorum shall be one.

32.6

The continuing directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to this Constitution as the necessary quorum of directors, the continuing directors or director may act for the purpose of increasing the number of directors to that number or of summoning a general meeting of the Company but for no other purpose.

32.7

The directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office, but if no such chairperson is elected, or, if at any meeting the chairperson is not present within 15 minutes after the time appointed for holding it, the directors present may choose one of their number to be chairperson of the meeting.

32.8	The directors may establish one or more committees consisting in whole or in part of members of the board of directors.

32.9

A committee established under this Constitution may elect a chairperson of its meetings; if no such chairperson is elected, or if at any meeting the chairperson is not present within 15 minutes after the time appointed for holding it, the members of the committee present may choose one of their number to be chairperson of the meeting.

32.10	A committee may meet and adjourn meetings as it thinks proper.

32.11

Questions arising at any meeting of a committee shall be determined by a majority of votes of the members of the committee present, and where there is an equality of votes, the chairperson shall have a second or casting vote.

32.12	The application of section 160 of the Act shall be modified accordingly.

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33	Written Resolutions of Directors

33.1

A resolution in writing signed by all the directors of the Company, or by all the members of a committee of them, and who are for the time being entitled to receive notice of a meeting of the directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the directors or such a committee duly convened and held. A resolution executed by an alternate director need not also be signed by his appointer.

33.2	A resolution referred to in regulation 33.1 may be signed by electronic signature, advanced electronic signature or otherwise as approved by the directors.

33.3	Subject to regulation 33.4, where one or more of the directors (other than a majority of them) would not, by reason of:

(a)	the Act or any other enactment;

(b)	the Constitution; or

(c)	a rule of law,

be permitted to vote on a resolution such as is referred to in regulation 33.1, if it were sought to pass the resolution at a meeting of the directors duly convened and held, then such a resolution, notwithstanding anything in regulation 33.1, shall be valid for the purposes of that regulation if the resolution is signed by those of the directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

33.4	In a case falling within regulation 33.3, the resolution shall state the name of each director who did not sign it and the basis on which he or she did not sign it.

33.5

For the avoidance of doubt, nothing in the preceding regulations dealing with a resolution that is signed by other than all of the directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

33.6

The resolution referred to in regulation 33.1 may consist of several documents in like form each signed by one or more directors and for all purposes shall take effect from the time that it is signed by the last director.

33.7	The application of section 161 of the Act shall be modified accordingly.

34	Meetings of Directors by Conference

34.1

A meeting of the directors or of a committee of them may consist of a conference between some or all of the directors or, as the case may be, members of the committee who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

34.1.1	a director or member of a committee taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in a quorum accordingly; and

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34.1.2	such a meeting shall be deemed to take place in such location as the directors, or members of the committee, decide and failing that where the chairperson of the meeting is located.

34.2

Subject to the other provisions of the Act, a director may vote in respect of any contract, appointment or arrangement in which he or she is interested and he or she shall be counted in the quorum present at the meeting.

34.3	The application of section 161 of the Act shall be modified accordingly.

35	Holding of any other Office or Place of Profit under the Company by Director

35.1

A director may hold any other office or place of profit under the Company (other than the office of statutory auditor) in conjunction with his or her office of director for such period and on such terms as to remuneration and otherwise as the directors may determine.

35.2

No director or intending such director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

35.3	In particular, neither shall:

35.3.1

any contract with respect to any of the matters referred to in regulation 35.2, nor any contract or arrangement entered into by or on behalf of the Company in which a director is in any way interested, be liable to be avoided; nor

35.3.2	a director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement,

by reason of such director holding that office or of the fiduciary relation thereby established.

36	Counting of Director in Quorum and Voting at Meeting at which Director is Appointed

36.1	A director of the Company, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:

36.1.1	that director or any other director is appointed to hold any such office or place of profit under the Company as is mentioned in regulation 35.1; or

36.1.2	the terms of any such appointment are arranged,

and he or she may vote on any such appointment or arrangement other than his or her own appointment or the arrangement of the terms of it.

37	Duty of Director to Disclose his or her Interest in Contracts made by Company

In accordance with section 231 of the Act, it shall be the duty of a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company, to declare the nature of his or her interest to the Company by giving written notice to the board of directors. Likewise, it shall be the duty of a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Partnership or any subsidiary of the Partnership, to declare the nature of his or her interest to the Company by giving written notice to the board of directors.

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38	Alternate Directors

38.1	Any director (the “appointer”) of the Company may from time to time appoint any other director of it or any other person to be an alternate director (the “appointee”) as respects him or her.

38.2

The appointee may act as alternate director to represent more than one director, and an alternate director shall be entitled at meetings of the directors, or any committee of the directors, to one vote for every director whom he represents (and who is not present) in addition to his own vote (if any) as a director, but he shall count as only one for the purpose of determining whether a quorum is present at the meeting.

38.3	The appointee, while he or she holds office as an alternate director, shall be entitled:

(a)	to notice of meetings of the directors;

(b)	to attend at such meetings as a director; and

(c)	in place of the appointer, to vote at such meetings as a director,

but shall not be entitled to be remunerated otherwise than out of the remuneration of the appointer.

38.4	Any appointment under this section shall be effected by notice in writing given by the appointer to the Company.

38.5	Any appointment so made may be revoked at any time by the appointer or by a majority of the other directors or by the Company in general meeting.

38.6	Revocation of such an appointment by the appointer shall be effected by notice in writing given by the appointer to the Company.

38.7	An appointee shall cease to be an alternate director:

(a)	if his appointer ceases to be a director; or

(b)	on the happening of any event which, if he were a director, would cause him to vacate his office as director; or

(c)	if he resigns his office by notice in writing to the Company.

38.8	The application of section 165 of the Act shall be modified accordingly.

39	Minutes of Proceedings of Directors

39.1	The Company shall cause minutes to be entered in books kept for that purpose of:

(a)	all appointments of officers made by its directors;

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(b)	the names of the directors present at each meeting of its directors and of any committee of the directors; and

(c)	all resolutions and proceedings at all meetings of its directors and of committees of directors.

GENERAL MEETINGS AND RESOLUTIONS

40	Annual General Meeting

40.1

Subject to regulation 40.2 and 40.4, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year and shall specify the meeting as such in the notices calling it and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

40.2	So long as the Company holds its first annual general meeting within 18 months after the date of its incorporation, it need not hold it in the year of its incorporation or in the following year.

40.3

The financial statements and report of the directors and the statutory auditors for a financial year shall be laid before a general meeting of the Company not later than nine months after the financial year end date.

40.4

The Company need not hold an annual general meeting in any year where all the members entitled (at the date of the written resolution referred to in this regulation) to attend and vote at such general meeting sign, before the latest date for the holding of that meeting, a unanimous written resolution:

40.4.1	acknowledging receipt of the financial statements that would have been laid before that meeting;

40.4.2	resolving all such matters as would have been resolved at that meeting; and

40.4.3	confirming no change is proposed in the appointment of the person (if any) who, at the date of the resolution, stands appointed as statutory auditor of the Company.

41	Location and means for holding General Meetings

41.1	An annual general meeting of the Company or an extraordinary general meeting of it may be held inside or outside of the State.

41.2

If the Company holds its annual general meeting or any extraordinary general meeting outside of the State then, unless all of the members entitled to attend and vote at such meeting consent in writing to its being held outside of the State, the Company shall make, at the Company’s expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving the State.

41.3

A meeting referred to in the foregoing regulation may be held in two or more venues (whether inside or outside of the State) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate.

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42	Extraordinary General Meetings

42.1

The directors of the Company may, whenever they think fit, convene an extraordinary general meeting. If, at any time, there are not sufficient directors capable of acting to form a quorum, any director or any member of it may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the directors.

42.2

One or more members of the Company holding, or together holding, at any time not less than 50 per cent of the paid up share capital of the Company as, at that time, carries the right of voting at general meetings of the Company may convene an extraordinary general meeting of the Company.

42.3

The directors of the Company shall, on the requisition of one or more members holding, or together holding, at the date of the deposit of the requisition, not less than 10 per cent of the paid up share capital of the Company, as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed duly to convene an extraordinary general meeting of the Company.

42.4

The requisition shall state the objects of the meeting and shall be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

42.5

If the directors do not within 21 days after the date of the deposit of the requisition proceed to convene a meeting to be held within two months after that date (the “requisition date”), the requisitionists, or any of them representing more than 50 per cent of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months after the requisition date.

42.6

Any reasonable expenses incurred by the requisitionists by reason of the failure of the directors to convene a meeting shall be repaid to the requisitionists by the Company and any sum so repaid shall be retained by the Company out of any sums due or to become due from the Company by way of fees or other remuneration in respect of their services to such of the directors as were in default.

42.7

For the purposes of regulations 42.3 to 42.6, the directors shall, in the case of a meeting at which a resolution is to be proposed as a special resolution, be deemed not to have duly convened the meeting if they do not give such notice of it as is required by section 181 of the Act.

42.8	A meeting convened under regulations 42.2 and 42.5 shall be convened in the same manner as nearly as possible as that in which meetings are to be convened by directors.

43	Persons entitled to Notice of General Meetings

43.1	Notice of every general meeting of the Company (“relevant notice”) shall be given to:

43.1.1	every member;

43.1.2	the personal representative of a deceased member of the Company, which member would, but for his or her death, be entitled to vote at the meeting;

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43.1.3	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting); and

43.1.4	the directors and secretary of the Company.

43.2

Unless the Company is entitled to and has availed itself of the audit exemption under sections 360 or 365 of the Act (and, where relevant, section 399 has been complied with in that regard), the statutory auditors of the Company shall be entitled to:

43.2.1	attend any general meeting of the Company;

43.2.2	receive all notices of, and other communications relating to, any general meeting which any member of the Company is entitled to receive; and

43.2.3	be heard at any general meeting which they attend on any part of the business of the meeting which concerns them as statutory auditors.

44	Notice of General Meetings

44.1	A meeting of the Company, other than an adjourned meeting, shall be called:

44.1.1	in the case of the annual general meeting or an extraordinary general meeting for the passing of a special resolution, by not less than 21 days’ notice;

44.1.2	in the case of any other extraordinary general meeting, by not less than seven days’ notice.

44.2	A meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in regulation 44.1, be deemed to have been duly called if it is so agreed by:

44.2.1	all the members entitled to attend and vote at the meeting; and

44.2.2

unless no statutory auditors of the Company stand appointed in consequence of the Company availing itself of the audit exemption under sections 360 or 365 of the Act (and, where relevant, section 399 has been complied with in that regard), the statutory auditors of the Company.

44.3

A resolution may be proposed and passed as a special resolution at a meeting of which less than 21 days’ notice has been given if it is so agreed by a majority in number of the members having the right to attend and vote at any such meeting, being a majority either:

44.3.1	together holding not less than 90 per cent in nominal value of the shares giving that right; or

44.3.2	together representing not less than 90 per cent of the total voting rights at that meeting of all the members.

44.4

Where notice of a meeting is given by posting it by ordinary prepaid post to the registered address of a member, then, for the purposes of any issue as to whether the correct period of notice for that meeting has been given, the giving of the notice shall be deemed to have been effected on the expiration of 24 hours following posting.

23

44.5

In determining whether the correct period of notice has been given by a notice of a meeting, neither the day on which the notice is served nor the day of the meeting for which it is given shall be counted.

44.6	The notice of a meeting shall specify:

(a)	the place, the date and the time of the meeting;

(b)	the general nature of the business to be transacted at the meeting;

(c)	in the case of a proposed special resolution, the text or substance of that proposed special resolution; and

(d)	with reasonable prominence a statement that:

(i)	a member entitled to attend and vote is entitled to appoint a proxy using the form set out in section 184 of the Act to attend, speak and vote instead of him or her;

(ii)	a proxy need not be a member; and

(iii)	the time by which the proxy must be received at the Company’s registered office or some other place within the State as is specified in the statement for that purpose.

44.7	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

45	Quorum

45.1	No business shall be transacted at any general meeting of the Company unless a quorum of members is present at the time when the meeting proceeds to business.

45.2	Two members of the Company present in person or by proxy at a general meeting of it shall be a quorum.

45.3	In the case of a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

45.4	If within 15 minutes after the time appointed for a general meeting a quorum is not present, then:

45.4.1	where the meeting has been convened upon the requisition of members, the meeting shall be dissolved;

45.4.2	in any other case:

(a)	the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors may determine; and

24

(b)	if at the adjourned meeting a quorum is not present within half an hour after the time appointed for the meeting, the members present shall be a quorum.

46	Proxies

46.1

Subject to regulation 46.3, any member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person (whether a member or not) as his or her proxy to attend and vote instead of him or her.

46.2	A proxy so appointed shall have the same right as the member to speak at the meeting and to vote on a show of hands and on a poll.

46.3	A member of the Company shall not be entitled to appoint more than one proxy to attend on the same occasion.

46.4	The instrument appointing a proxy (the “instrument of proxy”) shall be in writing:

(a)	under the hand of the appointer or of his or her attorney duly authorised in writing; or

(b)	if the appointer is a body corporate, either under seal of the body corporate or under the hand of an officer or attorney of it duly authorised in writing.

46.5

The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the Company concerned or at such other place within the State as is specified for that purpose in the notice convening the meeting, and shall be so deposited not later than the ‘appointed time’ as defined in regulation 46.6.

46.6	The appointed time is:

(a)	immediately before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll, immediately before the time appointed for the taking of the poll,

and the application of section 183(6) of the Act shall be modified accordingly.

46.7

The depositing of the instrument of proxy referred to in regulation 46.5 may, rather than it being effected by sending or delivering the instrument, be effected by communicating the instrument to the Company by electronic means, and this regulation likewise applies to the depositing of anything else referred to in regulation 46.5.

46.8	If regulation 46.5 or regulation 46.6 is not complied with, the instrument of proxy shall not be treated as valid.

46.9

Subject to regulation 46.10, a vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the appointer or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given.

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46.10

Regulation 46.9 does not apply if notice in writing of the occurrence of one of the events mentioned in that regulation is received by the Company concerned at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

46.11

Subject to regulation 46.12, if, for the purpose of any meeting of the Company, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense to some only of the members entitled to be sent a notice of the meeting and to vote at it by proxy, any officer of the Company who knowingly and intentionally authorises or permits their issue in that manner shall be guilty of a category 3 offence.

46.12

An officer shall not be guilty of an offence under regulation 46.11 by reason only of the issue to a member, at his or her request in writing, of a form of appointment naming the proxy or of a list of persons willing to act as proxy if the form or list is available on request in writing to every member entitled to vote at the meeting by proxy.

47	Form of Proxy

47.1	An instrument appointing a proxy shall be in the following form or a form as near to it as circumstances permit:

[name of Company] (“the Company”)

[name of member] (“the Member”) of [address of member] being a member of the Company hereby appoint/s [name and address of proxy] or failing him or her

[name and address of alternative proxy] as the proxy of the Member to attend, speak and vote for the Member on behalf of the Member at the (annual or extraordinary, as the case may be) general meeting of the Company to be held on the [date of meeting] and at any adjournment of the meeting.

The proxy is to vote as follows:

Voting instructions to Proxy

(choice to be marked with an “x”)

Number or description of resolution	In favour	Abstain	Against
1.
2.
3.

Unless otherwise instructed the proxy will vote as he or she thinks fit.

Signature of Member

Date:

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48	Representation of Bodies Corporate at Meetings of Companies

48.1

A body corporate may, if it is a member of the Company, by resolution of its directors or other governing body authorise such person (in this section referred to as an “authorised person”) as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of members of the Company.

48.2

A body corporate may, if it is a creditor (including a holder of debentures) of the Company, by resolution of its directors or other governing body authorise such person (in this regulation also referred to as an “authorised person”) as it thinks fit to act as its representative at any meeting of any creditors of the Company held in pursuance of the Act or the provisions contained in any debenture or trust deed, as the case may be.

48.3

An authorised person shall be entitled to exercise the same powers on behalf of the body corporate which he or she represents as that body corporate could exercise if it were an individual member of the Company, creditor or holder of debentures of the Company.

48.4

The chairperson of a meeting may require a person claiming to be an authorised person within the meaning of this section to produce such evidence of the person’s authority as such as the chairperson may reasonably specify and, if such evidence is not produced, the chairperson may exclude such person from the meeting.

49	Proceedings at Meetings

49.1

The chairperson, if any, of the board of directors shall preside as chairperson at every general meeting of the Company, or if there is no such chairperson, or if he or she is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, the directors present shall elect one of their number to be chairperson of the meeting.

49.2

If at any meeting no director is willing to act as chairperson or if no director is present within 15 minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of the members present and entitled to vote to be chairperson of the meeting.

49.3	The chairperson may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

49.4	No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

49.5

When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

49.6	Unless a poll is demanded in accordance with section 189 of the Act, at any general meeting:

(a)	a resolution put to the vote of the meeting shall be decided on a show of hands; and

(b)

a declaration by the chairperson that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

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49.7

Where there is an equality of votes, whether on a show of hands or on a poll, the chairperson of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to any other vote he or she may have.

49.8	The application of section 187 of the Act shall be modified accordingly.

50	Votes of Members

50.1

Subject to any rights or restrictions for the time being attached to any class or classes of shares, every member of the Company shall, whether present in person or by proxy, have one vote for each share of which he or she is the holder.

50.2

Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the register of members.

50.3	Each of the following:

(a)	a member of unsound mind;

(b)	a member who has made an enduring power of attorney;

(c)	a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind;

may vote, whether on a show of hands or on a poll, by his or her committee, donee of a registered enduring power of attorney, receiver, guardian or other person appointed by the foregoing court.

50.4	Any such committee, donee of an enduring power of attorney, receiver, guardian, or other person may speak and vote by proxy, whether on a show of hands or on a poll.

50.5	No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.

50.6

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes.

50.7	Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

50.8	The application of section 188 of the Act shall be modified accordingly.

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51	Unanimous Written Resolutions

51.1

A resolution in writing signed by all the members of the Company for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held and if described as a special resolution shall be deemed to be a special resolution.

51.2

A resolution passed in accordance with regulation 51.1 shall be deemed to have been passed at a meeting held on the date on which it was signed by the last member to sign, and, where the resolution states a date as being the date of his or her signature thereof by any member, the statement shall be prima facie evidence that it was signed by him or her on that date.

51.3

If a resolution passed in accordance with regulation 51.1 is not contemporaneously signed, the Company shall notify the members, within 21 days after the date of delivery to it of the documents referred to in regulation 51.4, of the fact that the resolution has been passed.

51.4

The signatories of a resolution passed in accordance with regulation 51.1 shall, within 14 days after the date of its passing, procure delivery to the Company of the documents constituting the written resolution; without prejudice to the use of the other means of delivery generally permitted by the Act, such delivery may be effected by electronic mail or the use of a facsimile machine.

51.5	This regulation does not apply to a resolution to remove a director or a resolution to effect the removal of a statutory auditor from office, or so as not to continue him or her in office.

51.6	A resolution referred to in regulation 51.1 may be signed by electronic signature or advanced electronic signature.

52	Majority Written Resolutions

52.1

A resolution in writing that is described as being an ordinary resolution and signed by the requisite majority of members of the Company concerned, such resolution having being circulated to all the members in accordance with the provisions of the Act shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held.

52.2

In regulation 52.1 “requisite majority of members” means a member or members who alone or together, at the time of the signing of the resolution concerned, represent more than 50 per cent of the total voting rights of all the members who, at that time, would have the right to attend and vote at a general meeting of the Company (or being bodies corporate by their duly appointed representatives).

52.3

A majority ordinary resolution shall be deemed to have been passed at a meeting held seven days after the date on which it was signed by the last member to sign, unless all of the members entitled to vote on the resolution sign a written waiver agreeing to the resolution being passed on such earlier date as may be specified in the resolution, being a date that is not earlier than the date of last signature of the resolution.

52.4

A resolution in writing that is described as being a special resolution and signed by the requisite majority of members such resolution having being circulated to all the members in accordance with the provisions of the Act, shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held.

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52.5

In regulation 52.4 “requisite majority of members” means a member or members who alone or together, at the time of the signing of the resolution concerned, represent at least 75 per cent of the total voting rights of all the members who, at that time, would have the right to attend and vote at a general meeting of the Company (or being bodies corporate by their duly appointed representatives).

52.6

A majority special resolution shall be deemed to have been passed at a meeting held 21 days after the date on which it was signed by the last member to sign, unless all of the members entitled to vote on the resolution sign a written waiver agreeing to the resolution being passed on such earlier date as may be specified in the resolution, being a date that is not earlier than the date of last signature of the resolution.

52.7	This regulation does not apply to a resolution to remove a director or a resolution to effect the removal of a statutory auditor from office, or so as not to continue him or her in office.

52.8	A resolution referred to in these regulations may be signed by electronic signature or advanced electronic signature.

53	Single-Member Companies — Absence of need to hold General Meetings

53.1

All the powers exercisable by the Company in general meeting under this Constitution or the Act or otherwise shall be exercisable, in the case of a single-member company, by the sole member without the need to hold a general meeting for that purpose.

53.2

Subject to regulation 53.3, any provision of this Constitution and the Act which enables or requires any matter to be done or to be decided by the Company in general meeting, or requires any matter to be decided by a resolution of the Company, shall be deemed to be satisfied, in the case of a single-member company, by a decision of the member which is drawn up in writing and notified to the Company in accordance with this regulation.

53.3

Regulation 53.1 shall not empower the sole member of a single-member company to exercise the powers to remove a statutory auditor from, or not continue a statutory auditor in, office without holding the requisite meeting provided for in the Act.

54	Minutes of Proceedings of Meetings of the Company

The Company shall, as soon as may be after their holding or passing, cause minutes of all proceedings of general meetings of it, and the terms of all resolutions of it, to be entered in books kept for that purpose. All such books kept by the Company in pursuance of this regulation shall be kept at the same place.

55	Service of Notices on Members

55.1	Any notice to be given, served, sent or delivered pursuant to this Constitution (save where it is to be given, served, sent or delivered by electronic means) shall be in writing.

55.2	A notice or document to be given, served, sent or delivered in pursuance of this Constitution may be given to, served on, sent or delivered to any member by the Company:

30

(a)	by hand delivering it to the member or his authorised agent or where the member is a body corporate, to any officer of that body corporate;

(b)	by leaving it at the registered address of the member;

(c)	by sending it by post in a pre-paid letter addressed to the member at the registered address of the member;

(d)	by sending it by courier in a pre-paid letter addressed to the member at the registered address of the member;

(e)

by sending it by means of electronic mail or facsimile or other means of electronic communication approved by the directors to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

55.3

Any notice served, given, sent or delivered in accordance with the foregoing regulations shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served, given, sent or delivered:

(a)	in the case of hand delivery, at the time of delivery (or, if delivery is refused, when tendered);

(b)	in the case of it being left, at the time that it is left;

(c)	in the case of its being posted or couriered on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted or couriered:

(i)	on a Friday – 72 hours after despatch; or

(ii)	on a Saturday or Sunday – 48 hours after despatch;

(d)	in the case of electronic means being used in relation to it, 12 hours after despatch.

55.4

In the case of joint holders of a share, all notices or other documents shall be sent to the joint holder whose name stands first in the register in respect of the joint holding. Any notice or other document so sent shall be deemed for all purposes sent to all the joint holders.

55.5

Every member shall be bound by a notice served, given, sent or delivered as aforesaid notwithstanding that the Company may have notice of the death, insanity, bankruptcy, liquidation or disability of such member.

55.6

Notwithstanding anything contained in these regulations the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

55.7	The signature (whether electronic signature, advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

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55.8	In this regulation “registered address” in relation to a member, means the address of the member as entered in the register of members.

55.9	The application of section 218 of the Act shall be modified accordingly.

LIABILITY OF OFFICERS

56	Fiduciary duties of directors

For the purposes of section 228(1)(d) of the Act, a director is expressly permitted to use for his or her own, or anyone else’s benefit, any of the Company’s property (including computers, telephones, vehicles and accommodation) where such use is approved by the directors or by a person authorised by the directors or where such use is in the course of the discharge of the director’s duties, responsibilities or employment obligations.

57	Indemnity for Officers

57.1

Subject to the provisions of the Act, the Company may indemnify any officer of the Company against any liability incurred by him or her in defending proceedings, whether civil or criminal, in which judgment is given in his or her favour or in which he or she is acquitted, or in connection with any proceedings or application referred to in, or under, section 233 or 234 of the Act in which relief is granted to him or her by the court.

57.2

Every officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto and no officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation thereto. This regulation shall only have effect in so far as its provisions are not void under section 235 of the Act.

32

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares Taken by each Subscriber

1. __________________________________ [name of signatory] For and on behalf of SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III 2850 W. HORIZON RIDGE PARKWAY SUITE 200 HENDERSON NV 89052 Body Corporate	1
Total shares taken	1

Signature of the above subscriber(s), attested by the following witness: Dated the [•] day of [•] 2022 Name: [•] Address: [•] Signature of witness: __________________________________

33

Exhibit D

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[•]

(ADOPTED BY SPECIAL RESOLUTION DATED [•] 2022 AND EFFECTIVE ON [•] 2022)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[•]

(ADOPTED BY SPECIAL RESOLUTION DATED [•] 2022 AND EFFECTIVE ON [•] 2022)

1	The name of the Company is [•].

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

5

The share capital of the Company is US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[•]

(ADOPTED BY SPECIAL RESOLUTION DATED [•] 2022 AND EFFECTIVE ON [•] 2022)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

3

“Business Combination Agreement”	means the Business Combination Agreement dated 18 January 2022 between the Company and the Partnership.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B PMEL RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B PMEL RSRs”

“Class B Series 1 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 1 RSRs”.

“Class B Series 2 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 2 RSRs”.

“Class B Series 3 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 3 RSRs”.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Common Units”	means the units of the Partnership designated as “Common Units” pursuant to the Partnership Agreement.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

4

“Directors”	means each of the members of the board of directors of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Earnout Participants”	means such persons as are entitled to receive Class B Series 1 RSRs, Class B Series 2 RSRs and Class B Series 3 RSRs on the terms and subject to the conditions of the Business Combination Agreement.

“Effective Date”	means [•] 2022.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Exchange Agreement”	means the Exchange Agreement dated the Effective Date among the Company, the Partnership acting through its General Partner and certain holders of interests in the Partnership party thereto.

“General Partner”	means [•] Limited.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

5

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company, which Officers may consist of a chairman, a chief executive officer, a president, a chief operating officer, a chief financial officer, a director of research, vice presidents, a secretary, assistant secretaries, a treasurer and such other offices as may be determined by the board of directors of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Paired Interest”	means one Common Unit together with one Class B Share, subject to adjustment pursuant to the Partnership Agreement.

“Partnership”	means ProKidney LP, a limited partnership organized under the laws of Ireland.

“Partnership Agreement”	means the Second Amended and Restated Limited Partnership Deed of the Partnership, by and among the General Partner, the other Post-Acquisition Partnership Partners and the other persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“PMEL Post-Combination Company Unitholders”	means such persons as are entitled to receive Class B PMEL RSRs on the terms and subject to the conditions of the Business Combination Agreement.

“Post-Combination Partnership Partners”	means holders of Common Units that are party to the Partnership Agreement from time to time.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

6

“Restricted Stock Rights”	means the Class B Series 1 RSRs, the Class B Series 2 RSRs, the Class B Series 3 RSRs and the Class B PMEL RSRs.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

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(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to Article 3.2, Article 3.3, Article 3.4, the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

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3.2

The Company may from time to time issue Class A Shares on the terms and subject to the conditions set forth in the Exchange Agreement. The Company shall at all times reserve and keep available out of its authorised but unissued share capital, such number of Class A Shares as may be issued upon any exchange pursuant to and in accordance with the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange Agreement by the sale of Class A Shares which are held in the treasury of the Company or are held by any of its subsidiaries or by the issuance/sale of purchased Class A Shares (which may or may not be held in the treasury of the Company or held by any of its subsidiaries), or by delivery of cash in accordance with the Exchange Agreement.

3.3

All Class A Shares that may be issued upon any such exchange pursuant to the Exchange Agreement shall, upon issuance, be validly issued, fully paid and non-assessable. All Class B Shares corresponding to the Class A Shares issued upon any such exchange shall automatically and without further action on the part of the Company or any holder of such Class B Shares be forfeited to the Company and cancelled upon such an Exchange.

3.4

To the extent Common Units are issued pursuant to the Partnership Agreement at any time and from time to time to any person other than the Company or a wholly-owned subsidiary of the Company, the Company shall issue an equivalent number of Class B Shares at par value to the same person to which such Common Units are issued.

3.5

Subject to Article 19, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.6

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.7	The Company shall not issue Shares to bearer.

4	Class A Shares

4.1	Class A Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.

4.2

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, the Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive all the remaining assets of the Company available for distribution to the Members, ratably in proportion to the number of Class A Shares held by them.

4.3

Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive such dividends and other distributions (payable in cash, property or shares of the Company) when, as and if declared thereon by the Directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

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5	Class B Shares

5.1	Class B Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.

5.2

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Class B Shares shall be entitled, pari passu with the holders of Class A Shares, to an amount equal to the capital paid up on such Class B Shares. Class B Shares shall not carry any other right to participate in the profits or assets of the Company.

5.3

Class B Shares shall not carry the right to receive dividends or other distributions, and dividends and other distributions shall not be declared or paid on the Class B Shares, except by way of issue of further Class B Shares as a result of capitalisation pursuant to Article 42.

5.4

Class B Shares shall automatically and without further action on the part of the Company or any holder of such Class B Share be forfeited and cancelled on the terms and subject to the set forth in the Exchange Agreement.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

7.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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7.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1

Subject to the terms of the Articles, including Article 9.2, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

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9.2

No holder of Class B Shares may transfer Class B Shares to any person unless such holder at the same time transfers a corresponding number of Common Units to the same person and otherwise in accordance with the provisions of the Partnership Agreement. If any outstanding Class B Share ceases to be held by a holder of the corresponding Common Unit such Class B Share shall automatically and without further action on the part of the Company or any holder of such Class B Share be forfeited to the Company for no consideration and cancelled.

9.3

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

10.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 10 shall not require further approval of the Members.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

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11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have an adverse effect upon such rights (it being noted that a variation to the rights attached to the Class B Shares shall be deemed to be an adverse variation to rights attached to the Class A Shares); otherwise, any such variation shall be made only with the consent in writing of the holders of not less than three fourths of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than three fourths of the issued Shares of that class at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have an adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more persons holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

13	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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14	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Lien on Shares

15.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

15.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

15.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

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17.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18	Transmission of Shares

18.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors

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shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Restricted Stock Rights

19.1

The Company has issued Restricted Stock Rights to certain Earnout Participants and PMEL Post-Combination Company Unitholders on the terms and subject to the conditions set forth in the Business Combination Agreement. At such time and from time to time if and as Restricted Stock Rights vest, the Company shall issue one Class B Share in satisfaction of its obligations in respect of each such Restricted Stock Right to the Earnout Participants or PMEL Post-Combination Company Unitholders, as applicable, on the terms and subject to the conditions set forth in the Business Combination Agreement and without the need for further action on the part of Company or any Earnout Participant or PMEL Post-Combination Company Unitholder, as applicable, and the Company shall forthwith on the issue of such Class B Shares enter the relevant Earnout Participant or PMEL Post-Combination Company Unitholder, as applicable, in the Register of Members as the holder of such Class B Shares.

19.2

No Holder of Restricted Stock Rights shall have any right as a Member (including any right to attend meetings, vote, or receive any dividend, distribution or other payment of any kind in respect of its Restricted Stock Rights, or any Class B Shares issuable in respect thereof), in each case, unless and until such Class B Shares have been issued and recorded on the Register of Members.

20	Amendments of Memorandum and Articles of Association and Alteration of Capital

20.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

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(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

20.2

All new Shares created in accordance with the provisions of this Article 20 shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

20.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

21	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

22	General Meetings

22.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

22.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

22.3

The Directors, the chief executive officer or the chairman of the board of directors of the Company may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

22.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors of the Company with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

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23	Notice of General Meetings

23.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95 per cent in par value of the Shares giving that right.

23.2

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

24	Proceedings at General Meetings

24.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares entitled to vote at a general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum.

24.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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24.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

24.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of directors of the Company shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.8

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.9

If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

24.10

When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

24.11	A resolution put to the vote of the meeting shall be decided on a poll.

24.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

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24.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

25	Votes of Members

25.1

Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder. The Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 12).

25.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

25.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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26	Proxies

26.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

26.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

26.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members

27.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this

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Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

28	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1

There shall be a board of directors of the Company consisting of not less than one person. Subject to this Article 29.1 and the Business Combination Agreement, the Directors may increase or reduce the limits in the number of Directors.

30	Powers of Directors

30.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors

31.1	Subject to and as otherwise set out in the Articles, including Articles 29.1 and 31.2:

(a)	the Company may by Ordinary Resolution appoint any person to be a Director; and

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(b)	a Director shall hold office until such time as they are removed from office by Special Resolution.

31.2

The board of directors of the Company shall consist of three classes, each holding three-year terms, with the term of the first class of Directors expiring at the first annual meeting of the Members following the Effective Date, the term of the second class of Directors expiring at the second annual meeting of Members following the Effective Date and the term of the third class of Directors expiring at the third annual meeting of Members following the Effective Date, and the class into which a Director is to be appointed shall be set out in the resolutions appointing such Director.

31.3

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

32	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors of the Company without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors

33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

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33.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

34	Presumption of Assent

A Director who is present at a meeting of the board of directors of the Company at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

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35	Directors’ Interests

35.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers

37.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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37.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and its charter and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

37.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment, an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve

41.1

Subject to the Statute and the Articles and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the

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resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that

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the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

44.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices

45.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

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45.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the Articles and the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

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(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members holding Class A Shares in proportion to the par value of the Class A Shares held by them at the commencement of the winding up subject to a deduction from those Class A Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the Articles and the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members holding Class A Shares in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members holding Class A Shares. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members holding Class A Shares as the liquidator, with the like approval, shall think fit, but so that no Member holding Class A Shares shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer, including every former Director and every former Officer prior to the date hereof, (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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47.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

52	Business Opportunities

52.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director who is not also an employee of the Company or its subsidiaries (“Specified Directors”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Specified Director, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, a Specified Director shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member or Director solely by reason of the fact that such Specified Director pursues or acquires such corporate opportunity for himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

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52.2

Notwithstanding anything to the contrary in this Article 52, this Article 52 shall not apply to any potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries presented to a Specified Director expressly in his or her capacity as a director of the Company or any of its subsidiaries.

52.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article is a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Exhibit E

TAX RECEIVABLE AGREEMENT

among

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III,

TRA PARTY REPRESENTATIVE

and

THE PERSONS NAMED HEREIN

Dated as of [•]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2022, is hereby entered into by and among Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares, (“Acquiror”, and together with its Subsidiaries, “Corporate Taxpayer”), the TRA Party Representative and each of the other persons from time to time party hereto (the “TRA Parties”). Capitalized terms used but not defined herein have their respective meanings set forth in the BCA.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold New Company Common Units of ProKidney LP, a limited partnership organized under the laws of Ireland (the “Partnership”);

WHEREAS, Acquiror, Partnership, and the other parties thereto entered into that certain Business Combination Agreement, dated as of January 18, 2022 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “BCA”), pursuant to which, among other things, (a) the Partnership shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock and cash, (b) New GP shall be admitted as the general partner of the Partnership, and (c) the Partnership shall distribute the shares of Acquiror Class B Common Stock to the TRA Parties in accordance with the Partnership LPA (the “Business Combination”);

WHEREAS, as of immediately following the Business Combination, New GP is the sole voting partner of Partnership;

WHEREAS, Acquiror holds New Company Common Units that were received in exchange for Acquiror’s contribution of amounts in cash via wire transfer of immediately available funds to Partnership in a transaction described under Section 721 of the Code;

WHEREAS, following the Business Combination, any New Company Common Units held by the TRA Parties, together with Acquiror Class B Common Stock, may be exchanged for Acquiror Class A Common Stock constituting the Stock Exchange Payment or, alternatively, at the election of Acquiror, the Cash Exchange Payment (an “Exchange”), pursuant to the provisions of the Partnership LPA and the Exchange Agreement, dated as of [•], 2022, by and among Acquiror, Partnership, New GP, and the TRA Parties, as amended from time to time (the “Exchange Agreement”), and in either case contributed to Partnership by Acquiror, provided that, at the election of Acquiror in its sole discretion and in accordance with the Exchange Agreement, Acquiror may effect a direct exchange of such cash or Acquiror Class A Common Stock for such New Company Common Units (a “Direct Exchange,” which shall also constitute an Exchange);

WHEREAS, Partnership and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) will have in effect an election under Section 754 of the Code (a “Section 754 Election”) for the Taxable Year that includes the Closing Date and each subsequent Taxable Year in which an Exchange occurs, in each case, to the extent eligible to do so, and where applicable, will have in effect elections or legal structures to effect similar Tax treatment and maximize Basis Adjustments under other applicable non-U.S. Tax laws;

WHEREAS, as a result of future Exchanges and Section 754 Elections, the income, gain, deduction, loss, expense, and other Tax items of Corporate Taxpayer may be affected by (i) the Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes, which shall not be less than zero, of (i) Corporate Taxpayer and (ii) without duplication, Partnership and its Subsidiaries, but only with respect to Taxes imposed on Partnership and its Subsidiaries and allocable to Corporate Taxpayer.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no TRA Party shall be considered to be an Affiliate of Corporate Taxpayer or Partnership.

“Agreed Rate” means a per annum rate equal to SOFR plus 100 basis points.

“Attributable” means the portion of any Tax Attribute of Corporate Taxpayer or, without duplication, Partnership or its Subsidiaries, that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party in an amount equal to the total Basis Adjustments relating to the New Company Common Units that are Exchanged by such TRA Party; and

(ii) any deduction to Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the Tax basis of a Reference Asset (or a current tax deduction of the Corporate Taxpayer) directly or indirectly acquired by Corporate Taxpayer as a result of an Exchange (including any internal transactions of the Corporate Taxpayer following such Exchange intended to maximize the Tax basis or Tax benefits associated with the Reference Assets following the Exchange) and the payments made pursuant to this Agreement, including, without limitation, the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, Partnership becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, Partnership remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes), and, in each case, comparable sections of U.S. state and local and non-U.S. Tax laws. The amount of any Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more New Company Common Units shall be determined without regard to any Pre-Exchange Transfer of such New Company Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of Acquiror.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cash Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together, which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of Acquiror in substantially the same proportions as their ownership of stock of Acquiror or (b) any TRA Party, any Permitted Transferee of any TRA Party, or any group of Persons in which one or more of the TRA Parties, the Permitted Transferees of any such TRA Party, or any Affiliates of such Persons directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Acquiror immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Acquiror immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the BCA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Corporate Taxpayer Return” means the U.S. federal, state, or local, or non-U.S. Tax Return, as applicable, of Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate equal to SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local or non-U.S. Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means a per annum rate equal to SOFR plus 150 basis points.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the liability for Taxes of (i) Corporate Taxpayer and (ii) without duplication, Partnership and its Subsidiaries, but only with respect to Taxes imposed on Partnership and its Subsidiaries and allocable to Corporate Taxpayer, in each case determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and non-U.S. Tax law, as applicable, with respect to Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Market Value” shall mean on any date, (a) if Acquiror Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (b) if Acquiror Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the Exchange Agreement) on such date of one (1) share of Acquiror Class A Common Stock.

“Non-Stepped Up Tax Basis” means with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Partnership LPA” means, with respect to Partnership, the Second Amended and Restated Limited Partnership Agreement of Partnership, dated on or about the date hereof, as amended from time to time.

“Permitted Transferee” has the meaning set forth in the Partnership LPA.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of Partnership) or distribution in respect of one or more New Company Common Units (a) that occurs prior to an Exchange of such New Company Common Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by Partnership, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset, or any similar provisions of state, local, or non-U.S. Tax law.

“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule, and, in each case, any amendments thereto.

“Stock Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns, directly or indirectly, or otherwise controls (i) more than 50% of the voting power or other similar interests or (ii) the sole general partner interest or managing member or similar interest of such other Person, provided that the Partnership and its Subsidiaries shall not be treated as a Subsidiary of Corporate Taxpayer.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of Partnership that is treated as a C corporation for U.S. federal income tax purposes.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, together with any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Tax Return” means any return, filing, declaration, report, questionnaire, information statement, or other document filed or required to be filed with respect to Taxes with any Taxing Authority (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax (whether or not a payment is required to be made with respect to such filing).

“Taxable Year” means a taxable year of Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or non-U.S. Tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Closing Date.

“Taxing Authority” shall mean any federal, national, state, county, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising authority in relation to Tax matters.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the Companies Act with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the securities exchange on which Acquiror Class A Common Stock are then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party Representative” means initially Tolerantia, LLC, and thereafter, that TRA Party or a committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this Agreement, determined as if all TRA Parties directly holding New Company Common Units had fully Exchanged their New Company Common Units for Acquiror Class A Common Stock or other consideration and Acquiror had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date,

(a) Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (b)) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other Tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing a Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available,

(b) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration date, then the tenth (10th) anniversary of the Early Termination Date,

(c) the U.S. federal income Tax rates, and any state, local, or non-U.S. Tax rates, that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, and SOFR that will be in effect for each such Taxable Year will be the rate in effect on the Early Termination Date,

(d) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of an Exchange which gave rise to the applicable Basis Adjustment and any short-term investments will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth (15th) anniversary),

(e) any Subsidiary Stock will never be disposed of, and

(f) if, at the Early Termination Date, there are New Company Common Units that have not been Exchanged, then each such New Company Common Unit is Exchanged in a fully taxable transaction for the Market Value of Acquiror Class A Common Stock that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2 Other Definitions.

Term	Section
Acquiror	Preamble
Agreement	Preamble
Amended Schedule	2.3(b)
Basis Schedule	2.1
BCA	Recitals
Beneficial Ownership	Definition of Beneficial Owner
Business Combination	Recitals
control	Definition of Affiliate
Corporate Taxpayer	Preamble
Direct Exchange	Recitals
Early Termination Effective Date	4.2
Early Termination Notice	4.2
Early Termination Payment	4.3(b)
Early Termination Schedule	4.2
Exchange	Recitals
Exchange Agreement	Recitals
Expert	7.9
Interest Amount	3.1(b)
Liquidity Exceptions	4.1(b)
Material Objection Notice	4.2
Net Tax Benefit	3.1(b)
Non-TRA Portion	2.2(b)
Objection Notice	2.3(a)
Other Tax Receivable Obligations	3.3(c)
Partnership	Recitals
Reconciliation Dispute	7.9
Reconciliation Procedures	2.3(a)
Section 754 Election	Recitals
Senior Obligations	5.1
Tax Attributes	Recitals
Tax Benefit Payment	3.1(b)
Tax Benefit Schedule	2.2(a)
TRA Parties	Preamble
TRA Portion	2.2(b)

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within three hundred and thirty five (335) calendar days after the end of the Taxable Year of Corporate Taxpayer that includes the Closing Date and each Taxable Year thereafter while this Agreement (or any amended and/or restated version thereof) remains in effect, Acquiror shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of the Closing Date and each applicable Exchange Date occurring during such Taxable Year, (b) the Basis

Adjustment with respect to the Reference Assets Attributable to such TRA Party as a result of the Exchanges effected in such Taxable Year and prior Taxable Years by such TRA Party, calculated in the aggregate, (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (d) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement, as well as the procedures set forth in Section 2.3(b), if applicable, shall be borne by Partnership. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within three hundred and thirty five days (335) calendar days after the end of any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, Acquiror shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, the calculation of the Tax Benefit Payment, if any, and any Realized Tax Benefit or Realized Tax Detriment, as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology, and this Agreement shall be interpreted in accordance with such intention. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code or other applicable law based upon the characterization of Tax Benefit Payments as additional consideration payable by Acquiror for the New Company Common Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local and non-U.S. Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (i) all Tax Benefit Payments (other than the portion of Tax Benefit Payments treated as Imputed Interest) made to transferors in an Exchange will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for Corporate Taxpayer in the Taxable

Year of payment, (ii) as a result, such additional Basis Adjustments described in clause (i) will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, and (iii) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

(c) Administrative Assumptions. For the avoidance of doubt, Acquiror shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods based on available balance sheet information. Notwithstanding anything to the contrary, to the extent Acquiror reasonably determines (in consultation with its accounting and Tax advisors and the TRA Party Representative) that the administrative burden and costs associated with calculating the Tax Attributes with respect to any subsidiary of Partnership would materially outweigh the Tax Benefit Payment attributable to such Tax Attributes, Acquiror shall be permitted to determine that such Tax Attributes shall not be treated as Tax Attributes for all purposes of this Agreement.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time Acquiror delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, Acquiror shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by Acquiror or reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule and (y) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Acquiror or its advisors, as determined by Acquiror, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, Acquiror shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides Acquiror with written notice of a material objection (made in good faith) to such Schedule or amendment (“Objection Notice”) or (ii) provides a written waiver of such right to provide any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by Acquiror. Acquiror and the TRA Party Representative shall negotiate in good faith to resolve the issues raised in an Objection Notice; if Acquiror and the TRA Party Representative are unable to successfully resolve such issues within thirty (30) calendar days after receipt by Acquiror of such Objection Notice, Acquiror and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Acquiror (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Acquiror shall provide an Amended Schedule to each TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to such Amended Schedule shall not accrue any other interest hereunder until after the due date (without extensions) for filing the Tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

Section 2.4 Tax Classifications; Elections.

(a) Basis Adjustments. The parties to this Agreement acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each other Exchange using cash or Acquiror Class A Common Stock contributed to Partnership by Acquiror as a direct purchase of New Company Common Units by Acquiror from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code and as giving rise to Basis Adjustments, or similar provisions under applicable non-U.S. Tax law.

(b) Section 754 Election. For the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which Acquiror has obligations under this Agreement, New GP, in its capacity as the sole managing member of Partnership], shall cause (i) Partnership and (ii) each of Partnership’s direct and indirect Subsidiaries (but only if such indirect Subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) that is treated as a partnership for U.S. federal income Tax purposes, in each case, to have in effect an election under Section 754 of the Code (and under any similar provisions of applicable state or local or non-U.S. Tax law) for each such Taxable Year to the extent eligible to make such election.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, Acquiror shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to Acquiror or as otherwise agreed by Acquiror and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, federal estimated income Tax payments. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies Acquiror in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) but instead shall be treated as additional consideration for the acquisition of New Company Common Units in the applicable Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over (ii) the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that, without limiting Acquiror’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.4, if there is no such excess (or a deficit exists) no TRA Party shall be required to make a payment (or return a payment) to Acquiror in respect of any portion of any Tax Benefit Payment previously paid by Acquiror to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the applicable Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a New Company Common Unit by New Company Common Unit basis by reference to the resulting Basis Adjustment to Corporate Taxpayer.

Section 3.2 No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for Corporate Taxpayer shall be allocated among all TRA Parties eligible for Tax Benefit Payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) Acquiror does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then Acquiror and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the relative amounts of Tax Benefit Payments that would have been allocable to each TRA Party if Acquiror had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by Acquiror to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Section 3.4 Overpayments. To the extent Acquiror makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess. For clarity, the operation of this Section 3.4 with respect to any particular TRA Party shall not affect the rights or obligations of any other TRA Party under this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) Acquiror may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the New Company Common Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the entire Early Termination Payment by all TRA Parties and payments described in the next sentence, if any, and provided, further, that Acquiror may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the entire Early Termination Payment by Acquiror to all of the TRA Parties, none of the TRA Parties or Acquiror shall have any further payment rights or obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and (ii) any Tax Benefit Payment due for the Taxable Year ending immediately prior to, ending with or including the date of the Early Termination Notice (except to the extent that the amounts described in clause (i) and this clause (ii) are included in the Early Termination Payment). If an Exchange occurs after Acquiror makes all of the required Early Termination Payments, Acquiror shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that Acquiror (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code (or other similar law), all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by Acquiror and such TRA Party as due and payable but unpaid as of the date of such breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such breach (except to the extent included in clause (i) or clause (ii)); provided, that procedures similar to the procedures of Section 4.3(b) shall apply with respect to the determination of the amount payable by Acquiror pursuant to this sentence. Notwithstanding the foregoing, in the event that Acquiror breaches a material obligation under this Agreement (and, in the case of a breach of a material obligation other than an obligation to make a payment, does not cure such breach reasonably promptly upon notice thereof), each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if Acquiror fails to make any Tax Benefit Payment when due to the extent that Acquiror (x) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (y) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clause (x) and this clause (y) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment and any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and Acquiror shall make such payment at the first opportunity that the Liquidity Exceptions do not apply, and provided, further, that if the Liquidity Exceptions apply and Acquiror declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply. In the case of a breach of a material obligation other than an obligation to make a payment, Acquiror will not be considered to have breached such obligation for purposes of this Section 4.1(b) until Acquiror shall have been provided a reasonable opportunity to cure such breach and shall have failed to cure such breach.

(c) In the event of a Change of Control, all obligations hereunder will be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (1) the Early Termination Payments calculated with respect to the TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such Change of Control (except to the extent included in clause (1) or clause (2)). In the event of a Change of Control, (i) the TRA Parties shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence, (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions by substituting the phrase “date of a Change of Control” in each place “Early Termination Date” appears and (iii) Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to payments to the TRA Parties upon the Change of Control. Upon payment by Acquiror of the full amount prescribed by this Section 4.1(c) pursuant to a Change of Control, Acquiror shall have no further payment obligations under this Agreement.

Section 4.2 Early Termination Notice. If Acquiror chooses to exercise its right of early termination in accordance with Section 4.1(a) above, Acquiror shall deliver to each TRA Party a notice (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Acquiror’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth (30th) calendar day, the TRA Party Representative (a) provides Acquiror with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by Acquiror. If Acquiror and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Acquiror of the Material Objection Notice, Acquiror and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The date on which the Early Termination Schedule becomes binding in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, Acquiror shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by Acquiror and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by Acquiror beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the last day of such Taxable Year and (iii) for purposes of calculating the Early Termination Rate, SOFR shall be SOFR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its New Company Common Units as of the Early Termination Effective Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Acquiror to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Acquiror (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of Acquiror that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and Acquiror shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent Acquiror or its Subsidiaries (including Partnership and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, Acquiror shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by Acquiror. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in Acquiror’s and Partnership’s Tax Matters. Except as otherwise provided in this Agreement, the BCA or the Partnership LPA, Acquiror shall have full responsibility for, and sole discretion over, all Tax matters concerning Corporate Taxpayer and Partnership, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Acquiror (i) shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of Corporate Taxpayer and Partnership or any of Partnership’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to adversely affect the rights and obligations of a TRA Party under this Agreement, and (ii) shall provide to the TRA Party Representative reasonable opportunity to participate in or provide information and other input to Acquiror, Partnership and their respective advisors concerning the conduct of any portion of such audit the outcome of which is reasonably expected to significantly and adversely affect the rights and obligations of a TRA Party under this Agreement; provided, however, that Acquiror and Partnership shall not be required to take any action that is inconsistent with any provision of the Partnership LPA.

Section 6.2 Consistency. Acquiror and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by Acquiror in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of Acquiror under this Agreement that is final and binding on the parties unless otherwise required by law. Acquiror shall (and shall cause Partnership and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to Acquiror in a timely manner such information, documents and other materials as Acquiror may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself and its representatives available to Acquiror to provide explanations of documents and materials and such other information as Acquiror or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Partnership shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Acquiror, to:

ProKidney GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention: Tim Bertram

Email: Tim.Bertram@prokidney.com

with copies to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Lee Hochbaum

Richard Truesdell

Email: lee.hochbaum@davispolk.com

            richard.truesdell@davispolk.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Stuart Leblang Jonathan Pavlich

Email: sleblang@akingump.com

            jpavlich@akingump.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Raaj S. Narayan

Email: RSNarayan@WLRK.com

If to the TRA Parties, to the address and other contact information set forth in the records of Partnership from time to time.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The parties hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the Parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Exhibits and Schedules to this Agreement), the BCA, the Partnership LPA, and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement; provided, however, that to the extent any TRA Party sells, exchanges, distributes, or otherwise transfers New Company Common Units to any Person (other than Acquiror or the Partnership) in accordance with the terms of the Exchange Agreement and/or Partnership LPA, such TRA Party shall have the option to assign to the transferee of such New Company Common Units its rights under this Agreement with respect to such transferred New Company Common Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror. For the avoidance of doubt, if a TRA Party transfers New Company Common Units in accordance with the terms of the Exchange Agreement and/or Partnership LPA but does not assign to the transferee of such New Company Common Units its rights under this Agreement with respect to such transferred New Company Common Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such New Company Common Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. Acquiror may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative, which consent shall not to be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of the terms of this Section 7.6(a) shall be null and void.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Acquiror (as determined by the TRA Disinterested Majority) and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative; provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if Acquiror had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange)).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Acquiror shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Acquiror, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Acquiror would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.

(a) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Subject to Section 7.9, any proceeding or action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or action brought in accordance with this Section 7.8(b).

Section 7.9 Reconciliation. In the event that Acquiror and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Acquiror and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Acquiror or the TRA Party Representative or other actual or potential conflict of interest. If Acquiror and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Acquiror, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Partnership except as provided in the next sentence. Acquiror and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case Acquiror shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts Acquiror’s position, in which case the TRA Party Representative shall reimburse Acquiror for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9, absent manifest error, shall be binding on Acquiror and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. Acquiror shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law; provided, however, that (i) Acquiror shall use commercially reasonable efforts to provide notice to the applicable TRA Party of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding) prior to the making of such deductions and withholding payments and (ii) the parties shall reasonably cooperate to minimize or eliminate such deductions or withholding payments to the extent permitted by applicable law, in the case of each of clauses (i) and (ii), other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10. To the extent that amounts are so withheld and timely paid over to the appropriate Taxing Authority by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide Acquiror with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by Acquiror in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or non-U.S. Tax law.

Section 7.11 Consolidated Group Status; Transfers of Corporate Assets.

(a) To the extent Corporate Taxpayer consists or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of Corporate Taxpayer transfers one or more Reference Assets to an entity the income of which will not be included in the income of Corporate Taxpayer for applicable Tax purposes, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset (as determined by an independent expert mutually agreed upon by Corporate Taxpayer and the TRA Party Representative, unless such condition is waived by the TRA Party Representative) on a gross basis, i.e., disregarding (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to Corporate Taxpayer using the Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of Corporate Taxpayer the taxable income of Corporate Taxpayer shall be determined by treating Partnership as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11(b), a transfer of a partnership interest (including, for the avoidance of doubt, a New Company Common Unit) or an election by any Person the income of which is included in the income of Corporate Taxpayer to be treated as a corporation for U.S. federal income tax purposes (or other applicable provisions of state and local and non-U.S. Tax laws) shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions, would be the same amount and timing as if such transfer described in the first sentence Section 7.11(b) did not occur, then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their respective assignees acknowledges and agrees that the information of Acquiror is confidential and, except in the course of performing any duties as necessary for Acquiror and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of Acquiror and its Affiliates and successors, concerning Partnership and its Affiliates and successors or the members of Partnership, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by Acquiror or any of its Affiliates, becomes public knowledge or is generally known (except as a result of an act of the TRA Party in violation of this Agreement), (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that comes into the possession of, or becomes available to, the TRA Party from a source other than Acquiror, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons the Tax treatment and Tax structure of Acquiror, Partnership and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Acquiror shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Acquiror or any of its Affiliates and that money damages alone will not provide an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes, or would have other material adverse Tax consequences to such TRA Party, then at the written election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that any such amendment pursuant to clause (iii) shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and Acquiror acknowledges that the TRA Parties are not acting in concert or as a group, and Acquiror will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15 TRA Party Representative.

(a) Without further action of any of Acquiror, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The TRA Party Representative agrees that with respect to any material notice, information or other communication it receives from Acquiror in its capacity as a TRA Party Representative, it will promptly share such notice, information or communication with each TRA Party.

(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to Acquiror from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, Acquiror shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative (provided that, for applicable Tax purposes, such amounts will be deemed to be distributed first to the TRA Parties and then paid over to the TRA Party Representative by the TRA Parties). In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and Acquiror may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. Acquiror is hereby relieved from any liability to any person for any acts done by Acquiror in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

Section 7.16 BCA Holder Representative Matters. Section 7.6(f) of the BCA is hereby incorporated by reference into this Agreement and, without limiting the generality of the foregoing, each Existing Company Unitholder and Closing Company Unitholder (each, as defined in the BCA and without duplication) hereby acknowledges and agrees that amounts otherwise payable to such Existing Company Unitholder or Closing Company Unitholder hereunder may instead be remitted to the Holder Representative (as defined in the BCA) in the circumstances, and at the times and in the amounts, set forth in such section of the BCA.

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IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

ACQUIROR

[•]

By:
Name:	[•]
Title:	[•]

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTY REPRESENTATIVE:

[•]

By:
Name:	[•]
Title:	[•]

By:
Name:	[•]
Title:	[•]

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

[•]

(Signature)

[Signature Page – Tax Receivable Agreement]

Exhibit F

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of [•], by and among [•], a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III) (the “Company”), ProKidney LP, a limited partnership organized under the laws of Ireland (the “Partnership”), acting through its general partner [•], a private limited company incorporated under the laws of Ireland, and the holders, other than the Company (as defined herein), of Common Units (as defined herein) from time to time party hereto.

WHEREAS, the parties hereto desire to provide for the redemption and/or exchange of Paired Interests (as defined herein), on the terms and subject to the conditions set forth herein and the Partnership LPA (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Appraiser FMV” means the fair market value of a Class A Common Share as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Partner (such agreement not to be unreasonably withheld), whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by Partnership.

“Board” means the Board of Directors of the Company.

“Business Combination” has the meaning given to such term in the Partnership LPA.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in George Town, Cayman Islands, Dublin, Ireland and/or New York, New York are authorized or required by Law to close.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 2.1(c).

“Cash Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is delivered by the Company and the Company has elected to make a Cash Exchange Payment in accordance with Section 2.1(c):

(a) if the Class A Common Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (x) the number of Class A Common Shares that would have been received by the Exchanging Partner in the Exchange for that portion of the Paired Interests subject to a Cash Exchange Notice, had such Paired Interests not been subject to a Cash Exchange Notice and the Partnership or the Company, as applicable, had paid the Stock Exchange Payment with respect to such number of Paired Interests, and (y) the Cash Exchange Class A 5-Day VWAP; or

(b) if Class A Common Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Common Shares that would have been received by the Exchanging Partner in the Exchange for that portion of the Paired Interests subject to a Cash Exchange Notice, had such Paired Interests not been subject to a Cash Exchange Notice and the Partnership or the Company, as applicable, had paid the Stock Exchange Payment with respect to such number of Paired Interests, and (y) the Appraiser FMV of one (1) Class A Common Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any Class B Common Shares to be transferred and surrendered by an Exchanging Partner in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Partner shall also present and surrender such certificate or certificates representing such Class B Common Shares during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class B Common Shares is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Company or such transfer agent, as applicable, duly executed by the Exchanging Partner or the Exchanging Partner’s duly authorized representative.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided, that, for the avoidance of doubt, any event that constitutes both a Pubco Offer and a Change of Control of the Company shall be considered a Pubco Offer for purposes of this Agreement.

“Class A Common Shares” means the Class A ordinary shares of the Company, par value $0.0001 per share.

“Class B Common Shares” means the Class B ordinary shares of the Company, par value $0.0001 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

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“Common Units” means the units of the Partnership designated as a “Common Unit” pursuant to the Partnership LPA.

“Company” has the meaning set forth in the Preamble.

“Conversion Date” has the meaning set forth in the Partnership LPA.

“Direct Exchange” has the meaning set forth in Section 2.6 of this Agreement.

“Direct Exchange Election Notice” has the meaning set forth in Section 2.6 of this Agreement.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Blackout Period” means (i) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Partner is subject (or will be subject at such time as it owns Class A Common Shares), which period restricts the ability of such Exchanging Partner to immediately resell Class A Common Shares to be issued to such Exchanging Partner in connection with a Stock Exchange Payment and (ii) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the board of directors of the Company with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Date” means, subject in all cases to the provisions of Section 2.2(a) hereof, in the case of any Unrestricted Exchange, the date that is five (5) Business Days after the date the Exchange Notice is given pursuant to Section 2.1(b), unless the Exchanging Partner submits a written request to extend such date and the Company in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date for any Exchange with respect to which the Company elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; provided, further, that in the event the Company is required under the terms of this Agreement, or otherwise elects, to make a Stock Exchange Payment, the Exchange may be conditioned (including as to timing) by the Exchanging Partner on the closing of an underwritten distribution of the Class A Common Shares that may be issued in connection with such proposed Exchange.

“Exchange Notice” has the meaning set forth in Section 2.1(b) of this Agreement.

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 2.1(b).

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“Exchange Notice Date Value” means, in the case of an Exchange (other than an Unrestricted Exchange), the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Exchange Rate” means, at any time, the number of Class A Common Shares for which a Paired Interest is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be 1 for 1, subject to adjustment pursuant to Section 2.4 hereof.

“Exchanged Units” means any Common Units to be Exchanged (as part of a Paired Interest) for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Partner” means, with respect to any Exchange, the Partnership Unitholder exchanging Units pursuant to Section 2.1(a) of this Agreement.

“General Partner” has the meaning given to such term in the Partnership LPA.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“HSR Act” has the meaning given to such term in Section 2.1(b) of this Agreement.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, determination, guidance or governmental order, in each case, of any Governmental Entity.

“Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company and the other parties thereto, as such agreement may be amended from time to time.

“National Securities Exchange” means a securities exchange that has registered with the Commission under Section 6 of the Exchange Act.

“Paired Interest” means one Common Unit and one Class B Common Share.

“Partnership” has the meaning set forth in the preamble.

“Partnership LPA” means the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated on or about the date hereof, as such agreement may be amended from time to time.

“Partnership Unitholder” means each partner in the Partnership who is also a holder of one or more Common Units that may from time to time be a party to this Agreement.

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“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Exchange Date:

(i) the Exchange is part of one or more Exchanges by a Partnership Unitholder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the General Partner as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1)) (a “Block Transfer”);

(ii) the Exchange is in connection with a Pubco Offer or Change of Control; provided that any such Exchange pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the Pubco Offer or Change of Control date (and, for the avoidance of doubt, shall not be effective if such Pubco Offer is not consummated or Change of Control does not occur); or

(iii) The Exchange is permitted by the Company, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the General Partner determines, after consultation with its outside legal counsel and tax advisor, that the Partnership would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Permitted Transferee” has the meaning given to such term in Section 3.1 of this Agreement.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h).

“PubCo Board” has the meaning given to such term in the Partnership LPA.

“Pubco Offer” has the meaning set forth in Section 2.7 of this Agreement.

“Quarterly Exchange Date” means, either (x) for each fiscal quarter, the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (y) such other date as the Company shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period; provided, further, that the Company shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Date Value” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Date; provided, that, if such an Exchange (other than an Unrestricted Exchange) is in connection with a Secondary Offering or other negotiated transaction, the Quarterly Exchange Date Value shall be the per share price of Class A Common Shares in such transaction.

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“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Partnership Unitholder (or such other date within such quarter as the Company shall determine in its sole discretion) and ending ten (10) Business Days thereafter. Notwithstanding the foregoing, the Company may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter, if (x) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Partnership Unitholder (other than the Company) and (z) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Partnership Unitholders to exercise their Exchange rights pursuant to this Agreement.

“Redemption” has the meaning set forth in Section 2.1(a) of this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

“Restricted Common Unit” has the meaning set forth in the Partnership LPA.

“Retraction Notice” has the meaning set forth in Section 2.1(d) of this Agreement.

“Secondary Offering” has the meaning set forth in Section 2.1(e) of this Agreement.

“Secondary Offering Paired Interests” has the meaning set forth in Section 2.1(a) of this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Company, on behalf of the Partnership, a number of Class A Common Shares equal to the product of the number of Exchanged Units multiplied by the Exchange Rate.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

“Taxing Authority” has the meaning set forth in the Tax Receivable Agreement.

“Tolerantia Consent” means the consent of Tolerantia, LLC to an Exchange, which consent shall be deemed standing until Tolerantia, LLC provides written notice to the Partnership and the Company that such standing consent is no longer applicable for tax, regulatory or other purposes, after which such consent shall mean the written consent of Tolerantia, LLC provided to the Company and the Partnership in connection with such Exchange.

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“Trading Day” means a day on which the Trading Market is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Market” means the Nasdaq Stock Market or such other principal United States securities exchange on which Class A Common Shares are listed, quoted or admitted to trading.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which the Partnership meets the requirements of the Private Placement Safe Harbor.

“Vesting Event” has the meaning set forth in the Partnership Agreement.

“VWAP” means the daily per share volume-weighted average price of Class A Common Shares on the Trading Market, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Class A Common Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Common Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Common Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Company).

ARTICLE II

SECTION 2.1 Exchange Procedure

(a) From and after the waiver or expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement) relating to the shares of the Company that may be applicable to a Partnership Unitholder following the date of the consummation of the Business Combination, each Partnership Unitholder (other than the Company) shall, with Tolerantia Consent, be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Partnership and the Company, as applicable, in exchange for the delivery by Partnership of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided, that (absent a waiver by the General Partner) any such Exchange is for a minimum of the lesser of (i) 10,000 Common Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Common Units held by such Partnership Unitholder; provided, further, that in the event that an Exchanging Partner is participating in an underwritten offering or other block sale of Class A Common Shares following such Exchange and a portion of its Paired Interests are being surrendered to the Partnership or the Company, as applicable, in furtherance thereof (such portion, the “Secondary Offering Paired Interests”), then the Partnership and the Company shall settle the Exchange of such Secondary Offering Paired Interests by delivery of a Stock Exchange Payment hereunder.

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(b) A Partnership Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to the Partnership, with a copy to the Company, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 2.1(b). A Partnership Unitholder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including, without limitation, as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Shares into which the Paired Interests are exchangeable, or contingent (including, without limitation, as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Exchange Date with respect to all Paired Interests which would be exchanged into Class A Common Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Paired Interests. Each of the Partnership Unitholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by Partnership.

(c) Subject to Sections 2.1(a) and 2.2(a), within three (3) Business Days of the giving of an Exchange Notice, the Company may elect that all or a portion of the Exchange is settled in cash (in lieu of Class A Common Shares) in an amount equal to the Cash Exchange Payment by giving written notice of such election to the Partnership and the Exchanging Partner within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Paired Interests which will be exchanged for cash in lieu of Class A Common Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Company may elect (exercisable by giving written notice of such election to the Exchanging Partner) to revoke the Cash Exchange Notice with respect to all or any portion of the Paired Interests and make the Stock Exchange Payment with respect to any such Paired Interests on the Exchange Date.

(d) The Exchanging Partner may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to the Partnership, with a copy to the Partnership, no later than (1) Business Day prior to the Exchange Date. Subject to the terms of this Section 2.1(d), an Exchanging Partner may deliver an Exchange Notice with respect to an Exchange (other than an Unrestricted Exchange) during the Quarterly Exchange Notice Period which conditions such Exchange upon the Quarterly Exchange Date Value being equal to or greater than ninety percent (90%) of the Exchange Notice Date Value and if such requirement is not met, then the Exchanging Partner may elect to retract its Exchange Notice by giving written notice of such election to the Partnership, with a copy to the Company, no later than 12:00 p.m. (New York time) on the Trading Day preceding the Exchange Date (a “Retraction Notice”). The delivery of a Retraction Notice shall terminate all of the Exchanging Partner’s, the

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Company’s and the Partnership’s rights and obligations under this Article II arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future); provided, that an Exchanging Partner may deliver a Retraction Notice only twice in each twelve (12)-month period (and any additional Retraction Notice delivered by such Exchanging Partner within such twelve (12)-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein).

(e) Notwithstanding anything to the contrary in this Agreement, if the Company closes an underwritten distribution of the Class A Common Shares and the Partnership Unitholders (any of them alone, or together with the Company) were entitled to resell Class A Common Shares in connection therewith (by the exercise by such Partnership Unitholders of Exchange rights or otherwise) (a “Secondary Offering”), then, except as provided in the following proviso, the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Partnership Unitholder shall be entitled to deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date); provided, that the Company and the Partnership may effect an Exchange if the General Partner determines (in its reasonable discretion), after consultation with its legal counsel and tax advisors, that such Exchange, together with any other Exchanges that have occurred or are expected to occur, would not be reasonably likely to result in the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Notwithstanding anything to the contrary in this Agreement (a) for such periods that the Partnership does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three (3) or fewer and (b) the Partnership and the Company shall not be deemed to have failed to comply with their respective obligations under the Registration Rights Agreement, if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (a).

(f) Notwithstanding anything to the contrary contained in this Agreement or the Partnership Agreement, no Restricted Common Unit shall be permitted to be treated as an Exchanged Unit hereunder, and in no event shall the Partnership or the Company effect an Exchange of a Paired Interest that includes a Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms of the Partnership Agreement. For the avoidance of doubt and without limiting the immediately foregoing sentence, in the event a Vesting Event, Conversion Date and conversion into Common Unit has occurred in respect of a Restricted Common Unit, such then converted Common Unit shall be treated as an Exchanged Unit for all purposes hereunder and the Partnership and the Company may effect an Exchange of such then converted Common Unit (as part of a Paired Interest) in accordance with this Agreement and the Partnership LPA.

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SECTION 2.2 Exchange Payment

(a) The Exchange shall be consummated on the Exchange Date; provided that, in the event that an Exchange Notice with respect to an Unrestricted Exchange is delivered pursuant to Section 2.1(b) and specifies that it is predicated upon the settlement of an Exchange of Paired Interests sooner than on the Exchange Date, the Company and the Partnership shall use their respective commercially reasonable efforts to consummate the Exchange on the date specified in such Exchange Notice, which shall thereafter be deemed the Exchange Date for purposes of such Exchange; provided further that, notwithstanding anything to the contrary contained in this Agreement, in the event that an Exchange Notice is delivered in connection with a Secondary Offering or a block sale pursuant to Rule 144 of the Securities Act or other then available exemption from registration thereunder that is not an underwritten distribution but is an Unrestricted Exchange, and the Company has at least three (3) Business Days’ notice prior to the settlement date thereof, the Exchange Date shall be the settlement date of such Secondary Offering or such block sale and the Exchange shall be consummated no later than the settlement of such Secondary Offering or such block sale on such date.

(b) In connection with any Exchange, the Exchanging Partner shall make any applicable Certificate Delivery requested or required by the Company.

(c) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Company shall contribute to the Partnership, for delivery to the Exchanging Partner (x) the Stock Exchange Payment with respect to any Paired Interests not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Paired Interests subject to a Cash Exchange Notice, (ii) the Exchanging Partner (A) shall surrender the Exchanged Units to the Partnership, free and clear of all liens and encumbrances, and the Partnership shall cancel such Exchanged Units and (B) transfer and surrender the corresponding number of Class B Common Shares to the Company, free and clear of all liens and encumbrances, and the Company shall cancel such Class B Common Share, (iii) the Partnership shall issue to the Company a number of Common Units equal to the number of Exchanged Units surrendered pursuant to the preceding clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Shares to maintain a one-to-one ratio (or such other ratio then in effect) between the number of Common Units owned by the Company, directly or indirectly, and the number of outstanding Class A Common Shares, taking into account the issuance in the preceding clause (iii), any Stock Exchange Payment and any other action taken in connection with this Section 2.2, and (v) the Partnership shall transfer to the Exchanging Partner the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(d) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Company shall deliver to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Paired Interests not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Paired Interests subject to a Cash Exchange Notice, (ii) the Exchanging Partner shall transfer to the Company the Exchanged Units and the corresponding Class B Common Shares (it being understood that (A) the Company shall cancel the surrendered Class B Common Shares and (B) the Exchanged Units shall remain outstanding and the Company shall be treated for all purposes of this Agreement as the owner of such Exchanged Units), in each case free and clear of all liens

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and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Shares to maintain a one-to-one ratio (or such other ratio then in effect) between the number of Common Units owned by the Company, directly or indirectly, and the number of outstanding Class A Common Shares, taking into account any Stock Exchange Payment and any other action taken in connection with this Section 2.2.

(e) Upon the Exchange of all of a Partnership Unitholder’s Common Units and Restricted Common Units, such Partnership Unitholder shall cease, in accordance with the terms of the Partnership LPA, to be a Partner (as such term is defined in the Partnership LPA) of the Partnership.

SECTION 2.3 Expenses and Restrictions.

(a) Except as expressly set forth in this Agreement, the Partnership and each Exchanging Partner shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Partnership shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any Class A Common Shares are to be issued in a name other than that of the Partnership Unitholder that requested the Exchange, then such Partnership Unitholder and/or the person in whose name such shares are to be issued shall pay to the Partnership the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Partnership that such tax has been paid or is not payable.

(b) Notwithstanding anything to the contrary herein, to the extent that the Partnership is otherwise eligible for the Private Placement Safe Harbor in any taxable year, the Company and the Partnership shall use commercially reasonable efforts to restrict issuances of Common Units in an amount sufficient for the Partnership to continue to be eligible for the Private Placement Safe Harbor, and, to the extent that the Company or the Partnership determines that the Partnership does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Company or the Partnership may impose such additional restrictions on Exchanges (other than Exchanges that are Secondary Offerings) during such taxable year as the Company or the Partnership may determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that the restrictions imposed pursuant to this sentence shall not apply to any Unrestricted Exchange. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of the Partnership, such an Exchange would pose a material risk that the Partnership would be a “publicly traded partnership” under Section 7704 of the Code; provided, however, that this sentence shall not apply to prohibit a Block Transfer unless a change in applicable Law after the date of the signing of the Business Combination Agreement (as defined in the Partnership LPA) modifies the application or availability of Treasury Regulations Section 1.7704-1(e)(2).

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(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Partnership Unitholder shall not be entitled to effect an Exchange (other than an Exchange in connection with settlement of a Secondary Offering or other Block Transfer) to the extent the Company reasonably determines in good faith that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act, or any exemption from the registration requirements thereunder), or (ii) would not be permitted under any other agreements with the Company or its subsidiaries to which such Partnership Unitholder is party (including, without limitation, the Partnership LPA) or any written policies of the Company related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d) The Company may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election of exchange.

SECTION 2.4 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Common Shares or (b) any subdivision (by any share or stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Shares that is not accompanied by an identical subdivision or combination of the Common Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Partner shall be entitled to receive the amount of such security, securities or other property that such Exchanging Partner would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any share or stock split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or stock split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Common Unit.

SECTION 2.5 Class A Common Shares to be Issued.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of issuance upon an Exchange, such number of Class A Common Shares as may be issued upon any such Exchange; provided, that nothing contained herein shall be construed to preclude the Company and the Partnership from satisfying its obligations in respect of the Exchange of the Paired Interests by the sale of Class A Common Shares which are held in the treasury of the Company or are held by the Partnership or any of their subsidiaries or by the issuance/sale of purchased Class A Common Shares (which may or may not be held in the treasury of the Company or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment in accordance with the terms hereof. The Company covenants that all Class A Common Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

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(b) The Company and the Partnership shall at all times ensure that the execution and delivery of this Agreement by each of the Company and the Partnership and the consummation by each of the Company and the Partnership of the transactions contemplated hereby (including, without limitation, the issuance of the Class A Common Shares) have been duly authorized by all necessary corporate or limited liability company or partnership action, as the case may be, on the part of the Company and the Partnership, including, but not limited to, all actions necessary to ensure that the acquisition of Class A Common Shares pursuant to the transactions contemplated hereby, to the fullest extent of the PubCo Board’s power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) The Company covenants and agrees that, to the extent that a registration statement under the Securities Act is effective and available for Class A Common Shares to be issued with respect to any Exchange, shares that have been registered under the Securities Act shall be issued in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Partnership Unitholder requesting such Exchange, the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Class A Common Shares to be issued following completion of an Exchange may, in the sole discretion of the Company, be restricted and/or legended securities to the extent required under the Securities Act, the regulations promulgated thereunder or any other applicable federal or state securities laws. The Company shall use commercially reasonable efforts to list the Class A Common Shares required to be issued upon the Exchange prior to such issue upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Shares may be listed or traded at the time of such issue.

SECTION 2.6 Direct Exchange. Notwithstanding anything to the contrary in this Article II, the Company may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Paired Interests for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 2.2(a), (c) and (d)), through a direct exchange of such Paired Interests between the Exchanging Partner and the Company (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 2.6, the Company shall acquire the Exchanged Units (which shall remain outstanding) and the Company shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided, that, any such election by the Company shall not relieve the Partnership of its obligation arising with respect to such applicable Exchange Notice. The Company may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Partnership and the Exchanging Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Company at any time; provided, that any such revocation does not prejudice the

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ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Paired Interests that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.6, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Company not delivered a Direct Exchange Election Notice.

SECTION 2.7 Pubco Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “Pubco Offer”) is proposed by the Company or is proposed to the Company or its shareholders and approved by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board or the Company will undergo a Change of Control, the Partnership Unitholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Pubco Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer or Change of Control and not be effective if such Pubco Offer or Change of Control is not consummated)). In the case of a Pubco Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Partnership Unitholders to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination (but excluding, for the avoidance of doubt, the Partnership Unitholders’ rights under the Tax Receivable Agreement in determining whether such participation is on an economically equivalent basis).

(b) The Company shall send written notice to the Partnership and the Partnership Unitholders at least thirty (30) Business Days prior to the closing date of the transactions contemplated by the Pubco Offer or the Change of Control notifying them of their rights pursuant to this Section 2.7, and setting forth, in the case of a Pubco Offer, (i) a copy of the written proposal or agreement pursuant to which the Pubco Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Common Units and Restricted Common Units (if applicable), or in the case of a Change of Control, (x) a description of the event constituting the Change of Control, (y) the date of the Change of Control, and (z) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company as promptly as reasonably practicable, but in any event no less than five (5) days prior to the closing of the Pubco Offer or Change of Control.

ARTICLE III

SECTION 3.1 Additional Partnership Unitholders. To the extent a Partnership Unitholder validly transfers any or all of such holder’s Common Units to another person in a transaction in accordance with, and not in contravention of, the Partnership LPA, the Lock-Up Agreement and any other agreement or agreements with the Company or any of its subsidiaries to which a transferring Partnership Unitholder may be party, then such transferee (each, a “Permitted

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Transferee”) shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Partnership Unitholder hereunder. To the extent the Partnership issues Common Units in the future, the Partnership shall be entitled, in its sole discretion, to make any holder of such Common Units a Partnership Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

SECTION 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to the Company, to:

[•]

[•]

Attention: [•]

Email: [•]

(b)	If to the Partnership, to:

[•]

[•] Attention: [•]

Email: [•]

(c) If to any Partnership Unitholder, to the address or other contact information set forth in the records of the Partnership from time to time.

SECTION 3.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns. No Partnership Unitholder may assign its rights under this Agreement without the consent of the Company and the Partnership.

SECTION 3.5 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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SECTION 3.6 Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Company (with the approval of the majority of the disinterested members of the PubCo Board), (ii) the Partnership and (iii) Partnership Unitholders holding at least a majority of the then outstanding Common Units (excluding Common Units held by the Company); provided that, for purposes of this clause (iii), in addition to the consent required by clauses (i) and (ii), no amendment may materially, disproportionately and adversely affect the rights of a Partnership Unitholder (other than the Company and its subsidiaries) without the consent of such Partnership Unitholder (or, if there is more than one such Partnership Unitholder that is so affected, without the consent of a majority in interest of such affected Partnership Unitholders (other than the Company and its subsidiaries) in accordance with their holdings of Common Units).

SECTION 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including, without limitation, any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding, investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any

16

objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 3.9 Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

SECTION 3.10 Tax Treatment. This Agreement shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of Class B Common Shares) by a Partnership Unitholder to the Company in exchange for (i) the payment by the Company of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Partner and, if applicable, (ii) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof or communication with any Taxing Authority unless an alternate position is permitted under the Code and Treasury Regulations and the Company consents in writing to such alternate position, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, the Partnership and/or the Company shall provide the exchanging Partnership Unitholder with all reasonably

17

necessary information to enable the exchanging Partnership Unitholder to file its income Tax returns for the taxable year that includes the Exchange, including, without limitation, information with respect to assets under Section 751 of the Code (including, without limitation, relevant information regarding “unrealized receivables” or “inventory items”) and basis adjustments under Section 743(b) of the Code as soon as practicable and in all events within 60 days following the close of such taxable year (and use commercially reasonable efforts to provide estimates of such information within 90 days of the applicable Exchanges). Within thirty (30) days following the Exchange Date, the Company shall deliver a notification to the Partnership in accordance with Treasury Regulations Section 1.743-1(k)(2).

SECTION 3.11 Withholding. The Company and the Partnership shall be entitled to deduct and withhold from any payments made to a Partnership Unitholder pursuant to any Exchange consummated under this Agreement all Taxes that each of the Company and the Partnership is required to deduct and withhold with respect to such payments under the Code and any other provision of applicable law (including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Partner shall, to the extent it is legally entitled to deliver such form, deliver to the Company or the Partnership, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Company certifying as to such Exchanging Partner’s taxpayer identification number and that such Exchanging Partner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Partner is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) the Partnership shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C) setting forth the liabilities of the Partnership allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code or (ii) each of the Exchanging Partner and the Partnership shall, to the extent it is legally entitled to do so, deliver such other certificate reasonably acceptable to the Company to permit the Partnership and the Company to comply with Sections 1445 and 1446(f), and the Company or the Partnership, as and to the extent applicable, shall be permitted to deduct and withhold on the amount realized by such Exchanging Partner in respect of such Exchange if and as provided in Section 1446(f) of the Code and Treasury Regulations thereunder. The Company or the Partnership, as applicable, may at their sole discretion reduce the Class A Common Shares issued to a Partnership Unitholder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence. All amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to such Partnership Unitholder in respect of which such deduction or withholding was made.

SECTION 3.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

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SECTION 3.13 Independent Nature of the Partnership Unitholders’ Rights and Obligations. The obligations of each Partnership Unitholder hereunder are several and not joint with the obligations of any other Partnership Unitholder, and no Partnership Unitholder shall be responsible in any way for the performance of the obligations of any other Partnership Unitholder hereunder. The decision of each Partnership Unitholder to enter into this Agreement has been made by such Partnership Unitholder independently of any other Partnership Unitholder. Nothing contained herein, and no action taken by any Partnership Unitholder pursuant hereto, shall be deemed to constitute the Partnership Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Partnership Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that the Partnership Unitholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.14 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regards to its principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

[COMPANY]

By:
Name:
Dated:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

For and on behalf of ProKidney LP by its general partner, [•]

By:
Name:
Dated:
Title	Director of [•]

EXHIBIT A

EXCHANGE NOTICE

[    ]

Attention: [•]

[•] ProKidney LP

Attention: [•]

[•]

[•]

Email: [•]

Reference is hereby made to the Exchange Agreement, dated as of [•] (as amended from time to time, the “Exchange Agreement”), among [•], a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III) (the “Company”), ProKidney LP, a limited partnership organized under the laws of Ireland (together with any successor thereto, the “Partnership”), acting through its general partner [•], and the Partnership Unitholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of Paired Interests set forth below in Exchange for the Stock Exchange Payment to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

The undersigned Holder agrees and acknowledges that as set forth in the Exchange Agreement, the Class A Common Shares to be issued following completion of an Exchange may, in the sole discretion of the Company, be restricted and/or legended securities under the Securities Act, the regulations promulgated thereunder or any other applicable federal or state securities laws, which may not be sold or transferred without a registration statement filed under the Securities Act or an applicable exemption from the registration requirements thereunder.

Legal Name of Holder:

Address:

Number of Paired Interests to be Exchanged:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Exchange Notice are being transferred to the Company or the Partnership, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Company or the Partnership, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company or any director or officer of the General Partner as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company or the Partnership, as applicable, the Paired Interests subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•] (as amended from time to time, the “Exchange Agreement”), among [•], a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III) (the “Company”), ProKidney LP, a limited partnership organized under the laws of Ireland (together with any successor thereto, “Partnership”), acting through its general partner [•], and each of the Partnership Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Common Units in the Partnership. By signing and returning this Joinder Agreement to the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Partnership Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Partnership Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and by Partnership, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:
Address for Notices:

Attention:
With copies to:

Exhibit G

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE (the “Note”)

Principal Amount: Up to $[•]1

ProKidney LP, a limited partnership organized under the laws of Ireland (“Maker”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland, promises to pay to the order of [LENDER], or its registered assigns or successors in interest or order (“Payee”), the principal sum of up to [•] Dollars ($[•]) in lawful money of the United States of America, on the terms and conditions described below.

Reference is made to that certain Business Combination Agreement, dated January 18, 2022, by and between Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”) and Maker, acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “BCA,” and such underlying business combination, the “Business Combination”) and that certain Subscription Agreement (as defined in the BCA) by and between Acquiror and Payee (the “Subscription Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the BCA.

All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.

Repayment. The principal balance of this Note shall be payable in accordance with the terms of this paragraph on the earliest to occur of (i) the date on which Maker consummates the Business Combination (the “ Closing Date”) and (ii) January 17, 2023 (the “ Outside Maturity Date” and the earlier of the Closing Date or Outside Maturity Date, the “Maturity Date”).

The principal balance of this Note may be prepaid in cash at any time, at the election of Maker, prior to the Maturity Date with (unless the BCA shall have been validly terminated) the prior written consent of Acquiror. The provisions of this Section 1 and Section 13 are intended to be for the benefit of, and enforceable by, Acquiror and Acquiror shall be a third-party beneficiary of this Section 1 and Section 13.

2.	Interest. This Note shall bear interest at a rate of three percent (3%) per annum.

3.

Drawdown Requests. If requested by Maker, Payee shall fund up to [•] Dollars ($[•]) in the aggregate to support the operational financing and working capital expenditures of the Company prior to Maker’s consummation of the Business Combination. The principal of this Note may be drawn down from time to time until the Maturity Date, upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must be in multiples of not less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of all drawdowns collectively under this Note shall not exceed [•] Dollars ($[•]); provided, further, that any drawdown shall be made pro rata among each promissory note entered into by Maker in

[1]	Total amount of all promissory notes to equal $100 million.

connection with, and substantially in the form attached as Exhibit G to, the BCA. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. Except as set forth herein, no fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.

Application of Payments. All payments received by Payee pursuant to this Note shall be applied first to the payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, next to the payment of accrued and unpaid interest on the principal balance of this Note, and then to the reduction of the unpaid principal balance of this Note.

5.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)

Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)

Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(d)

Change of Control, Liquidation, Etc. Any (i) consolidation or merger of Maker with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the equity interests of Maker immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity or parent company, as applicable, immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which Maker is a party in which in excess of 50% of Maker’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of Maker’s assets, or the exclusive license of all or substantially all of Maker’s material intellectual property (each, a “Change of Control”); provided that a Change of Control shall not include the Business Combination or any transaction related thereto or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Maker or any successor, indebtedness of Maker is cancelled or converted or a combination thereof.

6.	Remedies.

(a)

Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be immediately due and payable, whereupon the unpaid principal amount of this Note and all other amounts payable hereunder, shall become immediately due and payable, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)

Upon the occurrence of an Event of Default specified in Sections 5(b), 5(c) and 5(d) hereof, the unpaid principal balance of this Note and all other amounts payable hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.

Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.

Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees, except as set forth in Section 12, that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.

No Recourse. Nothing in this Note shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Note or of any covenant, condition, stipulation, promise or agreement hereof, except as expressly set forth herein. All covenants, conditions, stipulations, promises and agreements contained in this Note shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees, except as expressly set forth herein. Notwithstanding anything that may be expressed or implied in this Note, this Note may only be enforced against the entities that are expressly identified herein as parties to this Note, and no affiliates, officers, directors, employees or other related parties of a party (the “Related Parties”) or any other person shall have any liability for any liabilities or obligations of the parties for any legal proceeding (whether in tort, contract or otherwise) for breach of this Note or in respect of any oral representations made or alleged to be made in connection herewith. No party shall have any right of recovery in respect hereof against any Related Party of a party and no personal liability shall attach to any Related Party of a party through such party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any legal requirement or otherwise. The provisions of this Section 9 are intended to be for the benefit of, and enforceable by the Related Parties of the parties and each such person shall be a third-party beneficiary of this Section 9. This Section 9 shall be binding on all successors and assigns of parties.

10.

Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery, if sent by an overnight courier service or five (5) days after mailing, if sent by mail.

11.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

12.

Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.

Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the prior written consent of Maker and Payee (provided that any amendment to, or waiver of, Section 1 hereof, shall also require the prior written consent of the Acquiror).

14.

Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that the foregoing shall not apply to an affiliate of Payee who agrees to be bound to the terms of this Note; provided, further, that this Note, including the outstanding principal and interest, may be assigned in full or in part to Acquiror without the prior written consent of Maker in full or partial satisfaction of Payee’s obligations under the Subscription Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

For and on behalf of
PROKIDNEY LP by its general partner
PROKIDNEY GP LIMITED acting by its lawfully appointed attorney

By:
Name:
Title:

Accepted and agreed this [•] day of [•], 2022:

[LENDER]

By:
Name:
Title:

[Signature Page to Promissory Note]

Exhibit H

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among [•], a Cayman Islands exempted company limited by shares (the “Company”) (formerly known as Social Capital Suvretta Holdings Corp. III), SCS Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), certain holders of partnership interests in ProKidney LP, a limited partnership organized under the laws of Ireland (“ProKidney”), as set forth on Schedule 1 hereto (such stockholders, the “ProKidney Holders”), Marc Semigran and Uma Sinha (together with Marc Semigran, the “Director Holders”), Sukumar Nagendran and David Spiegel (together with Sukumar Nagendran, the “Advisor Holders”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the ProKidney Holders, the Director Holders, the Advisor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and Marc Semigran are party to that certain Registration Rights Agreement, dated as of June 29, 2021 (the “Original RRA”);

WHEREAS, the Company and Uma Sinha are party to that certain Director Restricted Stock Unit Agreement, dated as of September 24, 2021, pursuant to which Dr. Sinha received a grant of 30,000 restricted stock units (“RSUs”) of the Company;

WHEREAS, the Company and Sukumar Nagendran are party to that certain Advisor Restricted Stock Unit Agreement, dated as of August 20, 2021, pursuant to which Mr. Nagendran received a grant of 10,000 RSUs of the Company;

WHEREAS, the Company and David Spiegel are party to that certain Advisor Restricted Stock Unit Agreement, dated as of August 27, 2021, pursuant to which Mr. Spiegel received a grant of 10,000 RSUs of the Company;

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of January 18, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between the Company and ProKidney;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the ProKidney Holders received New Company Common Units and Class B Common Stock;

WHEREAS, the New Company Common Units are exchangeable for shares of Class A Common Stock pursuant to the Exchange Agreement;

WHEREAS, on the date hereof, the Investor Stockholders purchased an aggregate of [•] shares of Class A Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, entered into by and between the Company and each of the Investor Stockholders, dated as of [•], 2022[, and certain additional Subscription Agreements, entered into on a subsequent date, as the case may be] (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and Marc Semigran are Holders (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company, the Sponsor and Marc Semigran desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Advisor Holders” shall have the meaning given in the Preamble hereto.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

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“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” means the Class A ordinary shares, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B ordinary shares, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Agreement” shall have the meaning given in the Business Combination Agreement.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

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“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.

“New Company Common Units” shall have the meaning given in the Business Combination Agreement.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“ProKidney” shall have the meaning given in the Preamble hereto.

“ProKidney Holders” shall have the meaning given in the Preamble hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock (including shares of Class A Common Stock issued or issuable upon the exercise or settlement of warrants, RSUs or any other equity security) held by a Holder immediately following the Closing (including any Investor Shares); (b) any shares of Class A Common Stock issued or issuable pursuant to the Exchange Agreement; (c) any Additional Holder Common Stock; (d) any shares of Class A Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144), (ii) held by an “affiliate” (as defined in Rule 144) of the Company or (iii) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale); and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred

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to a Person other than an affiliate of such Holder, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than three percent (3%) of the outstanding shares of Class A Common Stock in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company, retained by the Company and any other persons, including special experts, incurred in connection with such Registration;

(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G) the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

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(H) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“RSUs” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“ProKidney Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional

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registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a ProKidney Holder, an Investor Stockholder, a Director Holder or an Advisor Holder, shall use commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each ProKidney Holder, each Investor Stockholder, each Director Holder and each Advisor Holder; provided, further, that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a ProKidney Holder (any of the Sponsor, an Investor Stockholder or a ProKidney Holder being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be

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unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Stockholder and a ProKidney Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and the shares of Class A Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by Company or by other holders of Class A Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a ProKidney Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the ProKidney Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Investor Stockholder or a ProKidney Holder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such ProKidney Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other

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Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible, into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than two (2) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than one (1) day) as may be agreed by holders of at least 25% of the outstanding Registrable Securities) after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the shares of Class A Common Stock or other equity securities, if any, of other persons or entities (other than the Holders of Registrable Securities hereunder) that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

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(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade), each participating Holder and each other Holder who, together with its affiliates, beneficially owns greater than five percent (5%) of the outstanding shares of Class A Common Stock in the aggregate, agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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2.4 Block Trades.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or the issuance of a press release by the applicable Demanding Holder or by the Company with respect thereto, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades per year pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

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3.1.2 without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;

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3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders and (C) deliver such documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

3.1.14 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

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3.1.17 cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.18 file the applicable Registration Statement with FINRA within three (3) Business Days of the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and

3.1.19 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control after the exercise by the Company of reasonable best efforts, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and as a result it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than ninety (90) consecutive calendar days, or for more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days of the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except

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insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (1) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (2) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (3) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate

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due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other

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liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and, (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], [•], Attn: Investor Relations, email: [•], with a copy, which shall not constitute notice, to [•], [•], Attn: General Counsel, email: [•]; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective upon delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the ProKidney Holders, the Investor Stockholders, the Director Holders, the Advisor Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the ProKidney Holders shall be permitted to transfer its rights hereunder as the ProKidney Holders to one or more affiliates or any direct or indirect partners, members or equity

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holders of such ProKidney Holder (it being understood that no such transfer shall reduce any rights of such ProKidney Holder or such transferees), (y) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

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5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each ProKidney Holder so long as such ProKidney Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

5.7 Other Registration Rights. Other than as provided in the Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, (b) an Investor Stockholder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Stockholder, and (c) a ProKidney Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common

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Stock, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such ProKidney Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each of the Sponsor, each ProKidney Holder and each Investor Stockholder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock), the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to

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prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

5.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: [•]

By:
Name:
Title:

HOLDER:

SCS Sponsor III LLC

By:
Name: Chamath Palihapitiya
Title: Chief Executive Officer

HOLDER: [•]

By:
Name:
Title:

Schedule 1

ProKidney Holders

1.	Tolerantia, LLC

2.	Control Empresarial de Capitales, S.A. de C.V.

3.	PMEL Post-Combination Unitholders

Schedule 2

Investor Stockholders

1.	SC Master Holdings, LLC

2.	Averill Master Fund, Ltd.

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among [•], a Cayman Islands exempted company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [________].]

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[•]

By:
Name:
Its:

Exhibit I

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2022, by and between [•], a Cayman Islands exempted company limited by shares (the “Company”) (formerly known as Social Capital Suvretta Holdings Corp. III), and each of SCS Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), the Persons set forth on Schedule 1 hereto (the “Sponsor Key Holders”) and certain equityholders of ProKidney LP, a limited partnership organized under the laws of Ireland (“ProKidney”), set forth on Schedule 2 hereto (such equityholders, the “ProKidney Holders”). The Sponsor, the Sponsor Key Holders, the ProKidney Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of January 18, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between the Company and ProKidney; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Earn-Out Shares” shall mean the shares of Acquiror Common Stock or New Company Common Units, if any, issued pursuant to Section 2.5 of the Business Combination Agreement.

(b) “Lock-Up Period” shall mean, except with respect to the Earn-Out Shares, the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (A) in the case of the Private Placement Shares (as defined in the Insider Letters (as defined below)), the last day of the Private Placement Shares Lock-Up Period (as defined in the Insider Letters) and (B) in the case of Lock-Up Shares other than the Private Placement Shares, (I) for 33% of the Lock-Up Shares (other than the Private Placement Shares and the Earn-Out Shares) held by the Holders and their respective Permitted Transferees, the date on which the last reported sale price of Acquiror Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date and (II) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares and the Earn-Out Shares) held by the

Holders and their respective Permitted Transferees (i.e., clauses (I) plus (II) totaling an aggregate of 83% of the Lock-Up Shares (other than the Private Placement Shares and the Earn-Out Shares) held by the Holders and their respective Permitted Transferees), the date on which the last reported sale price of Acquiror Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date; provided, that, notwithstanding anything to the contrary in the foregoing, in the case of any Lock-Up Shares held by a ProKidney Holder or an affiliate of a ProKidney Holder, solely with respect to fifty percent (50%) of such ProKidney Holder or such affiliate’s Lock-Up Shares, the earlier of (i) four (4) years following the Closing Date and (ii) the date that the Company shall have received notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (it being understood and agreed that, with respect to this proviso, such number of Lock-Up Shares shall be based solely on the calculation of such holder’s Lock-Up Shares as of the Closing Date and such Lock-Up Period shall not in any case end earlier than 180 days after the Closing Date). With respect to each Earn-Out Share, the “Lock-Up Period” shall mean the period beginning on the date on which such Earn-Out Share is issued in accordance with the Business Combination Agreement (if any) and ending 180 days after such date; provided, that, in the case of any Earn-Out Shares held by a ProKidney Holder or an affiliate of a ProKidney Holder, solely with respect to fifty percent (50%) of such ProKidney Holder or such affiliate’s Earn-Out Shares, the earlier of (i) four (4) years following the Closing Date and (ii) the date that the Company shall have received notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (it being understood and agreed that, with respect to this proviso, such Lock-Up Period shall not in any case end earlier than 180 days after the date on which such Earn-Out Shares are issued in accordance with the Business Combination Agreement).

(c) “Lock-Up Shares” shall mean with respect to (i) Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the shares of Acquiror Common Stock held by the such Person immediately following the Closing (other than the PIPE Shares or shares of Acquiror Common Stock acquired in the public market) and (ii) the ProKidney Holders and their respective Permitted Transferees, (A) the shares of Acquiror Common Stock, New Company Common Units and other equity interests (including profits interests) of ProKidney held by such Person immediately following the Closing, including any PIPE Shares, but excluding any shares of Acquiror Common Stock acquired in the public market, (B) shares of Acquiror Common Stock, New Company Common Units or other equity interests of ProKidney issued upon settlement or exercise of profits interests, restricted stock units, stock options or other equity awards of the Company, ProKidney or their respective subsidiaries outstanding as of immediately following the Closing and (C) the Earn-Out Shares.

(d) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(e) “PIPE Shares” shall mean shares of Acquiror Common Stock purchased in the PIPE Investment.

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(f) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period with respect to such Lock-Up Shares.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) the Company’s or ProKidney’s officers or directors, (B) any affiliates or family members of the Company’s or ProKidney’s officers or directors, (C) any direct or indirect partners, members or equity holders of the Sponsor or Sponsor Key Holders, any affiliates of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates, or (D) the ProKidney Holders or any direct or indirect partners, members or equity holders of the ProKidney Holders, any affiliates of the ProKidney Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equityholders of such Holder by virtue of the Sponsor’s organizational documents, as amended; (vii) in connection with a pledge of shares of Acquiror Class A Common Stock, shares of Acquiror Class B Common Stock or New Company Common Units, or any other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, shares of Acquiror Class B Common Stock or New Company Common Units, to a financial institution, including the enforcement of any such pledge by a financial institution; (viii) to the Company or ProKidney; (ix) as forfeitures of shares of Acquiror Common Stock pursuant to a “net” or “cashless” exercise of stock options; (x) as forfeitures of shares of Acquiror Common Stock or New Company Common Units to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; (xii) pursuant to an exchange of New Company Common Units

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for shares of Acquiror Common Stock pursuant to the Exchange Agreement (provided, that any shares of Acquiror Common Stock for which New Company Common Units are exchanged pursuant to this clause (xii) shall continue to be Lock-Up Shares for the duration of the applicable Lock-Up Period); or (xiii) in connection with any legal, regulatory or other order; provided, however, that in the case of clauses (i) through (vi), such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2.

(c) In order to enforce this Section 2, the Company and ProKidney may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company or equityholder of ProKidney, as applicable, with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holder is entitled to vote.

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole Lock-Up Share equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing; provided that, the foregoing shall not be applicable with respect to a release or waiver of any Holder that holds less than an aggregate of 100,000 New Company Common Units.

(f) The lock-up provisions in this Section 2 shall supersede the lock-up provisions contained in Sections 7(a) and 7(b) of that certain letter agreement dated as of June 29, 2021 and that certain letter agreement dated as of September 24, 2021, in each case by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors (collectively, the “Insider Letters”) and which provisions in Sections 7(a) and 7(b) of the Insider Letters shall be of no further force or effect.

3. Miscellaneous.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

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(b) Consent to Jurisdiction and Service of Process. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).

(d) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

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(e) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(f) Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors of the Company and (ii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately than any other Holder by such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other

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nationally recognized overnight delivery service, addressed, if to the Company, to: [•], [•], Attn: Investor Relations, email: [•], with a copy, which shall not constitute notice, to [•], [•], Attn: General Counsel, email: [•]; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k) Several Liability: The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l) Counterparts. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail or otherwise by electronic transmission evidencing an intent to sign this Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

COMPANY:

[•]

By:
Name:
Title:

HOLDER:

SCS Sponsor III LLC

By:
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

HOLDER:

Uma Sinha

HOLDER:

Marc Semigran

[Signature Page to Lock-Up Agreement]

HOLDER:

[NAME]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE 1

SPONSOR KEY HOLDERS

1.	Uma Sinha

2.	Marc Semigran

SCHEDULE 2

PROKIDNEY HOLDERS

1.	Tolerantia, LLC

2.	Control Empresarial de Capitales, S.A. de C.V.

3.	ProKidney Management Equity LLC

4.	Pablo Legorreta

5.	Tim Bertram

6.	James Coulston

7.	Deepak Jain

8.	Ashley Johns

9.	Joe Stavas

10.	Gail Ward

11.	Darin Weber

12.	William Doyle

13.	Alan Lotvin

14.	Brian Pereira

15.	DEKA Research & Development Corp.

16.	Any other Closing Company Unitholders not otherwise identified herein